                                             As filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-57609
PROSPECTUS
                                  $88,000,000

                               GROVE HOLDINGS LLC
                          GROVE HOLDINGS CAPITAL, INC.

                            OFFER TO EXCHANGE THEIR
    11 5/8% SENIOR DISCOUNT DEBENTURES DUE 2009, WHICH HAVE BEEN REGISTERED
         UNDER THE SECURITIES ACT, FOR ANY AND ALL OF THEIR OUTSTANDING
                  11 5/8% SENIOR DISCOUNT DEBENTURES DUE 2009

       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON NOVEMBER 19, 1998, UNLESS EXTENDED

    Grove Holdings LLC, a Delaware limited liability company ("Holdings"), and Grove Holdings Capital, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings ("Grove Holdings Capital" and, together with Holdings, the "Issuers"), hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer") up to $88,000,000 aggregate principal amount at maturity of their 11 5/8% Senior Discount Debentures Due 2009 (the "Exchange Debentures") for a like principal amount of their outstanding 11 5/8% Senior Discount Debentures Due 2009 that were issued and sold in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act") (the "Senior Discount Debentures" and, together with the Exchange Debentures, the "Debentures").

    The terms of the Exchange Debentures will be the same in all material respects (including principal amount, interest rate, maturity and ranking) as the terms of the Senior Discount Debentures for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Debentures have been registered under the Securities Act, and therefore will not be subject to certain restrictions on transfer applicable to the Senior Discount Debentures and will not be entitled to registration rights except under certain limited circumstances. The Exchange Debentures will be issued under the Indenture (as defined on page 3) governing the Senior Discount Debentures. The Senior Discount Debentures are, and the Exchange Debentures will be, general unsecured obligations of the Issuers, will rank equal in right of payment to all existing and future senior indebtedness of the Issuers and will be senior in right of payment to all subordinated indebtedness of the Issuers. As indebtedness of the Issuers, however, the Debentures will be effectively subordinated to all liabilities of Grove Worldwide LLC (the "Company" or "Grove") and its other subsidiaries. As of August 29, 1998, the Debentures were subordinated to approximately $685.9 million of liabilities of Grove and its other subsidiaries. As of August 29, 1998, Holdings had no senior indebtedness (other than the Debentures) and no subordinated indebtedness outstanding.

    The Senior Discount Debentures were originally issued and sold on April 29, 1998 in a transaction not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A of the Securities Act (the "Initial Offering"). Accordingly, the Senior Discount Debentures may not be reoffered, resold or otherwise pledged, hypothecated or transferred in

                                                        (CONTINUED ON NEXT PAGE)
                            ------------------------
SEE "RISK FACTORS" BEGINNING ON PAGE 21 FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE EXCHANGE DEBENTURES.
                             ---------------------

  THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS OCTOBER 20, 1998.

(CONTINUED FROM COVER)

the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon interpretations provided to third parties by the Staff (the "Staff") of the Securities and Exchange Commission (the "Commission"), the Issuers believe that the Exchange Debentures issued pursuant to the Exchange Offer in exchange for the Senior Discount Debentures may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of the Securities Act (an "Affiliate") or (ii) a broker-dealer that purchases Debentures from the Issuers to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Debentures are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Debentures and neither such holder nor any other such person is engaging in or intends to engage in a distribution of such Exchange Debentures. Each Affiliate that receives the Exchange Debentures must comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. In addition, each broker-dealer that receives Exchange Debentures for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act, and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Debentures received in exchange for Senior Discount Debentures where such Senior Discount Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of one year after the Expiration Date (as defined below), they will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Exchange Debentures constitute new issues of securities with no established public trading market. The Issuers do not intend to apply for listing of the Exchange Debentures on any national securities exchange or for their quotation through the Nasdaq Stock Market, Inc. Therefore, there can be no assurance as to the development or liquidity of any trading market for the Exchange Debentures. Any Senior Discount Debentures not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Senior Discount Debentures are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Senior Discount Debentures could be adversely affected. Following consummation of the Exchange Offer, the holders of Senior Discount Debentures will continue to be subject to the existing restrictions on transfer thereof and Holdings will have no further obligation to register such Senior Discount Debentures under the Securities Act except under certain limited circumstances. See "Description of Debentures--Registration Rights; Liquidated Damages."

    The Senior Discount Debentures currently trade in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following commencement of the Exchange Offer but prior to its consummation, the Senior Discount Debentures may continue to be traded in the PORTAL market. Following consummation of the Exchange Offer, the Exchange Debentures will not be eligible for PORTAL trading.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Discount Debentures being tendered or accepted for exchange. The Exchange Offer will expire at 5:00 p.m., New York City time, on November 19, 1998, unless extended (the "Expiration Date"). The date of acceptance for exchange of the Senior Discount Debentures ( the "Exchange Date") will be the Expiration Date, upon surrender of the Senior Discount Debentures tendered. Senior Discount Debentures tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

    The Issuers will not receive any proceeds from this Exchange Offer and no underwriter is being utilized in connection with this Exchange Offer.

                             AVAILABLE INFORMATION

    Upon the effectiveness of this Registration Statement, the Issuers will become subject to the periodic reporting and to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, Holdings will file reports, proxy statements and other information with the Commission. Reports, proxy and information statements and other information filed by Holdings may be inspected and copied at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    No separate financial statements of Grove Holdings Capital are included herein. Holdings believes that providing separate financial statements and other disclosures concerning Grove Holdings Capital would not be material to holders of the Exchange Debentures. As of June 27, 1998 (the latest date for which financial statements are included in this Prospectus), Grove Holdings Capital had no assets, liabilities or operations.

    Holdings is required by the terms of the Indenture dated as of April 29, 1998, by and among the Issuers and the United States Trust Company of New York (the "Trustee"), under which the Senior Discount Debentures were issued and under which the Exchange Debentures are to be issued (the "Indenture"), to furnish to holders of the Debentures (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holdings were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Holdings and its consolidated subsidiaries and, with respect to the annual information only, a report thereon by the Holdings' certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Holdings were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, (i) at all times the Commission does not accept the filings provided for in the preceding sentence or (ii) such filings provided for in the preceding sentence do not contain the information required to be delivered upon request pursuant to Rule 144A(d)(4) under the Securities Act, then, in each case, the Company has agreed that, for so long as any Debentures remain outstanding, it will furnish to the holders of the Debentures and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

    This Prospectus constitutes a part of a registration statement on Form S-4 (the "Registration Statement") filed by the Issuers with the Commission under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Issuers and the Exchange Debentures. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

               SPECIAL NOTE REGARDING FORWARD--LOOKING STATEMENTS

    Certain statements under "Prospectus Summary," "Risk Factors," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus constitute "forward-looking statements." Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "anticipates," "expects," "estimates," "intends," "plans," "projects," and "outlook") are not historical facts and may be forward-looking. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, cost savings, performance or achievements of Holdings, or industry results, to be materially different from any future results, levels of activity, cost savings, performance or achievements expressed or implied by such forward-looking statements, and accordingly, such statements should be read in conjunction with and are qualified in their entirety by reference to, such risks, uncertainties and other factors, which are discussed throughout this Prospectus. Such factors include, among others, the following: (i) substantial leverage and ability to service debt; (ii) changing market trends in the mobile hydraulic crane, aerial work platform and truck-mounted crane industries; (iii) general economic and business conditions including a prolonged or substantial recession; (iv) the ability of the Company to implement its business strategy and maintain and enhance its competitive strengths; (v) the ability of the Company to implement the Operations Improvement Program (as defined); (vi) the ability of Holdings to obtain financing for general corporate purposes; (vii) competition; (viii) availability of key personnel; (ix) industry overcapacity; and (x) changes in, or the failure to comply with, government regulations. See "Risk Factors." As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity and achievements, and neither Holdings nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. Any forward-looking statements contained herein speak solely as of the date on which such statements are made, and Holdings undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND COMBINED FINANCIAL STATEMENTS OF THE GROVE COMPANIES, THE PREDECESSOR TO HOLDINGS AND THE CONDENSED FINANCIAL STATEMENTS OF HOLDINGS, INCLUDING THE NOTES THERETO (THE "FINANCIAL STATEMENTS"), INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE NOTED, THE "COMPANY" OR "GROVE" REFERS TO GROVE WORLDWIDE LLC AND ITS SUBSIDIARIES AND INCLUDES THE ACQUIRED BUSINESS (AS DEFINED). THE COMPANY'S FISCAL YEAR ENDS ON THE SATURDAY CLOSEST TO THE LAST DAY OF SEPTEMBER. REFERENCES TO FISCAL 1993, FISCAL 1994, FISCAL 1995, FISCAL 1996 AND FISCAL 1997 REFER TO THE FISCAL YEARS ENDED OCTOBER 2, 1993, OCTOBER 1, 1994, SEPTEMBER 30, 1995, SEPTEMBER 28, 1996 AND SEPTEMBER 27, 1997, RESPECTIVELY. REFERENCES TO HISTORICAL FINANCIAL INFORMATION ARE TO THE HISTORICAL COMBINED FINANCIAL RESULTS OF THE ACQUIRED BUSINESS. SEE "THE TRANSACTIONS--THE ACQUISITION." THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INHERENTLY INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING THOSE SET FORTH UNDER "THE COMPANY--BUSINESS STRATEGY" AND "RISK FACTORS." CERTAIN MARKET DATA USED IN THIS PROSPECTUS REFLECT MANAGEMENT ESTIMATES. PROSPECTIVE INVESTORS ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.

                                    HOLDINGS

    Membership interests of the Company and capital stock of Grove Holdings Capital account for all of Holdings' assets. Holdings conducts all of its business through the Company.

                                  THE COMPANY

    Grove Worldwide is a leading international designer, manufacturer and marketer of a comprehensive line of mobile hydraulic cranes, aerial work platforms and truck-mounted cranes. In North America, Grove Crane, the Company's largest operating division, has a number one market position and a 43% market share. The Company's products are used in a wide variety of applications by commercial and residential building contractors, as well as by industrial, municipal and military end-users. The Company's products are marketed to independent equipment rental companies and directly to end-users under three widely recognized brand names--GROVE CRANE, GROVE MANLIFT and NATIONAL CRANE. The Company believes it has achieved a leading position in each of its principal markets due to its: (i) strong brand name and reputation for quality products;
(ii) superior customer service; (iii) established network of distributors; (iv) broad product line; and (v) commitment to superior engineering design and product innovation.

    The Company's products are sold in over 50 countries primarily through an established, global network of approximately 240 independent distributors. The Company's major markets are North America (67% of fiscal 1997 new equipment sales), Europe (19% of fiscal 1997 new equipment sales), Africa and the Middle East (4% of fiscal 1997 new equipment sales), Asia (7% of fiscal 1997 new equipment sales) and Latin America (3% of fiscal 1997 new equipment sales). The Company markets its products through three operating divisions:

- GROVE CRANE (approximately 69% of fiscal 1997 net sales) designs and manufactures over 40 models of mobile hydraulic cranes. The Company's mobile hydraulic cranes, which are used primarily in industrial, commercial and public works construction, are capable of reaching maximum heights of 372 feet and lifting up to 300 tons. From fiscal 1993 to fiscal 1997, Grove Crane's net sales (including acquisitions) increased from $290 million to $587 million, representing a compound annual growth rate ("CAGR") of 19.4%.

- GROVE MANLIFT (approximately 23% of fiscal 1997 net sales) designs and manufactures over 60 models of aerial work platforms. The Company's aerial work platforms, which are used primarily in industrial, commercial and construction applications, are capable of lifting people to maximum working heights ranging from 19 to 131 feet. Aerial work platforms elevate workers and their materials more safely, quickly and easily than alternative methods such as scaffolding and ladders. From fiscal 1993 to fiscal 1997, Grove Manlift's net sales (including acquisitions) increased from $57 million to $199 million, representing a CAGR of 36.8%.

- NATIONAL CRANE (approximately 8% of fiscal 1997 net sales) designs and manufactures over 14 models of telescoping and 14 models of articulating truck-mounted cranes. The Company's telescoping and articulating cranes, which are used primarily in industrial, commercial, public works and construction applications, are capable of reaching maximum heights of 166 feet and lifting up to 36 tons. Telescoping and articulating cranes are mounted on a standard truck chassis or on a pedestal at a fixed location. From fiscal 1993 to fiscal 1997, National Crane's net sales increased from $40 million to $71 million, representing a CAGR of 15.4%.

COMPETITIVE STRENGTHS

    The Company believes that it benefits from the following competitive strengths:

- LEADING MARKET POSITIONS. The Company believes that its three operating divisions have established a leading position in each of their principal markets.

DIVISION              PRODUCTS                       PRINCIPAL MARKETS        MARKET POSITION(1)       MARKET SHARE(1)
--------------------  --------------------------  ------------------------  -----------------------  -------------------
Grove Crane           Mobile Hydraulic Cranes     North America                            1                    43%(2)
                                                                                           2                    14%
                                                  Europe (excluding
                                                  Russia)

Grove Manlift         Aerial Work Platforms       North America                            3                    10%
                                                                                           3                    16%
                                                  Europe (excluding
                                                  Russia)

National Crane        Truck-Mounted Cranes:
                                                                                           1                    43%
                      Telescoping                 North America
                                                                                           4                    13%(3)
                      Articulating                North America

- STRONG BRAND NAME AND REPUTATION FOR QUALITY PRODUCTS. The Company has created significant brand equity as a result of its innovative designs, quality products and product reliability. With over 100,000 units sold during the past 50 years, the Company believes that it currently has one of the industry's largest installed bases of cranes and aerial work platforms. The quality of the Company's products and the value of its brand name are reflected in the North American marketplace, where the Company believes that its cranes generally command premium prices and have higher residual values than comparable products manufactured by its competitors. For example, Grove Crane's products typically have residual values in excess of 50% of their original cost after five years, which management believes is significantly greater than the average residual value of its competitors' products.

- SUPERIOR CUSTOMER SERVICE. The Company is committed to providing superior training, sales and service support to its distributors and end-users as a standard part of its sales and marketing effort. Management believes that no other major competitor matches the extent and quality of its customer support services and that such services significantly contribute to the Company's ability to charge premium prices for its products. In addition, the Company has focused on providing ready availability of service parts. For example, in fiscal 1997, the Company shipped over 80% of its replacement parts worldwide within 24 hours after receipt of an order. After-market sales for parts and services accounted for 12% of the

------------------------------

(1) All market share data are based on units shipped during fiscal 1997, except for data on Grove Manlift's share of the North American and European aerial work platform markets, which are based on fiscal 1997 revenues. With respect to aerial work platforms, management believes that because the Company primarily competes in the North American and European markets for larger, high-end aerial work platforms, comparisons based on revenues are more appropriate. Market data were derived from management estimates including management assumptions regarding unit price.

(2) Does not include industrial cranes.

(3) In the United States, the Company has a number three market position and a 17% market share. National Crane has a nominal presence in the Canadian market for articulating cranes.

  Company's net sales and 26% of gross profits in fiscal 1997. Such sales typically have higher gross margins and are less cyclical than new equipment sales.

- ESTABLISHED NETWORK OF DISTRIBUTORS. The Company benefits from an established base of approximately 240 independent distributors located in 50 countries around the world. Over two-thirds of Grove Crane's North American distributors have sold the Company's products for over 10 years. The Company believes that, in many cases, its products represent an important portion of its distributors' business. Many of these distributors also represent Caterpillar Inc. or Komatsu Ltd. and, as such, are considered among the best-capitalized in the industry. Management believes that the strength of its distributor network is an important competitive advantage. For example, within twelve months after acquiring the mobile hydraulic crane business of Fried Krupp AG Hoesch-Krupp ("Krupp") in August 1995, the Company leveraged Grove's brand name and distribution network to increase annual sales in the United States of the cranes, formerly manufactured by Krupp, by 100% from approximately 40 units in 1995 to approximately 80 units in 1996.

- BROAD PRODUCT LINE. The Company believes it has the broadest product line in the industry, with 10 product categories and over 120 models offered by its three operating divisions. Management believes the breadth of the Company's product offerings enables it to more effectively serve the equipment rental market, which management estimates represents approximately 80% of the Company's net sales. The Company's broad product line allows it to satisfy the rental market's demand for models addressing specific end-user needs, while also providing customers the opportunity to save on support, maintenance and training costs by purchasing from a single manufacturer.

BUSINESS STRATEGY

    As a result of the Acquisition (as defined), the Company is operated on a stand-alone basis rather than as part of a larger diversified enterprise. The Company's management team expects to capitalize on the experience and expertise of new senior management as it implements the Operations Improvement Program in cooperation with the George Group Inc. ("George Group"), an acquisition and management consulting firm that applies strategic and operations management expertise to manufacturing businesses. Management is led by Salvatore J. Bonanno who joined the Company in March 1998 from Foamex International Inc., where he led an organizational restructuring designed to reduce manufacturing and overhead costs. The Company will implement the Operations Improvement Program and the other key elements of the Company's business strategy described below in order to reach its objective of increased net sales and EBITDA.

- OPERATIONS IMPROVEMENT PROGRAM. The Company, in cooperation with the George Group, has developed a comprehensive program (the "Operations Improvement Program") which it believes will enable the Company to reduce its annual costs by approximately $35 million to $50 million and achieve significant working capital efficiencies by fiscal 2001. The Operations Improvement Program is intended to improve the Company's operating efficiency and margins by: (i) rationalizing product lines; (ii) reducing manufacturing costs; and (iii) reducing selling, general and administrative expenses. In addition, the Company believes the Operations Improvement Program should enable it to reduce its working capital requirements by decreasing inventory levels by approximately $40 million to $50 million.

- CONTINUE TO PROVIDE SUPERIOR PRODUCTS. The Company has maintained a commitment to superior engineering design and technological innovation. The Company believes that it has the most extensive engineering capability in the crane industry, with a dedicated engineering group focusing on developing innovative, high performance, low maintenance products that satisfy the demands of its customers. Together with the Company's manufacturing and marketing staff, these engineers seek to utilize new technologies and effectively introduce new products. For example, the Company has introduced lighter booms with greater lifting capacity, electronic controls that facilitate operations and product features that enhance safety and increase versatility. The Company believes that the greater sophistication of its products contributes to its ability to sustain higher residual values. The Company intends to intensify its efforts to design products that meet evolving customer needs while reducing manufacturing costs and the period from product conception to introduction.

- EXPAND EXISTING INTERNATIONAL BUSINESS. The Company intends to leverage its significant brand equity and strong distribution network to opportunistically expand its existing international business. As an industry leader, the Company believes it is well-positioned to increase sales internationally as infrastructure development in existing and emerging markets stimulates demand for cranes and aerial work platforms. In 1995, the Company expanded its product offerings and strengthened its manufacturing and distribution presence in Europe by acquiring the mobile hydraulic crane business of Krupp in Germany and the aerial work platform business of Delta Systemes SA ("Delta") in France. In addition, all of the Company's manufacturing facilities have received ISO 9001 certifications, which enhances the Company's international marketing efforts.

- CAPITALIZE ON THE GROWTH OF THE WORLDWIDE AERIAL WORK PLATFORM MARKET. The Company seeks to capitalize on the increasing recognition by end-users worldwide that aerial work platforms are economical and safe alternatives to scaffolding and ladders. The North American aerial work platform industry experienced a CAGR in total unit shipments from 1992 to 1997 of 32%. In 1997, approximately 41,000 aerial work platforms were shipped in North America while only 13,000 units were shipped in markets outside of North America. The Company expects to generate increased sales of aerial work platforms in international markets as international end-users recognize the productivity and safety advantages of aerial work platforms.

THE OPERATIONS IMPROVEMENT PROGRAM

    The Company, in cooperation with George Group, has developed a comprehensive program which it believes will enable it to reduce its annual costs by approximately $35 million to $50 million and achieve significant working capital efficiencies by fiscal 2001. The Operations Improvement Program is intended to improve the Company's operating efficiency and its margins by: (i) rationalizing product lines; (ii) reducing manufacturing costs; and (iii) reducing selling, general and administrative expenses. In addition, the Company believes the Operations Improvement Program should enable it to reduce its working capital requirements by decreasing inventory levels by approximately $40 million to $50 million. It is expected that these cost savings will be offset by non-recurring costs of up to approximately $25 million associated with the implementation of the Operations Improvement Program, plus consulting fees payable to George Group. Estimates of potential cost savings and implementation costs are inherently uncertain and the description of the Operations Improvement Program should be read in conjunction with "Special Note Regarding Forward Looking Statements" and "Risk Factors--Realization of Benefits of Operations Improvement Program." The key components of the Operations Improvement Program are as follows:

    RATIONALIZE PRODUCT LINES. The Company expects to implement a product line rationalization program which will position it to reduce both operating costs and working capital requirements without diminishing the advantages derived from its broad product line. The Company will monitor product line data to enable it to simplify its engineering processes by reducing the number of models and manufacturing components, standardizing options and using platform design concepts. The Company believes this program will enable it to eliminate certain models that have low demand, low margins or features and capabilities that are redundant with other models. The product line rationalization program will identify key product requirements by different customer groups within each of the market segments which the Company serves. Such information will be used to define a more focused product portfolio which, when compared to the existing product lines, will help the Company identify opportunities to reduce components, standardize features and eliminate models. Management believes that these actions will (i) reduce inventory, (ii) increase labor productivity, (iii) improve purchasing leverage and (iv) help reduce selling, general and administrative expenses without negatively impacting revenue.

    REDUCE MANUFACTURING COSTS. Management intends to reduce the annual costs of goods sold by approximately $25 million to $30 million by fiscal 2001 by rationalizing its product line and undertaking the following initiatives to improve the Company's manufacturing process:

- Accelerate the recently initiated Design for Manufacturing and Assembly ("DFMA") program and continue to implement value analysis programs. These established techniques are designed to lower material and labor costs by redesigning products, incorporating more standardized components and allowing a simplified fabrication and assembly process. Initial efforts during fiscal 1997 resulted in a 28% reduction in labor costs for a test model.

- Consolidate sourcing by using fewer suppliers to fulfill the Company's global requirements. As a result of its product rationalization and DFMA programs, the Company expects to purchase a greater volume of fewer components, enabling it to significantly reduce its vendor base and benefit from increased sourcing leverage.

- Implement other procedures to reduce manufacturing costs, including: (i) improving planning and scheduling by introducing continuous flow manufacturing principles and integrating the Company's new management information system;
  (ii) improving product flow and reducing cycle time in order to increase manufacturing flexibility and capacity; and (iii) shifting the production of certain models and components to facilities where they can be more efficiently produced.

    REDUCE SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Management believes it can reduce annual selling, general and administrative expenses by approximately $10 million to $20 million by fiscal 2001 by reducing redundant functions across facilities, utilizing the Company's new management information system and streamlining existing business processes, including redesigning sales and administrative functions. See "Business--Management Information Systems."

    REDUCE WORKING CAPITAL REQUIREMENTS. Management believes the Operations Improvement Program will enable the Company to reduce its working capital requirements by reducing inventory levels by approximately $40 million to $50 million. The Company expects to reduce its inventory levels primarily as a result of: (i) improved manufacturing processes; (ii) the shifting of production of certain models and components to facilities where they can be more efficiently produced; and (iii) product rationalization.

                                THE TRANSACTIONS

THE ACQUISITION

    On March 10, 1998, the Company, entered into an agreement (together with the related agreements, the "Acquisition Agreement") to acquire, through certain of its subsidiaries, the mobile hydraulic crane, aerial work platform and truck-mounted crane businesses of Hanson Funding (G) PLC ("Hanson") and certain of its subsidiaries (the "Acquired Business"), for aggregate cash consideration of approximately $583.0 million plus certain assumed liabilities, subject to a post-closing net worth adjustment (the "Acquisition").

    On April 29, 1998 (the "Closing Date"), pursuant to the Acquisition Agreement, the Company acquired the Acquired Business. Cash funding requirements to consummate the Acquisition, including the payment of related fees and expenses, were approximately $604.5 million, which were provided by: (i) $209.5 million of borrowings under a new $325.0 million credit facility (the "New Credit Facility"); (ii) $225.0 million of estimated gross proceeds to the Company from the offering of the 9 1/4% Senior Subordinated Notes due 2008 (the "Senior Subordinated Notes"); (iii) the issuance by Holdings of $50.0 million in gross proceeds of its Senior Discount Debentures; and (iv) the issuance of $120.0 million of limited liability company membership interests of Holdings (the "Holdings Equity Issuance") (collectively, the "Financings"). At the Closing, Holdings contributed (the "Equity Contribution") the net proceeds from the Holdings Equity Issuance and the Debenture offering to the Company. The Acquisition, the Financings and the application of the proceeds of the Financings are hereinafter referred to as the "Transactions." See "The Transactions."

    Under the Acquisition Agreement, the purchase price is subject to a post closing net worth adjustment based upon the net worth of the Grove Companies (as defined in the Acquisition Agreement) as of April 28, 1998. In July 1998, the Company received $16.7 million from Hanson in payment of the post closing net worth adjustment. The Company has until October 1998 to review the combined balance sheet of the Grove Companies (the "Closing Balance Sheet") and, if it does not agree with the post closing net worth adjustment, to object to such determination.

THE INVESTOR GROUP

    Keystone, Inc. and its related parties ("Keystone"), FW Strategic Partners, L.P. ("Strategic Partners"), certain minority investors and certain principals of, and an entity formed by certain employees of, the George Group and certain other investors, including certain members of senior management (together with Keystone, Strategic Partners, the minority investors and the George Group, the "Investor Group") beneficially own in the aggregate, through Grove Investors LLC ("Grove Investors"), all of the outstanding membership interests of Holdings. Keystone is the principal investment entity of Robert M. Bass. Since 1985, Keystone and associated entities have directly and indirectly sponsored over 30 leveraged acquisitions valued in the aggregate at more than $6.0 billion. These acquisitions have included, among others, American Savings Bank, F.A., Bell & Howell Company, CapStar Hotel Company, Ivex Packaging Corporation, National Reinsurance Corporation, Reliant Building Products, Inc., Specialty Foods Corporation, Stage Stores, Inc., and Williams Scotsman, Inc. Strategic Partners is a Delaware limited partnership formed to invest primarily in public and private debt and equity securities. George Group is an acquisition and management consulting firm that applies its strategic and operations management expertise to manufacturing businesses. George Group has established an exclusive relationship with Keystone to pursue leveraged acquisitions of companies in which George Group's operational expertise may significantly reduce costs and increase revenue, cash flow and return on invested capital. As part of their on-going relationship, in May 1997, Keystone, Strategic Partners, certain other parties and George Group completed the acquisition of Reliant Building Products, Inc.

GROVE HOLDINGS CAPITAL, INC.

    Grove Holdings Capital was organized as a direct wholly owned subsidiary of Holdings for the purpose of acting as a co-issuer of the Debentures and is also a co-registrant of the Registration Statement. This was done so that certain institutional investors to whom the Senior Discount Debentures were marketed and that might otherwise have been restricted in their ability to purchase debt securities issued by a limited liability company, such as Holdings, by reason of the legal investment laws of their states of organization or their charter documents, would be able to invest in the Senior Discount Debentures. Grove Holdings Capital has no assets, no liabilities (other than the Debentures), no operations and will not have any revenues and is prohibited from engaging in any business activities. As a result, holders of the Debentures should not expect Grove Holdings Capital to participate in servicing the interest and principal obligations on the Debentures.

                               THE EXCHANGE OFFER

ISSUERS...........................  The Exchange Debentures will be joint and several obligations of Holdings and Grove Holdings Capital.
                                    Grove Holdings Capital is a Delaware corporation and
                                    wholly-owned subsidiary of the Company formed in
                                    connection with the Offering. Grove Holdings Capital has
                                    no assets, no liabilities (other than the Debentures)
                                    and no operations and is prohibited from engaging in any
                                    business activities.

THE EXCHANGE OFFER................  The Issuers are offering to exchange up to $88,000,000 aggregate principal amount at maturity of their 11 5/8%
                                    Series Discount Debentures due 2009 for a like principal
                                    amount at maturity of their outstanding 11 5/8% Senior
                                    Discount Debentures due 2009 that were issued and sold
                                    on April 29, 1998 in reliance upon an exemption from
                                    registration under the Securities Act. The terms of the
                                    Exchange Debentures will be identical in all material
                                    respects (including principal amount, interest rate,
                                    maturity and ranking) to the terms of the Senior
                                    Discount Debentures for which they may be exchanged
                                    pursuant to the Exchange Offer, except that the Exchange
                                    Debentures will be registered under the Securities Act
                                    and therefore will not be subject to certain
                                    restrictions on transfer and will not be entitled to
                                    registration rights except under certain limited
                                    circumstances. See "The Exchange Offer--Terms of the
                                    Exchange".

                                    Exchange Debentures issued pursuant to the Exchange
                                    Offer in exchange for the Senior Discount Debentures may
                                    be offered for resale, resold and otherwise transferred
                                    by holders thereof (other than any holder which is (i)
                                    an Affiliate of the Company or (ii) a broker-dealer that
                                    purchases Notes from the Issuers to resell pursuant to
                                    Rule 144A or any other available exemption) without
                                    compliance with the registration and prospectus delivery
                                    provisions of the Securities Act, provided that such
                                    Exchange Debentures are acquired in the ordinary course
                                    of such holder's business and such holder has no
                                    arrangement or understanding with any person to
                                    participate in the distribution of such Exchange
                                    Debentures and neither such holder nor any other such
                                    person is engaging in or intends to engage in a
                                    distribution of such Exchange Debentures.

EXPIRATION DATE...................  The Exchange Offer will expire at 5:00 p.m., New York
                                    City time, on November 19, 1998 unless extended (the
                                    "Expiration Date").

EXCHANGE DATE.....................  The first date the Senior Discount Debentures will be accepted for exchange will be the Exchange Date.

CONDITIONS TO THE EXCHANGE
  OFFER...........................  The obligation of the Issuers to consummate the Exchange
                                    Offer is subject to certain customary conditions which
                                    may be waived by the Issuers. See "The Exchange
                                    Offer--Certain Conditions to the Exchange Offer." The
                                    Exchange Offer is not conditioned

                                    upon any minimum aggregate principal amount of Senior
                                    Discount Debentures being tendered for exchange. The
                                    Issuers reserve the right to terminate or amend the
                                    Exchange Offer at any time prior to the Expiration Date
                                    upon the occurrence of any such condition.

WITHDRAWAL RIGHTS.................  Tenders may be withdrawn at any time prior to the
                                    Expiration Date. Any Senior Discount Debentures not
                                    accepted for any reason will be returned without expense
                                    to the tendering holders thereof as promptly as
                                    practicable after the expiration or termination of the
                                    Exchange Offer.

PROCEDURES FOR TENDERING SENIOR
  DISCOUNT DEBENTURES.............  Unless a tender of Senior Discount Debentures is effected pursuant to the procedures for book-entry
                                    transfer as provided herein, each holder of Senior
                                    Discount Debentures wishing to accept the Exchange Offer
                                    must complete, sign and date a Letter of Transmittal, or
                                    a facsimile thereof, in accordance with the instructions
                                    contained herein and therein, and mail or otherwise
                                    deliver such Letter of Transmittal, or such facsimile,
                                    together with such Senior Discount Debentures or in
                                    compliance with the specified procedures for guaranteed
                                    delivery of Senior Discount Debentures, and any other
                                    required documentation, to the Exchange Agent at the
                                    address set forth herein. Holders of Senior Discount
                                    Debentures registered in the name of a broker, dealer,
                                    commercial bank, trust company or other nominee are
                                    urged to contact such person promptly if they wish to
                                    tender Senior Discount Debentures pursuant to the
                                    Exchange Offer. See "Risk Factors--Adverse Consequences
                                    of Failure To Exchange" and "The Exchange
                                    Offer--Procedures for Tendering Senior Subordinated
                                    Notes."

                                    Letters of Transmittal and certificates representing
                                    Senior Discount Debentures should not be sent to the
                                    Issuers. Such documents should only be sent to the
                                    Exchange Agent. Questions regarding how to tender and
                                    requests for information should be directed to the
                                    Exchange Agent. See "Risk Factors--Adverse Consequences
                                    of Failure To Exchange" and "The Exchange
                                    Offer--Exchange Agent."

FEDERAL INCOME TAX CONSEQUENCES...  In the opinion of Paul, Weiss, Rifkind, Wharton &
                                    Garrison, counsel to the Issuers, the exchange of Senior
                                    Discount Debentures for Exchange Debentures by holders
                                    will not constitute an exchange for federal income tax
                                    purposes, and U.S. holders will not realize any gain or
                                    loss upon receipt of Exchange Debentures. See "The
                                    Exchange Offer--Certain Federal Income Tax
                                    Considerations."

EFFECT ON HOLDERS OF THE SENIOR
  DISCOUNT DEBENTURES.............  As a result of the making of the Exchange Offer, and upon acceptance for exchange of all validly tendered
                                    Senior Discount Debentures pursuant to the terms of this
                                    Exchange Offer, the Company will have fulfilled
                                    covenants contained in the terms of

                                    the Senior Discount Debentures and the Registration
                                    Rights Agreement (the "Registration Rights Agreement")
                                    dated April 29, 1998 between the Issuers and Donaldson,
                                    Lufkin & Jenrette Securities Corporation ("DLJ") and
                                    Chase Securities Inc. ("Chase Securities" and together
                                    with DLJ, the "Initial Purchasers") and, accordingly,
                                    the holders of the Senior Discount Debentures will have
                                    no further registration or other rights under the
                                    Registration Rights Agreement, except under certain
                                    limited circumstances. See "Description of Deben-
                                    tures--Registration Rights; Liquidated Damages." Holders
                                    of the Senior Discount Debentures who do not tender
                                    their Senior Discount Debentures in the Exchange Offer
                                    will continue to hold such Senior Discount Debentures
                                    and will be entitled to all the rights and limitations
                                    applicable thereto under the Indenture. All untendered,
                                    and tendered but unaccepted, Senior Discount Debentures
                                    will continue to be subject to the restrictions on
                                    transfer provided for in the Senior Discount Debentures
                                    and the Indenture. To the extent that Senior Discount
                                    Debentures are tendered and accepted in the Exchange
                                    Offer, the trading market, if any, for the Senior
                                    Discount Debentures could be adversely affected. See
                                    "Risk Factors--Adverse Consequences of Failure to
                                    Exchange."

EXCHANGE AGENT....................  The United States Trust Company of New York is serving as exchange agent (the "Exchange Agent") in connection
                                    with the Exchange Offer. See "The Exchange
                                    Offer--Exchange Agent."

RESALE OF EXCHANGE DEBENTURES.....  Based upon interpretations by the Staff issued to third parties, the Issuers believe that Exchange Debentures
                                    issued pursuant to the Exchange Offer in exchange for
                                    the Senior Discount Debentures may be offered for
                                    resale, resold and otherwise transferred by holders
                                    thereof (other than any holder which is (i) an Affili-
                                    ate of the Company or (ii) a broker-dealer that
                                    purchases Debentures from the Issuers to resell pursuant
                                    to Rule 144A or any other available exemption) without
                                    compliance with the registration and prospectus delivery
                                    provisions of the Securities Act, provided that such
                                    Exchange Debentures are acquired in the ordinary course
                                    of such holder's business and such holder has no
                                    arrangement or understanding with any person to partici-
                                    pate in the distribution of such Exchange Debentures and
                                    neither such holder nor any other such person is
                                    engaging in or intends to engage in a distribution of
                                    such Exchange Debentures. Each Affiliate that receives
                                    the Exchange Debentures must comply with the
                                    registration and prospectus delivery requirements of the
                                    Securities Act to the extent applicable. In addition,
                                    each broker-dealer that receives Exchange Debentures for
                                    its own account pursuant to the Exchange Offer may be
                                    deemed to be an "underwriter" within the meaning of the
                                    Securities Act, and must acknowledge that it will
                                    deliver a prospectus meeting the requirements of the
                                    Securities Act in connection with any resale of such
                                    Exchange Debentures. This Prospectus, as it may be
                                    amended or supplemented from time to

                                    time, may be used by a broker-dealer in connection with
                                    resales of Exchange Debentures received in exchange for
                                    Senior DiscountDebentures where such Senior
                                    DiscountDebentures were acquired by such broker-dealer
                                    as a result of market-making or other trading
                                    activities. See "The Exchange Offer--Resale of Exchange
                                    Debentures."

                        TERMS OF THE EXCHANGE DEBENTURES

    The Exchange Offer applies to $88,000,000 aggregate principal amount at maturity of the Senior Discount Debentures. The form and terms of the Exchange Debentures are the same in all material respects as the form and terms of the Senior Discount Debentures except that the Exchange Debentures have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Debentures will evidence the same debt as the Senior Discount Debentures and will be entitled to the benefit of the Indenture. See "Description of Debentures."

THE EXCHANGE DEBENTURES...........  $88,000,000 aggregate principal amount at maturity of
                                    11 5/8% Senior Discount Debentures due 2009.

MATURITY DATE.....................  May 1, 2009.

ACCRETION.........................  The Exchange Debentures will accrete at a rate of
                                    11 5/8% compounded semi-annually to an aggregate
                                    principal amount of $88.0 million at May 1, 2003.

INTEREST RATE.....................  The Exchange Debentures will bear interest at the rate of 11 5/8 per annum, payable semi-annually on May 1 and
                                    November 1 of each year, commencing November 1, 2003.

SINKING FUND......................  None.

RANKING...........................  The Exchange Debentures will be general unsecured obligations of the Issuers, will rank equal in right of
                                    payment with all existing and future senior indebtedness
                                    of the Issuers and will rank senior in right of payment
                                    to all subordinated indebtedness of the Issuers. As
                                    indebtedness of the Issuers, however, the Exchange
                                    Debentures will be effectively subordinated to all
                                    indebtedness of Grove and its other subsidiaries. As of
                                    August 29, 1998, the Debentures were subordinated to
                                    approximately $685.9 million of liabilities of Grove and
                                    its other subsidiaries. As of August 29, 1998, Holdings
                                    had no senior indebtedness (other than the Debentures)
                                    and no subordinated indebtedness outstanding.

OPTIONAL REDEMPTION...............  The Exchange Debentures will be redeemable at the option of the Issuers, in whole or in part, at any time on or
                                    after May 1, 2003 in cash at the redemption prices set
                                    forth herein, plus accrued and unpaid interest and
                                    Liquidated Damages (as defined), if any, thereon to the
                                    date of redemption. In addition, at any time prior to
                                    May 1, 2001, the Issuers may on any one or more
                                    occasions redeem up to 35% of the aggregate principal
                                    amount of Exchange Debentures originally issued at a
                                    redemption price equal to 111.625% of the principal
                                    amount thereof,

                                    plus accrued and unpaid interest and Liquidated Damages,
                                    if any, thereon to the redemption date, with the net
                                    cash proceeds of one or more Public Equity Offerings (as
                                    defined); PROVIDED that at least 65% of the aggregate
                                    principal amount of Exchange Debentures originally
                                    issued remains outstanding immediately after the
                                    occurrence of any such redemption. See "Description of
                                    Debentures--Optional Redemption."

CHANGE OF CONTROL.................  Upon the occurrence of a Change of Control, each holder of Exchange Debentures will have the right to require
                                    the Issuers to repurchase all or any part of such
                                    holder's Exchange Debentures at an offer price in cash
                                    equal to 101% of the aggregate principal amount thereof,
                                    plus accrued and unpaid interest and Liquidated Damages,
                                    if any, thereon to the date of purchase. See
                                    "Description of Debentures--Repurchase at the Option of
                                    Holders--Change of Control." There can be no assurance
                                    that, in the event of a Change of Control, the Issuers
                                    would have sufficient funds to purchase all Exchange
                                    Debentures tendered. See "Risk Factors--Limitations on
                                    Ability to Make Change of Control Payment."

CERTAIN COVENANTS.................  The Indenture contains certain covenants that will limit, among other things, the ability of the Issuers
                                    to: (i) pay dividends, redeem capital stock or make
                                    certain other restricted payments or investments, (ii)
                                    incur additional indebtedness or issue certain preferred
                                    equity interests, (iii) merge, consolidate or sell all
                                    or substantially all of its assets, (iv) create liens on
                                    assets and (v) enter into certain transactions with
                                    affiliates or related persons. See "Description of
                                    Debentures--Certain Covenants."

ORIGINAL ISSUE DISCOUNT...........  The Exchange Debentures are being issued with original issue discount for U.S. federal income tax purposes.
                                    Thus, although interest will not be payable on the
                                    Exchange Debentures prior to November 1, 2003, holders
                                    will be required to include amounts in gross income for
                                    U.S. federal income tax purposes in advance of receipt
                                    of the cash payments to which such income is attribu-
                                    table. See "Certain Federal Income Tax
                                    Considerations--United States Holders--Original Issue
                                    Discount."

ABSENCE OF PUBLIC MARKET..........  There is no public market for the Exchange Debentures, and the Exchange Debentures will not be listed on any
                                    securities exchange or quotation system. The Company has
                                    been advised by the Initial Purchasers that, following
                                    consummation of the Exchange Offer, the Initial
                                    Purchasers intend to make a market in the Exchange
                                    Debentures; however, any market-making may be
                                    discontinued at any time without notice. If an active
                                    public market does not develop, the market price and
                                    liquidity of the Exchange Debentures may be adversely
                                    affected. See "Risk Factors--Absence of a Public Market
                                    for Exchange Debentures."

                                    The Senior Discount Debentures currently trade in the
                                    PORTAL market. Following commencement of the Exchange
                                    Offer

                                    but prior to its consummation, the Senior Discount
                                    Debentures may continue to be traded in the PORTAL
                                    market. Following consummation of the Exchange Offer,
                                    the Exchange Debentures will not be eligible for PORTAL
                                    trading.

    For definitions of certain capitalized terms used herein, see "Description of Debentures."

    HOLDERS OF SENIOR DISCOUNT DEBENTURES AND PROSPECTIVE PURCHASERS OF THE EXCHANGE DEBENTURES SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION SET FORTH IN THIS PROSPECTUS AND, IN PARTICULAR, SHOULD EVALUATE THE SPECIFIC FACTORS SET FORTH UNDER "RISK FACTORS" FOR RISKS ASSOCIATED WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE DEBENTURES. SEE "RISK FACTORS."
                            ------------------------

    Holdings principal executive offices are located at 201 Main Street, Suite 3200, Fort Worth, Texas 76102. The telephone number of Holdings executive offices is (817) 390-8500. Grove Holdings Capital's principal executive offices are located at 1565 Buchanan Trail East, Shady Grove, Pennsylvania 17256. The telephone number of Grove Holdings Capital's executive offices is (717) 597-8121.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

    The following table presents summary: (i) historical financial data of the Company for fiscal 1995, fiscal 1996, fiscal 1997, the nine months ended June 28, 1997, the seven months ended April 28, 1998 and the two months ended June 27, 1998; (ii) pro forma data of the Company for fiscal 1997 and the nine months ended June 27, 1998; and (iii) historical consolidated balance sheet data of the Company as of June 27, 1998. The Company's fiscal year ends on the Saturday closest to the last day of September. The summary historical financial data for the nine months ended June 28, 1997, the seven months ended April 28, 1998 and the two months ended June 27, 1998 were derived from unaudited historical financial statements. The pro forma financial data for fiscal 1997 and the nine months ended June 27, 1998 give effect to the Transactions as if they had occurred at the beginning of fiscal 1997. The pro forma financial data are unaudited and do not purport to represent what the Company's results of operations or financial position would have been if the Transactions had been completed as of the date or for the periods presented, nor does such data purport to represent the results of operations for any future period. The summary financial data set forth below should be read in conjunction with "The Transactions," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements and pro forma financial data of the Company and the related notes thereto included elsewhere in this Prospectus. For purposes of the following discussion, the Company refers to Holdings.

                                                                                      PREDECESSOR
                                                                -------------------------------------------------------
                                                                                                   NINE                    COMPANY
                                                                                                  MONTHS       SEVEN     -----------
                                                                       FISCAL YEAR ENDED           ENDED      MONTHS     TWO MONTHS
                                                                -------------------------------  JUNE 28,   ENDED APRIL  ENDED JUNE
                                                                  1995       1996       1997       1997      28, 1998     27, 1998
                                                                ---------  ---------  ---------  ---------  -----------  -----------
STATEMENT OF OPERATIONS DATA(1):
  Net sales...................................................  $ 503,815  $ 794,209  $ 856,812  $ 633,845   $ 476,199    $ 154,780
  Gross profit................................................    126,589    185,079    203,273    146,086     100,467       23,636
  Operating expenses..........................................     88,216    134,459    135,382    100,575      78,412       24,326
  Operating profit (loss).....................................     38,373     50,620     67,891     45,511      22,055         (690)
  Net income (loss)(2)........................................     16,769     25,448     42,220     27,320       4,436      (10,420)
BALANCE SHEET DATA (AT PERIOD END):
  Cash and cash equivalents...................................                                                            $  11,424
  Total assets................................................                                                              951,416
  Total debt..................................................                                                              514,753
  Total holder's equity.......................................                                                              107,529
OTHER DATA(3):
  Depreciation and amortization(4)............................     13,765     17,313     17,985     13,560      10,934        2,749
  Capital expenditures(5).....................................      7,385     19,443     32,491     26,282      20,254        3,047
  Sales backlog at end of period(6)...........................    208,152    185,237    229,513    242,529                  218,669
  Net cash provided by (used in) operating activities.........      6,953      9,826     11,995    (22,003)     96,464      (20,515)
  Net cash used in investing activities.......................    (46,574)   (45,241)   (68,782)   (38,839)    (33,004)    (574,925)
  Net cash provided by (used in) financing activities.........     50,601     25,752     54,349     59,214     (59,459)     606,952


                                                                                                                         NINE MONTHS
                                                                                                                            ENDED
                                                                                                                          JUNE 27,
                                                                                                                            1998
                                                                                                                         -----------
PRO FORMA DATA(7):
  Interest expense(8).........................................                           44,318                              33,264

------------------------------

(1) The financial results of Krupp and Delta have been included since their respective dates of acquisition on August 30, 1995 and November 30, 1995, respectively.

(2) Includes losses by the Company's Sunderland U.K. facility of $14,085 and $2,912 for the seven months ended April 28, 1998 and the two months ended June 27, 1998, respectively. In August 1998, the Company announced plans to close the Sunderland facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(3) The data below presents, for the periods indicated, operating profit plus
    (i) depreciation and amortization (exclusive of depreciation on equipment held for rent), (ii) write-off of amount assigned to inventory in purchase accounting, (iii) management fees paid to Hanson, (iv) restructuring charges, principally related to redundancy costs of facility reorganizations, (v) business process reengineering and training costs associated with installation of the Company's new management information system ("MIS") and (vi) an adjustment to eliminate the effect of units sold with residual value guarantees which have been accounted for as operating leases and recognize the gross profit on such units in the period in which such units were shipped. This data is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. In addition, the Company believes that certain investors find this data to be a useful tool for measuring the ability of the Company to service its debt. This data is not necessarily a measure of the Company's ability to fund its cash needs nor is it intended to represent and should not be considered an alternative to, or more meaningful than, net income and income from operations as an indicator of the operating performance of this data should not be considered by investors as an indicator of cash flows from operating activities, investing activities and financing activities as determined in accordance with generally accepted accounting principles, and items excluded, such as depreciation and amortization, are significant components in understanding and assessing the Company's financial performance. For purposes of the following presentation, the Company has compiled certain unaudited financial information for the seven months ended April 28, 1998 (prior to the Acquisition) and has combined such information with the unaudited financial information for the two months ended June 27, 1998 (period subsequent to the Acquisition) to provide unaudited financial information with respect to the nine month period ended June 27, 1998.

                                                                         PREDECESSOR
                                                  ---------------------------------------------------------    COMPANY
                                                                                                   SEVEN     -----------
                                                         FISCAL YEAR ENDED         NINE MONTHS    MONTHS     TWO MONTHS
                                                  -------------------------------  ENDED JUNE   ENDED APRIL  ENDED JUNE
                                                    1995       1996       1997      28, 1997     28, 1998     27, 1998
                                                  ---------  ---------  ---------  -----------  -----------  -----------
Operating profit................................  $  38,373  $  50,620  $  67,891   $  45,511    $  22,055    $    (690)
Depreciation and amortization...................     13,765     17,313     17,985      13,560       10,934        2,749
Write-off of amount assigned to inventory in
  purchase accounting...........................         --         --         --      --           --           10,000
Management fees paid to Hanson..................      3,390      5,655      2,176       1,632          162       --
Restructuring charges from facility
  reorganizations...............................         --         --      1,960       1,960       --           --
Expenses associated with new MIS installation...         --      2,723      1,283         910          142           12
Impact of units sold accounted for as operating
  leases........................................         66      2,393      2,555       1,381          801          797
                                                  ---------  ---------  ---------  -----------  -----------  -----------
Total...........................................  $  55,594  $  78,704  $  93,850   $  64,954    $  34,094    $  12,868
                                                  ---------  ---------  ---------  -----------  -----------  -----------
                                                  ---------  ---------  ---------  -----------  -----------  -----------

                                                   COMBINED
                                                  -----------
                                                  NINE MONTHS
                                                  ENDED JUNE
                                                   27, 1998
                                                  -----------
Operating profit................................   $  21,365
Depreciation and amortization...................      13,683
Write-off of amount assigned to inventory in
  purchase accounting...........................      10,000
Management fees paid to Hanson..................         162
Restructuring charges from facility
  reorganizations...............................      --
Expenses associated with new MIS installation...         154
Impact of units sold accounted for as operating
  leases........................................       1,598
                                                  -----------
Total...........................................   $  46,962
                                                  -----------
                                                  -----------

(4) Depreciation and amortization excludes depreciation on equipment held for rent.

(5) Includes expenditures on the Company's new MIS of approximately $4,300 in fiscal 1996, approximately $14,000 in fiscal 1997, approximately $9,084 for the nine months ended June 28, 1997, approximately $9,322 for the seven months ended April 28, 1998 and approximately $2,222 for the two months ended June 27, 1998.

(6) Sales backlog includes firm orders for new equipment and replacement parts. Data with respect to backlog is unaudited for all periods presented.

(7) As a result of the Acquisition, the Company has had to replace certain administrative functions previously provided by Hanson. Management estimates that the cost of replacing these functions will be less than $1,000 in the first twelve months following the Acquisition ("Stand-alone Costs"). Since the Acquisition, no further management fees have been paid to Hanson. Accordingly, the adjusted operating profit data presented in footnote (3) above may be further adjusted to take account of (i) Stand-alone Costs and
    (ii) reductions in corporate overhead. Management expects that reductions in corporate overhead will result from, among other things, (i) the elimination of the senior management long-term incentive plan and certain other perquisites, (ii) lower pension and postretirement benefit expense due to purchase accounting adjustments and (iii) the elimination of professional fees and other expenses associated with the sale of the Company. The Company replaced the long-term incentive plan with an option plan providing for the granting of options to purchase membership interests to certain members of senior management at fair market value. See "Unaudited Pro Forma Combined Financial Data."

   The pro forma adjustments to the adjusted operating profit data presented in footnote (3) are set forth below for the periods indicated:

                                                                          FISCAL YEAR ENDED   NINE MONTHS ENDED
                                                                         SEPTEMBER 27, 1997     JUNE 27, 1998
                                                                         -------------------  -----------------
                                                                              $  93,850           $  46,962
Reduction in corporate overhead, net...................................           2,404               2,067
Stand-alone Costs......................................................          (1,000)               (583)
                                                                                -------             -------
Total..................................................................       $  95,254           $  48,446
                                                                                -------             -------
                                                                                -------             -------

   In addition to the cost savings reflected in the pro forma financial statements, the Company believes it can achieve $35,000 to $50,000 of annual cost savings by fiscal 2001. These additional cost savings, which depend upon the Company's ability to implement certain improvements, relate to manufacturing productivity improvements, better supplies procurement and SG&A reductions. It is expected that cost savings during the four fiscal years ending September 29, 2001 will be offset by non-recurring costs of up to approximately $25,000 associated with the implementation of the Operations Improvements Program. See "Special Note Regarding Forward Looking Statements," "Risk Factors--Realization of Benefits of Operations Improvement Program" and "Business--The Operations Improvement Program."

(8) Cash interest expense represents total interest expense less amortization of deferred financing costs. Interest rates with respect to borrowings under the New Credit Facility are variable. A 25-basis point increase in interest rates on borrowings under the New Credit Facility would increase pro forma interest expense by $500 annually.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS TOGETHER WITH THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE MAKING A DECISION TO EXCHANGE THE SENIOR DISCOUNT DEBENTURES. CERTAIN STATEMENTS IN THIS PROSPECTUS (INCLUDING CERTAIN OF THE FOLLOWING FACTORS) CONSTITUTE FORWARD-LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

    The Issuers incurred substantial indebtedness in connection with the Transactions and are highly leveraged. As of August 29, 1998, the Issuers had total indebtedness of $484.2 million. On a pro forma basis after giving effect to the Transactions, interest expense for fiscal 1997 would have been $38.3 million. Pro forma earnings before fixed charges were insufficient to cover fixed charges by approximately $8.2 million for the nine months ended June 27, 1998. Pro forma earnings for the nine months ended June 27, 1998 include non-cash charges of approximately $15.3 million. Holdings may incur additional indebtedness in the future, subject to limitations imposed by the Indenture, the New Credit Facility and certain other agreements. See "The Transactions--The Acquisition," "Capitalization," "Description of Debentures" and "Unaudited Pro Forma Combined Financial Statements."

    Holdings' ability to make scheduled payments of principal of, or pay interest on, or to refinance its indebtedness depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors beyond its control. Furthermore, all or a portion of the principal payments at maturity on the Debentures may require refinancing. There can be no assurance that Holdings' business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable Holdings to service its indebtedness, including the Debentures, or for the Company to make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms or at all. See "--Limitation on the Payment of Funds to Holdings by its Subsidiaries" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The degree to which the Issuers are leveraged could have significant consequences to the Issuers and the holders of the Debentures, including the following: (i) Holdings' ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of Holdings' cash flow from operations will be dedicated to the payment of interest on the Debentures and the Company's existing indebtedness (including indebtedness under the New Credit Facility and the Senior Subordinated Notes), thereby reducing the funds available to Holdings for other purposes; (iii) certain indebtedness under the New Credit Facility are at variable rates of interest, which would cause Holdings to be vulnerable to increases in interest rates; (iv) Holdings is substantially more leveraged than certain of its competitors, which might place Holdings at a competitive disadvantage; and (v) Holdings' substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or in its business. See "The Transactions--The Acquisition," "Description of Certain Indebtedness--New Credit Facility" and "Description of Debentures--Repurchase at the Option of Holders--Change of Control."

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION

    Holdings is a holding company and does not have any material operations or assets other than ownership of the Company. Accordingly, the Debentures will be effectively subordinated to all existing and future liabilities of Holdings' subsidiaries including indebtedness under the New Credit Facility and the Senior Subordinated Notes. As of August 29, 1998, the aggregate amount of liabilities of Holdings' subsidiaries to which holders of the Debentures were subordinated was approximately $685.9 million. Holdings and its subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing their indebtedness.

    Any right of Holdings to participate in any distribution of assets of its subsidiaries upon the liquidation, reorganization or insolvency of any such subsidiary (and the consequent right of the holders of the Debentures to participate in the distribution of those assets) will be subject to the prior claims of the respective subsidiary's creditors. The obligations of the Company under the New Credit Facility are secured by substantially all of its assets. Additionally, Holdings will guarantee the Company's obligations under the New Credit Facility, and such guarantee will be secured by a first priority pledge of all the membership interests of the Company owned by Holdings. See "Description of Certain Indebtedness-- New Credit Facility."

LIMITATION ON THE PAYMENT OF FUNDS TO HOLDINGS BY ITS SUBSIDIARIES

    Holdings' cash flow, and consequently its ability to pay dividends and to service debt, including its obligations under the Debentures, is dependent upon the cash flows of its subsidiaries and the payment of funds by such subsidiaries to Holdings in the form of loans, dividends or otherwise. Holdings' subsidiaries have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor. In addition, the Company's New Credit Facility and the indenture governing the Company's Senior Subordinated Notes (the "Senior Subordinated Notes Indenture") impose, and agreements entered into in the future may impose, significant restrictions on the payment of dividends and the making of loans by the Company to Holdings. Accordingly, repayment of the Debentures may depend upon the ability of Holdings to effect an offering of membership interests or to refinance the Debentures.

ASSET ENCUMBRANCES

    In connection with the New Credit Facility, Holdings has granted the lenders thereunder a first priority lien on all of the membership interests of the Company owned by it as security for its guarantee of the Company's obligations under the New Credit Facility. In the event of a default under the New Credit Facility or such guarantee, the lenders under the New Credit Facility could foreclose upon the assets pledged to secure the New Credit Facility, including such membership interests, and the holders of the Debentures might not be able to receive any payments until any payment default was cured or waived, any acceleration was rescinded, or the indebtedness under the New Credit Facility was discharged or paid in full.

REALIZATION OF BENEFITS OF OPERATIONS IMPROVEMENT PROGRAM

    The Company estimates that significant cost savings can be achieved through implementation of the Operations Improvement Program. However, the estimates of potential cost savings are inherently uncertain, and the actual cost savings, if any, could differ materially from those projected. In addition, a majority of those cost savings are to be realized gradually over the next four years. There can be no assurance that any or all of these cost savings will be achieved, or specifically, that they can be achieved within four years. Further, it is expected that cost savings during the four fiscal years ending September 29, 2001 will be offset by non-recurring costs of up to approximately $25.0 million associated with the implementation of the Operations Improvement Program, plus consulting fees payable to George Group. See "Special Note Regarding Forward Looking Statements" and "Business--Operations Improvement Program."

INDUSTRY CYCLICALITY

    Historically, sales of products manufactured and sold by the Company have been subject to cyclical variations caused by, among other things, cyclical changes in general economic conditions and, in particular, in conditions in the construction industry. During periods of expansion in construction activity, the Company generally has benefitted from increased demand for its products. Conversely, during recessionary periods, the Company has been adversely affected by reduced demand for such products.

Downward cycles may result in reduction of the Company's new unit sales and pricing, which may materially and adversely impact the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Cyclicality."

COMPETITION

    The markets in which the Company competes are highly competitive. To compete successfully, the Company must remain competitive in areas of quality, value, product line, ease of use, safety, comfort and customer service. See "Business--Competition."

INTERNATIONAL RISKS

    The Company's products are sold in over 50 countries around the world. In fiscal 1997, the Company generated approximately 29% of its net sales in foreign currencies, while the costs associated with those net sales were only partly incurred in the same currencies. The major foreign currencies, among others, in which the Company does business are the British pound sterling, German mark and French franc. Because the Company's financial statements are denominated in U.S. dollars, changes in exchange rates between the U.S. dollar and other currencies have had and will have an impact on the reported results of the Company. To date, this impact has not been material. In addition, changes in currency rates can affect the competitiveness of the Company's products and could result in management reconsidering prices and strategies to maintain market share. Historically, the Company's currency risk had been coordinated with Hanson. The Company is now responsible for its own cash management activities and expects to use forward exchange contracts and options to manage its foreign currency risk. Although revenues and costs of the Company may be partially hedged, currency fluctuations will likely impact the Company's financial performance in the future.

    In addition, the Company's business strategy includes expanding its existing business in selected international markets. International operations and business expansion plans are subject to numerous additional risks, including the impact of foreign government regulations, currency and interest rate fluctuations, exchange controls, trade barriers, the effects of income and withholding tax, governmental expropriation, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other actions that would have a direct or indirect adverse impact on the business or market opportunities of the Company. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to the Company's operations and business strategy.

ENVIRONMENTAL AND RELATED MATTERS

    The Company generates hazardous and nonhazardous wastes in the normal course of its manufacturing operations. As a result, the Company is subject to a wide range of federal, state, local and foreign environmental laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for hazardous and nonhazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances. Compliance with such laws and regulations has required, and will require, expenditures by the Company on a continuing basis. The Company does not expect that these expenditures will have a material adverse effect on its financial condition or results of operations.

CONCENTRATION OF OWNERSHIP

    The members of the Investor Group beneficially own, through their holdings of the membership interests of Grove Investors, all of the outstanding membership interests of Holdings. Holdings in turn owns 100% of the outstanding membership interests of the Company. As a result, the Investor Group has the ability to control the Company's management, policies and financing decisions, to elect a majority of the members of the Company's Management Committee and to control the vote on all matters coming before the equity holders of the Company. See "Security Ownership of Certain Beneficial Owners and Management."

RESTRICTIVE DEBT COVENANTS

    The New Credit Facility and the Senior Subordinated Note Indenture impose significant operating and financial restrictions on the subsidiaries of Holdings, and the Indenture and certain other agreements impose significant financial restrictions on the Issuers. The New Credit Facility significantly limits or prohibits, among other things, the ability of the Company and its restricted subsidiaries to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments or investments, consummate certain asset sales, enter into certain transactions with affiliates, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Issuers, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. The Indenture and certain other agreements contain similar restrictions on the Issuers and their restricted subsidiaries. The New Credit Facility also requires the Company to maintain balance sheet and fixed charge coverage and leverage ratios. The ability of the Company to comply with these and other provisions of the New Credit Facility and the Senior Subordinated Note Indenture may be affected by events beyond the Company's control, and the Issuers' compliance with the provisions of the Indenture may be similarly affected. These restrictions could limit the ability of the Company to respond to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. There can be no assurances that such restrictions will not materially adversely affect the ability of the Company to finance its future operations or capital needs. See "Description of Certain Indebtedness--New Credit Facility" and "Description of Debentures--Certain Covenants."

LIMITATIONS ON ABILITY TO MAKE CHANGE OF CONTROL PAYMENT

    The Indenture provides that, upon the occurrence of any Change of Control (as defined therein), the Issuers will be required to make an offer (a "Change of Control Offer") to repurchase all the Debentures issued and then outstanding under the Indenture at a price equal to 101% of the Accreted Value thereof (if such date of repurchase is prior to May 1, 2003) or 101% of the principal amount thereof (if such date of repurchase is on or after May 1, 2003) plus, in each case, accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. Any Change of Control under the Indenture would trigger a similar change of control offer under the Senior Subordinated Note Indenture and would constitute a default under the New Credit Facility. Therefore, upon the occurrence of a Change of Control, the lenders under the New Credit Facility would have the right to accelerate the Company's obligations under the New Credit Facility. Upon such event, such lenders would be entitled to receive payment of all outstanding obligations under the New Credit Facility. See "Description of Certain Indebtedness--New Credit Facility." If a Change of Control were to occur and waivers under the New Credit Facility were not obtained, it is unlikely that the Company and Grove Capital, Inc. ("Grove Capital") would be able to repay all of their obligations under the New Credit Facility and the Senior Subordinated Notes. Consequently, it is unlikely that the Issuers would have sufficient funds available to repurchase the Debentures pursuant to the Change of Control Offer in the absence of a waiver under the New Credit Facility and the Senior Subordinated Note Indenture.

RISK OF FRAUDULENT TRANSFER LIABILITY

    If a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that either the Issuers did not receive fair consideration or reasonably equivalent value for issuing the Senior Discount Debentures and, at the time of the incurrence of indebtedness represented by the Senior Discount Debentures, the Issuers were insolvent, were rendered insolvent by reason of such incurrence, were engaged in a business or transaction for which their remaining assets constituted unreasonably small capital, intended to incur, or believed that they would incur, debts beyond their ability to pay as such debts matured, or intended to hinder, delay or defraud their creditors, such court could avoid such indebtedness, subordinate such indebtedness to other existing and future indebtedness of the Issuers or take other action detrimental to the holders of the Senior Discount Debentures. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of such company's debts is greater than all the company's property at a fair valuation, or if the present fair saleable value of the company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

RELIANCE ON KEY MANAGEMENT

    The success of Holdings' business is dependent upon the management and leadership skills of Salvatore J. Bonanno, the Chairman and Chief Executive Officer of both Holdings and the Company. Although Holdings and the Company have an employment agreement with Mr. Bonanno, the loss of his services or those of other members of senior management could have a material adverse effect on the Company and Holdings.

PRODUCT RECALL

    From time to time, the Company becomes aware of defects in product design for existing products which require it to take steps to correct or retrofit, at the Company's expense, previously sold products. There can be no assurance that any such product recall will not adversely affect the Company's reputation or result in a decline in sales of the Company's products, that action required to be taken to correct these defects will not result in additional temporary disruptions in the Company's business or that the costs of correcting any such defects will not adversely affect the Company's results of operations.

ADVERSE CONSEQUENCES OF FAILURE TO EXCHANGE

    Issuance of the Exchange Debentures in exchange for Senior Discount Debentures pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of such Senior Discount Debentures, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Senior Discount Debentures desiring to tender such Senior Discount Debentures in exchange for Exchange Debentures should allow sufficient time to ensure timely delivery. A tender will not be deemed to have been timely received if the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Senior Discount Debentures is mailed prior to the Expiration Date but is received by the Exchange Agent after the Expiration Date. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Senior Discount Debentures tendered for exchange will be determined by the Issuers in their sole discretion, which determination will be final and binding on all parties. Neither the Issuers nor the Exchange Agent are under any duty to give notification of defects or irregularities with respect to the tenders of Senior Discount Debentures for exchange. See "The Exchange Offer--Procedures for Tendering Senior Discount Debentures."

    Holders of Senior Discount Debentures who do not exchange their Senior Discount Debentures for Exchange Debentures pursuant to the Exchange Offer, or whose Senior Discount Debentures are tendered but not accepted, will continue to be subject to the restrictions on transfer of such Senior Discount Debentures as set forth in the legend thereon as a consequence of the issuance of the Senior Discount Debentures pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Senior Discount Debentures may not be offered or sold unless registered under the Securities Act and applicable state laws, or pursuant to an exemption therefrom. The Issuers do not intend to register the Senior Discount Debentures under the Securities Act, other than in the limited circumstances contemplated by the Registration Rights Agreement. In addition, to the extent that Senior Discount Debentures are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Senior Discount Debentures could be adversely affected. See "The Exchange Offer--Consequences of Failure to Exchange."

RECEIPT OF RESTRICTED SECURITIES UNDER CERTAIN CIRCUMSTANCES

    Any holder of Senior Discount Debentures who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Debentures may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure of any holder to comply with such registration and prospectus delivery requirements may subject such holder to civil and criminal liability under the Securities Act. See "The Exchange Offer--Resale of Exchange Debentures."

ABSENCE OF A PUBLIC MARKET FOR EXCHANGE DEBENTURES

    The Exchange Debentures will constitute a new issue of securities for which there is no established trading market. The Issuers do not intend to list the Exchange Debentures on any national securities exchange or to seek the admission of the Exchange Debentures for quotation through the Nasdaq Stock Market, Inc. Although the Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Debentures, they are not obligated to do so, and may discontinue such market-making at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. The Senior Discount Debentures currently trade in the PORTAL market. Following commencement of the Exchange Offer but prior to its consummation, the Senior Discount Debentures may continue to be traded in the PORTAL market, but the Exchange Debentures will not be eligible for PORTAL trading. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Debentures (or any Senior Discount Debentures not tendered), the ability of the holders of the Exchange Debentures to sell their Exchange Debentures or the price at which the holders would be able to sell their Exchange Debentures. Future trading prices of the Exchange Debentures (or any Senior Discount Debentures not tendered) will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities.

                                THE TRANSACTIONS

THE ACQUISITION

    On March 10, 1998, the Company entered into the Acquisition Agreement to acquire, through certain of its subsidiaries, the mobile hydraulic crane, aerial work platform and truck-mounted crane businesses of Hanson and certain of its subsidiaries (the "Sellers"), for aggregate cash consideration of approximately $583.0 million plus certain assumed liabilities, subject to a post-closing net worth adjustment. In July 1998, the Company received $16.7 million from Hanson in payment of the post closing net worth adjustment. The Company has until October 1998 to object to the Closing Balance Sheet and the post closing net worth adjustment determined thereby.

    To effect the Acquisition, the Company purchased from Hanson and certain of its subsidiaries substantially all of the assets of Kidde Industries, Inc., a Delaware corporation ("Kidde"), and the capital stock of each of Crane Holdings, Inc, a Delaware corporation, Grove Europe Ltd., a limited company organized under the laws of England and Wales, Deutsche Grove GmbH, a German limited liability company, Grove France S.A., a SOCIETE ANONYME organized under the laws of France, Delta Manlift S.A.S., a SOCIETE PAR ACTION SIMPLIFIEE organized under the laws of France, and Grove Manlift Pty. Ltd., a limited liability company incorporated under the laws of New South Wales, Australia. The Acquisition closed on April 29, 1998. As a result of the Acquisition, the Company became the parent company of the entities operating the Acquired Business. The Company is a wholly owned subsidiary of Holdings, whose limited liability membership interests are owned indirectly by members of the Investor Group. Cash funding requirements to consummate the Acquisition, including the payment of related fees and expenses, were $604.5 million. Financing for the Acquisition was provided by: (i) $209.5 million of borrowings under the New Credit Facility;
(ii) $225.0 million of gross proceeds from the offering of the Senior Subordinated Notes; and (iii) the proceeds from the Equity Contribution. Holdings and the Company had no operations prior to the Acquisition. Holdings, Grove Holdings Capital, the Company and Grove Capital were formed in December 1997, March 1998, December 1997 and March 1998, respectively, with nominal capital contributions and had no operations prior to the Acquisition.

    The structure of Grove Investors, Holdings, the Company and their subsidiaries (excluding inactive and immaterial foreign subsidiaries) is set forth below:

                                    [CHART]

------------------------

(1) The Senior Discount Debentures were offered by Holdings and Grove Holdings Capital, a wholly owned subsidiary of Holdings.

(2) The Senior Subordinated Notes were offered by the Company and Grove Capital, Inc., a wholly owned subsidiary of the Company.

NEW CREDIT FACILITY

    On the Closing Date, the Company and Grove Capital, Inc. ("Grove Capital") entered into the New Credit Facility with a syndicate of banks, as lenders, and Chase Bank of Texas, National Association, as administrative agent ("Chase"), Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as documentation agent, and BankBoston, N.A. ("BankBoston"), as syndication agent. The New Credit Facility consists of a $200.0 million term loan facility (the "Term Loan Facility") and a $125.0 million revolving credit facility (the "Revolving Credit Facility"). At Closing, the Company borrowed $200.0 million under the Term Loan Facility and $9.5 million under the Revolving Credit Facility. The undrawn portion of the Revolving Credit Facility will be available for working capital, acquisitions and general corporate purposes. See "Description of Certain Indebtedness--New Credit Facility."

HOLDINGS EQUITY ISSUANCE

    The Equity Contribution by Holdings to the Company was partially funded by the purchase of membership interests of Holdings by Grove Investors. See "Security Ownership of Certain Beneficial Owners and Management."

HOLDINGS DISCOUNT DEBENTURES OFFERING

    The issuance by Holdings of the Debentures resulted in gross proceeds to Holdings of approximately $50.0 million. The Equity Contribution was funded with the net proceeds from the offering of the Debentures together with the proceeds of the Holdings Equity Issuance.

THE INVESTOR GROUP

    Members of the Investor Group beneficially own, through their holdings of membership interests of Grove Investors, all of the outstanding membership interests of Holdings. See "Security Ownership of Certain Beneficial Owners and Management." Keystone, formerly Robert M. Bass Group, Inc., is the principal investment entity of Robert M. Bass. Since 1987, Keystone and associated entities have directly and indirectly sponsored over 30 leveraged acquisitions valued in the aggregate at more than $6.0 billion. These acquisitions have included, among others, American Savings Bank, F.A., Bell & Howell Company, CapStar Hotel Company, Ivex Packaging Corporation, National Reinsurance Corporation, Reliant Building Products, Inc., Specialty Foods Corporation, Stage Stores, Inc., and Williams Scotsman, Inc. Strategic Partners is a Delaware limited partnership formed to invest primarily in public and private debt and equity securities. George Group is an acquisition and management consulting firm that applies its strategic and operations management expertise to manufacturing businesses. George Group has established an exclusive relationship with Keystone to pursue leveraged acquisitions of companies in which George Group's operational expertise may significantly reduce costs and increase revenue, cash flow and return on invested capital. As part of their on-going relationship, in May 1997, Keystone, Strategic Partners, certain other parties and George Group completed the acquisition of Reliant Building Products, Inc.

                                USE OF PROCEEDS

    The Issuers will not receive any cash proceeds or incur any additional indebtedness as a result of the issuance of the Exchange Debentures pursuant to the Exchange Offer.

    The gross proceeds of $50.0 million from the sale of the Senior Discount Debentures, together with borrowings by the Company totaling $209.5 million under the New Credit Facility, proceeds of $120.0 million from the Holdings Equity Issuance and gross proceeds of $225.0 million from the Senior Subordinated Notes, were used by the Company: (i) to fund the cash purchase price paid in connection with the Acquisition and (ii) to pay fees and expenses in connection with the Transactions. See "The Transactions."

    The estimated sources and uses of funds in connection with the Transactions are set forth below:

                                                                                                          AMOUNT
                                                                                                       (IN MILLIONS)
                                                                                                       -------------
SOURCES
New Credit Facility:
  Revolving Credit Facility..........................................................................    $     9.5
  Term Loan Facility.................................................................................        200.0
Senior Subordinated Notes............................................................................        225.0
Senior Discount Debentures...........................................................................         50.0
Holdings Equity Issuance.............................................................................        120.0
                                                                                                            ------
    Total............................................................................................    $   604.5
                                                                                                            ------
                                                                                                            ------
USES
Acquisition of the Acquired Business.................................................................    $   583.0
Fees and expenses....................................................................................         21.5
                                                                                                            ------
    Total............................................................................................    $   604.5
                                                                                                            ------
                                                                                                            ------

                                 CAPITALIZATION
                             (DOLLARS IN THOUSANDS)

    The following table sets forth the cash and cash equivalents and capitalization of Holdings at June 27, 1998. This table should be read in conjunction with "Use of Proceeds," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma combined financial statements and the related Debentures thereto appearing elsewhere in this Prospectus.

                                                                                                         AS OF
                                                                                                     JUNE 27, 1998
                                                                                                     -------------
Cash and cash equivalents..........................................................................   $    11,424
                                                                                                     -------------
                                                                                                     -------------
Total debt:
New Credit Facility(1):
  Revolving Credit Facility........................................................................   $    25,200
  Term Loan Facility...............................................................................       200,000
Senior Subordinated Notes..........................................................................       225,000
Senior Discount Debentures.........................................................................        50,953
Other debt(2)......................................................................................        13,600
                                                                                                     -------------
      Total debt...................................................................................       514,753

Total holder's equity..............................................................................       107,259
                                                                                                     -------------
      Total capitalization.........................................................................   $   622,282
                                                                                                     -------------
                                                                                                     -------------

------------------------

(1) As part of the Transactions, the Company and Grove Capital, Inc. entered into the New Credit Facility, which consists of a $125,000 Revolving Credit Facility and a $200,000 Term Loan Facility. The Revolving Credit Facility enables the Issuers to obtain revolving credit loans and the issuance of letters of credit. As of June 27, 1998, $22 of letters of credit were outstanding under the Revolving Credit Facility and $99.8 million of the Revolving Credit Facility was available for future liquidity and capital needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness--New Credit Facility."

(2) Represents short-term borrowings by Deutsche Grove GmbH, which are secured by an equal amount of trade receivables.

                       SELECTED HISTORICAL FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

    The following table presents selected historical combined financial data of the Company (i) as of and for each of the fiscal years ended October 2, 1993, October 1, 1994, September 30, 1995, September 28, 1996 and September 27, 1997 and (ii) as of June, 1998 and for the nine months ended June 28, 1997, the seven months ended April 28, 1998 and the two months ended June 27, 1998. The selected historical financial data for fiscal 1993 and fiscal 1994 and as of September 25, 1993, September 24, 1994 and September 30, 1995, respectively, and the nine months ended June 28, 1997, the seven months ended April 28, 1998 and the two months ended June 27, 1998 were derived from unaudited historical financial statements. The selected historical combined financial data for fiscal 1995 were derived from historical financial statements as of and for such periods audited by PricewaterhouseCoopers LLP and included elsewhere in this Prospectus. The selected historical financial data for fiscal 1996 and 1997 were derived from historical financial statements for such periods audited by Ernst & Young LLP and included elsewhere in this Prospectus. Information for interim periods includes all adjustments (consisting of normal recurring adjustments) considered necessary in the opinion of management for a fair presentation of financial position and results of operations of the Company. Results for interim periods are not indicative of results for a full fiscal year. The selected historical financial data set forth below should be read in conjunction with "The Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and the related notes thereto included elsewhere in this Prospectus. For purposes of the following discusssion, the Company refers to Holdings.

                                                                          PREDECESSOR                                   COMPANY
                                          ---------------------------------------------------------------------------  ---------
                                                                                                   NINE       SEVEN       TWO
                                                                                                  MONTHS     MONTHS     MONTHS
                                                                                                   ENDED      ENDED      ENDED
                                                                                                 JUNE 28,   APRIL 28,  JUNE 27,
                                            1993       1994       1995       1996       1997       1997       1998       1998
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
  Net sales.............................  $ 387,373  $ 393,526  $ 503,815  $ 794,209  $ 856,812  $ 633,845  $ 476,199  $ 154,780
  Gross profit..........................     95,225     87,991    126,589    185,079    203,273    146,086    100,467     23,636
  Operating expenses....................     86,077     80,752     88,216    134,459    135,382    100,575     78,412     24,326
  Operating profit (loss)...............      9,148      7,239     38,373     50,620     67,891     45,511     22,055       (690)
  Net income (loss)(2)..................     (5,358)    (4,942)    16,769     25,448     42,220     27,320      4,436    (10,420)
BALANCE SHEET DATA (AT PERIOD END):
  Cash and cash equivalents.............  $   5,458  $   7,135  $  18,685  $   8,184  $   5,024                        $  11,424
  Total assets..........................    497,646    509,189    652,000    730,158    881,496                          951,486
  Total debt............................     --         --         --          7,443      7,265                          514,753
  Total invested capital................    416,368    399,762    467,306    502,554    628,492                          107,529
OTHER DATA:
  Depreciation and amortization(3)......  $  13,093  $  13,258  $  13,765  $  17,313  $  17,985  $  13,560  $  10,934  $   2,749
  Capital expenditures(4)...............      4,672      6,042      7,385     19,443     32,491     26,282     20,254      3,047
  Sales backlog at end of period........     63,084    109,350    208,152    185,237    229,513    242,529               218,669
  Ratio of earnings to fixed
    charges(5)..........................        2.7x       2.0x      12.4x      12.2x      22.4x      16.5x      10.1x    --

------------------------

(1) The results of Krupp and Delta have been included since their dates of acquisition on August 30, 1995 and November 30, 1995, respectively.

(2) Includes losses by the Company's Sunderland U.K. facility of $14,085 and $2,912 for the seven months ended April 28, 1998 and the two months ended June 27, 1998, respectively. In August 1998, the Company announced plans to close the Sunderland facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(3) Depreciation and amortization excludes depreciation on equipment held for rent.

(4) Includes expenditures on the Company's new MIS of approximately $4,300 in fiscal 1996, approximately $14,000 in fiscal 1997, approximately $9,084 for the nine months ended June 28, 1997, approximately $9,322 for the seven months ended April 28, 1998 and approximately $2,222 for the two months ended June 27, 1998.

(5) Earnings used in computing the ratio of earnings to fixed charges consists of earnings before provision for income taxes plus fixed charges. Fixed charges are defined as interest expense, which includes the amortization of deferred financing costs, and that portion of rental expense representative of interest (deemed to be one-third of rental expense). Earnings before fixed charges were insufficient to cover fixed charges by $8,669 for the two months ended June 27, 1998. Earnings for the two months ended June 27, 1998 included non-cash charges of $13,080.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the more detailed information and the historical combined financial statements and pro forma combined financial data included elsewhere in this Prospectus.

OVERVIEW

    Membership interests of the Company and capital stock of Grove Holdings Capital account for all of Holdings' assets. Holdings conducts all of its business through the Company.

    The Company generates most of its net sales from the manufacture and sale of new mobile hydraulic cranes, aerial work platforms and truck-mounted cranes. The Company also generates a portion of its net sales from after-market sales (parts, service and used equipment) of the products it manufactures. Sales of used equipment are not material and are generally limited to trade-ins on new equipment through Company-owned distributors in France, Germany and the United Kingdom.

    Over the three fiscal years ended September 27, 1997, the Company experienced significant growth and profitability as a result of a strong North American economy and growing market demand for aerial work platforms. The Company also benefited from the acquisition of the mobile hydraulic crane business of Krupp in August 1995 and the aerial work platform business of Delta in November 1995. The Company's net sales for the nine months ended June 27, 1998 were $631.0 million, a decrease of 0.4% from the same period in fiscal 1997. The following is a summary of net sales for the periods indicated (dollars in millions):

                                                                             FISCAL YEAR               NINE MONTHS ENDED
                                                                   -------------------------------  ------------------------
                                                                                                     JUNE 28,     JUNE 27,
                                                                     1995       1996       1997        1997         1998
                                                                   ---------  ---------  ---------  -----------  -----------
New equipment sold (1)...........................................  $   378.8  $   632.4  $   670.1   $   499.5    $   492.8
After-Market.....................................................       81.5      120.6      125.8        90.0         89.5
Other (2)........................................................       43.5       41.2     60.9(3)       44.3         48.7
                                                                   ---------  ---------  ---------  -----------  -----------
Net sales........................................................  $   503.8  $   794.2  $   856.8   $   633.8    $   631.0
                                                                   ---------  ---------  ---------  -----------  -----------
                                                                   ---------  ---------  ---------  -----------  -----------

------------------------

(1) Excludes specialty cranes and equipment sold to the U.S. government.

(2) Includes specialty cranes and equipment sold to the U.S. government and revenues from unit sales accounted for as operating leases.

(3) Includes revenues resulting from a non-recurring contract for crane refurbishment with the Ministry of Defence of the United Kingdom.

    Consistent with industry practice, particularly in Germany, certain of the Company's mobile hydraulic crane sales (generally less than 5% of units sold annually) are made with residual value guarantees under which the full sales price is collected in cash on normal commercial terms following delivery of the cranes. However, these sales are accounted for in a manner similar to operating leases. Upon collection, the sales price is deferred and accounted for as deferred revenue (current and non-current) while the related inventory is reclassified as "property, plant and equipment--equipment held for rent." Over the term of the residual value guarantee, deferred revenue is recognized as sales and the depreciation of the related equipment held for rent is classified as cost of goods sold, the effect of which is to recognize sales, costs of goods sold and gross profit over the residual value guarantee period, typically five years, as opposed to at the time of delivery of the crane. Losses with respect to residual value guarantees have been insignificant. See Note 1 of Notes to Combined Financial Statements.

    As a result of the Acquisition, a significant portion of the Company's business is operated as a limited liability company organized under the laws of Delaware, as a result of which (i) Holdings is not itself subject to income tax,
(ii) the taxable income of the mobile hydraulic crane, aerial work platform and truck-mounted crane businesses in the United States will be allocated to the equity holders of Holdings, and (iii) such equity holders will be responsible for income taxes on such taxable income. The Company intends to make distributions in the form of dividends to equity holders of Holdings to enable them to meet their tax obligations with respect to income allocated to them by the Company. See "Description of Notes--Certain Covenants--Restricted Payments."

RESULTS OF OPERATIONS

    For financial reporting purposes, the Acquisition creates a new basis of accounting and, accordingly, the Company is required to report results prior to the Acquisition separate from results subsequent to the Acquisition. For purposes of the following discussion of the Company's results of operations, the Company has compiled certain unaudited financial information for the nine months ended June 27, 1998 by combining results of operations for the seven months ended April 28, 1998 (prior to the Acquisition) with those for the two months ended June 27, 1998 (subsequent to the Acquisition). As described above, the Company's capital structure changed and, for income tax reporting purposes, the Company is a limited liability company. Consequently, information with respect to interest, income taxes, and net income for the nine month periods ended June 27, 1998 is not considered meaningful and, accordingly, comparison of such items with results for the nine month periods ended June 28, 1997 are not made herein.

    Set forth below is certain information regarding the Company's results of operations for fiscal 1995, fiscal 1996 and fiscal 1997 and the nine month periods ended June 28, 1997 and June 27, 1998 (dollars in thousands).

                                                              FISCAL YEAR ENDED              NINE MONTHS ENDED
                                                       -------------------------------  ----------------------------
                                                         1995       1996       1997     JUNE 28, 1997  JUNE 27, 1998
                                                       ---------  ---------  ---------  -------------  -------------
Net Sales............................................  $ 503,815  $ 794,209  $ 856,812    $ 633,845      $ 630,979
Cost of goods sold...................................    377,226    609,130    653,539      487,759        496,876
Write-off of amount assigned to inventory in excess
  of historical costs resulting from purchase
  accounting adjustments.............................     --         --         --           --             10,000
                                                       ---------  ---------  ---------  -------------  -------------
    Gross profit.....................................    126,589    185,079    203,273      146,086        124,103
Selling, engineering, general and administrative
  expenses...........................................     84,826    128,804    124,152       92,142         96,197
Management fees paid to Hanson.......................      3,390      5,655      2,176        1,632            162
Amortization of goodwill.............................     --         --          9,054        6,801          6,379
                                                       ---------  ---------  ---------  -------------  -------------
    Operating profit.................................  $  38,373  $  50,620  $  67,891    $  45,511      $  21,365
                                                       ---------  ---------  ---------  -------------  -------------
                                                       ---------  ---------  ---------  -------------  -------------

NINE MONTHS ENDED JUNE 27, 1998 (THE "FISCAL 1998 NINE MONTHS") COMPARED TO THE NINE MONTHS ENDED JUNE 28, 1997 (THE "FISCAL 1997 NINE MONTHS").

    NET SALES. Net sales for the Company decreased $2.8 million, or 0.4%, from $633.8 million for the fiscal 1997 nine months to $631.0 million for the fiscal 1998 nine months.

    Net sales of mobile hydraulic cranes declined from the fiscal 1997 nine months to the fiscal 1998 nine months on higher unit sales. The decline in net sales was caused by a shift in product mix and higher price concessions, primarily on mobile hydraulic cranes produced by the Company's Sunderland, U.K. facility. While net sales to North American customers remained strong, net sales in Europe and Asia declined. Net sales in Europe were also lower as a result of an increase in the percentage of units sold with residual value guarantees accounted for as operating leases.

    Net sales of aerial work platforms increased modestly from the fiscal 1997 nine months to the fiscal 1998 nine months. Unit sales of aerial work platforms were down; however, net sales increased as a result of improved sales mix.

    Net sales of truck-mounted cranes increased significantly from the fiscal 1997 nine months to the fiscal 1998 nine months. Net sales increased as the result of increased production capacity as well as significantly increased demand for higher priced models.

    After-market sales, including parts and services, decreased slightly from the fiscal 1997 nine months to the fiscal 1998 nine months. This decrease was due primarily to a modest decrease in parts sales partially offset by an increase in used equipment sales.

    Other sales increased 9.9% as a result of higher revenue from unit sales that were accounted for as operating leases, partially offset by lower revenues following the completion of a non-recurring contract for crane refurbishment with the Ministry of Defence of the United Kingdom.

    GROSS PROFIT. Gross profit decreased $22.0 million, or 15.0%, from $146.1 million in the fiscal 1997 nine months to $124.1 million in the fiscal 1998 nine months. The decline in gross profit was primarily attributable to a $10.2 million decline in gross profit at the Company's Sunderland, U.K. facility caused by higher price concessions and lower sales volume available to absorb fixed overhead. The higher price concessions were primarily required to induce the sale of U.K. manufactured products, including 17 all-terrain cranes that were built to order for a customer that refused delivery in fiscal 1998. The sale of the cranes, which were sold for approximately $8.2 million during the second quarter of fiscal 1998, resulted in a loss of approximately $1.5 million. In addition, gross profit was adversely impacted by the $10.0 million write-off of amounts assigned to inventory in excess of historical costs.

    SELLING, ENGINEERING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, engineering, general and administrative expenses increased $4.1 million, or 4.4%, from $92.1 million in the fiscal 1997 nine months to $96.2 million in the fiscal 1998 nine months. As a percentage of net sales, selling, engineering, general and administrative expenses were 14.5% in the fiscal 1997 nine months and 15.2% in the fiscal 1998 nine months. The expense growth occurred broadly across the Company as the result of the distraction to operations created by the Acquisition. Included in selling, engineering, general and administrative expenses for the 1998 nine months are approximately $0.9 million of George Group expenses and $1.4 million of transition costs related to the sale of the Company. Included in selling, engineering, general and administrative expenses for the 1997 nine months is approximately $2.0 million in restructuring charges related to the U.K. crane manufacturing operation.

FISCAL 1997 COMPARED TO FISCAL 1996

    NET SALES. Net sales increased $62.6 million, or 7.9%, from $794.2 million in fiscal 1996 to $856.8 million in fiscal 1997.

    Net sales of mobile hydraulic cranes were virtually unchanged from fiscal 1996 to fiscal 1997. Unit shipments increased in fiscal 1997 versus fiscal 1996, with substantially all of the increase representing units sold to Latin American customers. Sales of the Company's mobile hydraulic cranes reflected strong demand in North America.

    Net sales of aerial work platforms increased significantly from fiscal 1996 to fiscal 1997. Unit sales increased as a result of continued industry growth led by efficiency considerations as well as government-mandated safety standards for people working in elevated environments.

    Net sales of truck-mounted cranes increased significantly from fiscal 1996 to fiscal 1997. Unit sales increased principally due to increased international marketing efforts. Net sales of truck-mounted cranes also benefited from an improved product sales mix resulting primarily from increased demand for higher priced models.

    After-market sales, including parts and services, increased from fiscal 1996 to fiscal 1997. This increase was due primarily to an increase in parts sales resulting from a larger installed base and relatively high rental fleet utilization.

    Other sales increased significantly as a result of a non-recurring crane refurbishment contract for cranes with the Ministry of Defence of the United Kingdom.

    GROSS PROFIT. Gross profit increased $18.2 million, or 9.8%, from $185.1 million in fiscal 1996 to $203.3 million in fiscal 1997. The increase in gross profit was due primarily to increased sales in the aerial work platform and truck-mounted crane businesses. As a percentage of sales, gross profit improved modestly from 23.3% in fiscal 1996 to 23.7% in fiscal 1997.

    SELLING, ENGINEERING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, engineering, general and administrative expenses increased $4.4 million, or 3.4%, from $128.8 million in fiscal 1996 to $133.2 million in fiscal 1997. However, as a percentage of net sales, selling, engineering, general and administrative expenses declined from 16.2% in fiscal 1996 to 15.5% in fiscal 1997 as a result of higher sales that absorbed fixed costs. The dollar increase was principally related to higher selling and advertising costs to support the sales growth of the Company's product lines as well as general cost increases. Included in selling, engineering, general and administrative expenses are research and development expenses, which increased 2.7% from $15.0 million in fiscal 1996 to $15.4 million in fiscal 1997. In addition, in fiscal 1996 and fiscal 1997, general and administrative expenses included $2.7 million and $1.3 million, respectively, due to process reengineering and systems assessment costs associated with the installation of the Company's management information system. See "--Information Systems and the Impact of Year 2000."

    MANAGEMENT FEES. Results of operations for fiscal 1996 and fiscal 1997 included management fees paid to Hanson of $5.7 million and $2.2 million, respectively. Management believes the Company's results of operations in all material respects reflect all operating costs on a stand alone basis. Management estimates that costs to replace services provided by Hanson prior to the Acquisition together with other stand alone costs will be less than $1.0 million for the twelve months following the Acquisition. Such costs, which are generally less than the management fees charged by Hanson on an annual basis, relate to additional treasury, human resource and income tax requirements. Management believes such additional costs will be more than offset by planned costs savings in other general and administrative areas.

    NET INTEREST EXPENSE/INCOME. Net interest expense/income included (i) interest income of $0.6 million in fiscal 1996 and $2.1 million in fiscal 1997, which was generated primarily from notes receivable under the Company's special North American dealer financing program and (ii) interest expense of $3.3 million in fiscal 1996 and $2.0 million in fiscal 1997, substantially all of which was paid to Hanson with respect to intercompany borrowings.

    INCOME TAXES. Income tax expense, virtually all of which was U.S.-based, increased 18.3% from $22.2 million in fiscal 1996 to $26.2 million in fiscal 1997. The overall effective tax rates were 46.6% and 38.3% for fiscal 1996 and fiscal 1997, respectively. The decline in tax rate was caused principally by a reduction in permanent goodwill additions which resulted from the transactions consummated to effect a demerger of certain of Hanson PLC's various businesses. The Company has established valuation allowances for net operating losses generated by its foreign subsidiaries.

    NET INCOME. Net income increased $16.8 million, or 65.9%, from $25.4 million in fiscal 1996 to $42.2 million in fiscal 1997. The increase related principally to increased sales and operating profits.

FISCAL 1996 COMPARED TO FISCAL 1995

    NET SALES. Net sales increased $290.4 million, or 57.6%, from $503.8 million in fiscal 1995 to $794.2 million in fiscal 1996.

    Net sales of mobile hydraulic cranes increased significantly from fiscal 1995 to fiscal 1996, primarily as a result of higher unit sale and an improved product mix. Approximately 60% of the net sales increase resulted from sales to North American customers, with the majority of the balance resulting from sales to European customers. Unit sales increased as a result of strong demand created by improved economic conditions for the construction industry in North America as well as from the acquisition and integration of the Krupp mobile hydraulic crane business (acquired in August 1995).

    Net sales of aerial work platforms increased significantly from fiscal 1995 to fiscal 1996. Unit sales increased as a result of continued growth of the industry, resulting from efficiency considerations and government-mandated safety standards for people working in elevated environments, as well as from the acquisition of Delta in November 1995. Net sales to North American customers grew by 33.5% in fiscal 1996 compared to fiscal 1995. Net sales to European customers, excluding the impact of the Delta acquisition, grew significantly in fiscal 1996.

    Net sales of truck-mounted cranes increased from fiscal 1995 to fiscal 1996. Unit sales increased as a result of growth in the Company's telescoping product line. Product sales prices and mix improved slightly.

    After-market sales, including parts and services, increased significantly from fiscal 1995 to fiscal 1996. This increase was related primarily to the acquisition of Krupp and higher volume from an increase of service part sales resulting from the higher installed base and relatively high rental fleet utilization.

    GROSS PROFIT. Gross profit increased $58.5 million, or 46.2%, from $126.6 million in fiscal 1995 to $185.1 million in fiscal 1996. The increase in gross profit was primarily due to increased sales in aerial work platforms and truck-mounted cranes, as well as due to the acquisition of Krupp. As a percentage of sales, gross margins declined from 25.1% in fiscal 1995 to 23.3% in fiscal 1996. The decrease was attributable principally to lower profit margins for the acquired Krupp all-terrain line of mobile hydraulic cranes relative to the Company's other product lines and lower gross margins from after-market sales related to Krupp's all-terrain products.

    SELLING, ENGINEERING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, engineering, general and administrative expenses increased $44.0 million, or 51.9%, from $84.8 million in fiscal 1995 to $128.8 million in fiscal 1996. However, as a percentage of net sales, selling, engineering, general and administrative expenses declined from 16.8% in fiscal 1995 to 16.2% in fiscal 1996 as the result of higher sales that absorbed fixed costs. The dollar increase was primarily related to the acquisitions of Krupp and Delta and higher selling, general and administrative expenses to support the higher volume of business. Included in selling, engineering, general and administrative expenses are research and development expenses, which increased $5.7 million, or 61.3%, from $9.3 million in fiscal 1995 to $15.0 million in fiscal 1996 as the result of costs associated with accelerated development of new products and the Krupp acquisition. In addition, fiscal 1996 general and administrative expenses included $2.7 million of process reengineering and systems assessment costs associated with the installation of the Company's new management information system.

    MANAGEMENT FEES. Results of operations for fiscal 1995 and fiscal 1996 included management fees and other charges paid to Hanson of $3.4 million and $5.7 million, respectively.

    NET INTEREST EXPENSE/INCOME. Interest expenses in fiscal 1995 and fiscal 1996 were $2.6 million and $3.3 million, respectively, substantially all of which was paid to Hanson with respect to intercompany receivables.

    INCOME TAXES. Income tax expense, virtually all of which was U.S.-based, increased from $19.0 million, or 16.7%, in fiscal 1995 to $22.2 million in fiscal 1996. The overall effective tax rates were 53.1% and 46.6% for fiscal 1995 and fiscal 1996, respectively. The decline in tax rate was caused principally by the utilization of Deutsche Grove loss carryforwards. The Company has established valuation allowances for net operating losses generated by its foreign subsidiaries.

    NET INCOME. Net income increased $8.6 million, or 51.8%, from $16.8 million in fiscal 1995 to $25.4 million in fiscal 1996. The increase related primarily to increased sales and operating profits created by increased demand for mobile hydraulic cranes and aerial work platforms as well as the acquisitions of Krupp and Delta.

GEOGRAPHIC COMPARISONS DURING THE THREE YEARS ENDED SEPTEMBER 27, 1997

    Net sales to unaffiliated customers by the Company's domestic subsidaries contributed in excess of 70.0% of the Company's sales in fiscal 1997 and virtually all of its net income. Net sales to unaffiliated customers by the Company's domestic subsidaries increased by $43.6 million or 7.8% in fiscal 1997 as compared to fiscal 1996, which represented approximately 70.0% of the Company's overall sales increase for fiscal 1997. The increase in net sales by the Company's domestic subsidiaries was caused by strong sales of aerial work platforms and truck-mounted cranes. Net sales of mobile hydraulic cranes by the Company's domestic subsidiaries were virtually unchanged in fiscal 1997 as compared to fiscal 1996. Net sales to unaffiliated customers by the Company's foreign subsidiaries increased by $16.7 million or 7.2% in fiscal

1997 as compared to fiscal 1996. The increase in net sales by the Company's foreign subsidiaries was primarily the result of continued growth of aerial work platform sales in Europe. Recurring operating losses by the Company's manufacturing facility in Sunderland, U.K. of approximately $2.5 million in fiscal 1997 offset virtually all of the operating earnings of the Company's German and French subsidaries during the same period.

    Net sales to unaffiliated customers by the Company's domestic subsidiaries contributed in excess of 70.0% of the Company's sales in fiscal 1996 and all of its net income. Net sales to unaffiliated customers by the Company's domestic subsidaries increased by $165.2 million or 41.6% in fiscal 1996 as compared to fiscal 1995, which represented approximately 56.0% of the Company's overall sales increase for 1997. The increase in net sales by the Company's domestic subsidiaries was primarily the result of continued growth of aerial work platform sales. Net sales to unaffiliated customers by the Company's foreign subsidiaries increased by $125.2 million or 117.3% in fiscal 1996 as compared to fiscal 1995. The acquistion of Krupp contributed significant sales growth to both domestic and European operations. Operating losses by the Company's manufacturing facility in Sunderland, U.K. of approximately $3.8 million offset all of the operating earnings of the Company's German and French subsidiaries. The acquisitions of Delta and Krupp improved the operating results of the Company's German and French subsidiaries.

    Net sales to unaffiliated customers by the Company's domestic subsidiaries contributed in excess of 75.0% of the Company's sales in fiscal 1995 and all of its net income. The domestic net income was offset to some extent by losses from the foreign subsidiaries including operating losses by the Company's manufacturing facility in Sunderland, U.K. of $2.4 million.

LIQUIDITY AND CAPITAL RESOURCES

    Holdings conducts all of its business through the Company and its subsidiaries. The Company's business is working capital-intensive, requiring significant investments in receivables and inventory. In addition, the Company requires capital for replacement and improvements of existing plant, equipment and processes.

    During the two months ended June 27, 1998, the Company's operating activities used approximately $20.5 million in operating cash flow. This amount resulted primarily from $21.5 million of new notes receivable from customers under the Company's special North American dealer financing program. In July 1998, the Company entered into an agreement with a third party financial institution to sell up to $50.0 million of notes generated from sales under such program. The third party financial institution purchases the notes at face value on a 90.0% non-recourse basis. In July 1998, the Company sold approximately $21.0 million of notes receivable to the third party. The sale of the notes qualifies as a sale under generally accepted accounting principles and, accordingly, upon sale, the notes receivable will be removed from the Company's balance sheet. See Note 4 of Notes to Unaudited Condensed Financial Statements.

    During the two months ended June 27, 1998 the Company used approximately $574.9 million of cash flow for investing activities of which $563.5 million was related to the Acquisition, $3.0 million was for capital expenditures and $8.3 million was for investment in equipment held for rent. The cash flows used in operating and investing activities were funded by issuance of long-term debt of $450.2 and an equity contribution from Holdings of $168.2 million. See "The Transactions" and "Use of Proceeds."

    During the seven months ended April 28, 1998 (the "fiscal 1998 seven months"), the Company's operating activities provided $96.4 million in operating cash flow. Cash flow from operating activities increased due to a sale to a third party financing company of $52.7 million of notes receivable from customers under the Company's special North American dealer financing program. Until the first quarter of fiscal 1998, Hanson financed all of the notes receivable arising under the special North American dealer financing program. Grove is currently negotiating with a number of financial institutions to sell secured notes receivable or similar instruments or accounts arising from sales pursuant to the Company's special North American dealer financing program. During the fiscal 1998 seven months, the Company used (i) $27.9 million in investing activities, consisting of $20.2 million of capital expenditures (of which $9.3 million was for the new management information system) and $16.4 million of investment in equipment held for rent (due to the operating lease treatment relating to certain sales which are accounted for as operating leases), and (ii) $59.5 million in financing activities, principally consisting of amounts paid to Hanson.

    Cash used in investing activities in fiscal 1997 was related primarily to capital expenditures of $32.5 million and costs of equipment held for rent of $37.9 million. Such equipment related to sales that are accounted for as operating leases as described under the caption, "Overview," above. Costs are recognized over the term of the residual guarantees, but the Company collects the invoiced price of equipment on normal commercial terms after shipment.

    Capital expenditures in fiscal 1997 consisted of $14.0 million related to the installation of the new management information systems, $8.3 million in discretionary spending (including $2.5 million to expand aerial work platform capacity) and $10.2 million for the replacement of existing plant and equipment. The Company estimates that capital expenditures for the fiscal year ending September 26, 1998 will be approximately $31.7 million of which $18.7 million will be related to the completion of the installation of the new management information systems in its North American and European operations. See "--Management Information Systems and the Impact of Year 2000."

    The Company plans to close its Sunderland, U.K. manufacturing facility because of recurring operating losses. Management believes closing the facility will improve operating earnings as well as provide the opportunity for additional cost reductions through product rationalization, reduced selling, general and administrative expenses and reduced manufacturing costs. Management has estimated total closure costs to be approximately $17.0 million, consisting of approximately $10.0 million of employee severance and $7.0 million of plant shut-down costs, all of which are expected to be expended in the next twelve months.

    The Company expects that cash flows from foreign operations will be required to meet its domestic debt service requirements. Such cash flows are expected to be generated from intercompany interest expense on loans the Company has made to certain of its foreign subsidiaries to consummate the acquisition of Hanson's crane and aerial work platform subsidiaries in the U.K., Germany and France and for working capital requirements. The loans have been established with amounts and interest rates to allow for repatriation without restriction or additional tax burden. However, there is no assurance that the foreign subsidiaries will generate the cash flow required to service the loans or that the laws in the foreign jurisdictions will not change to limit repatriation or increase the tax burden of repatriation.

    In connection with the Acquisition, the Company entered into a seven-year, $125 million Revolving Credit Facility, which will allow the Company, subject to certain borrowing conditions, to obtain revolving credit loans and issue letters of credit for working capital, acquisitions and general corporate purposes. A portion of the Revolving Credit Facility is available for borrowing by the Issuers in the Eurocurrency markets of British pounds sterling, German marks and French francs and certain other currencies. Management believes that the Company's income from operations and available borrowings under the Revolving Credit Facility will be sufficient to meet its debt service obligations, capital expenditure requirements and distributions in the form of dividends to equity holders of Holdings to enable them to meet their tax obligations with respect to income allocated to them by the Company for at least the twelve months following the Acquisition. See "Description of Certain Indebtedness--New Credit Facility." Subject to certain exceptions, including the right of the Company to make cash distributions to Holdings to enable Holdings to make distributions to its equity holders with respect to their tax obligations, the New Credit Facility and the Senior Subordinated Notes Indenture impose significant restrictions on the payment of cash dividends by the Company and its subsidiaries to Holdings. See "Risk Factors--Limitation on the Payment of Funds to Holdings by its Subsidiaries."

BACKLOG

    The Company's backlog consists of firm orders for new equipment and replacement parts. Total backlog as of September 30, 1998, was approximately $194.1 million compared to total backlog as of September 27, 1997 of $222.5 million. Substantially all of the Company's backlog orders are expected to be filled within one year, although there can be no assurance that all such backlog orders will be filled within that time period. Parts orders are generally filled on an as-ordered basis.

CYCLICALITY

    Historically, sales of products manufactured and sold by the Company have been subject to cyclical variations based, among other things, on general economic conditions and, in particular, on conditions in the construction industry. During periods of expansion in construction activity, the Company generally has benefited from increased demand for construction equipment. Conversely, during recessionary times, the Company has been adversely affected by reduced demand for such products. Downward cycles result in reductions in the Company's new unit sales and prices, which adversely impact the Company's results of operations. Management believes there are several factors that may mitigate the effects of future cyclical trends in the Company's business. These factors include the continued growth of its aerial work platform business, which has a lower correlation to the results of the construction industry, the global diversification of its sales network and the decrease in the fixed costs elements of the Company's overall business. After-market sales for parts and services accounted for 12% of the Company's net sales and 26% of gross profits in fiscal 1997. Such sales typically have higher gross margins and are less cyclical than new equipment sales. However, there can be no assurance that a decline in the general condition of the economy will not have a material adverse impact on the Company. See "Risk Factors--Industry Cyclicality."

    During fiscal 1996, fiscal 1997 and the nine months ended June 27, 1998 net sales of new units to Asian customers represented 5.6%, 5.1% and 2.7% of the Company's net sales, respectively. The Asian economic crisis has had a limited impact on the Company's results of operations. Although the Company is not dependent on sales to Asian customers, management cannot reasonably predict what impact, if any, the crisis will have on its competitors or on markets outside of Asia where the Company sells its products.

MANAGEMENT INFORMATION SYSTEMS AND THE IMPACT OF YEAR 2000

    Certain computer programs and microprocessors use two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software and microprocessors may recognize a date using "00" as the year 1900 rather than the year 2000. This phenomenon (the "Year-2000 Issue") could cause a disruption of operations, including, among other things, a temporary inability to utilize manufacturing equipment, send invoices or engage in similar normal business activities.

    In fiscal 1995, the Company conducted a Year-2000 assessment of all management information systems used at its crane and aerial work platform facilities in the United States, United Kingdom and Germany. Upon completing this review in October 1995, the Company launched a campaign designed to replace all existing software and hardware that was not Year-2000 compliant (the "Year-2000 Project"). In addition to replacing all business application software and hardware, the Year-2000 Project was designed to provide improved business processes and procedures.

    The Company determined that the Year-2000 Project would not need to be implemented at its National Crane facility in Waverly, Nebraska. Instead, National Crane implemented upgrades to all of its existing hardware and software and converted all of its data. Management believes the completion of this project has rendered all of National Crane's major computer systems Year-2000 compliant.

    The Year-2000 Project is expected to be completed at the end of first quarter of fiscal 1999 and will have a total cost of approximately $38.0 million, of which approximately $35.3 million had been expended as of August 29, 1998. If the Year-2000 Project is delayed, the Company will be required to shorten its planning horizons and replace certain computerized functions, such as inventory and work-in-process tracking, billing and order processing, with manual systems. Any such delay could result in part shortages and slow the delivery of products to the Company's customers. Management believes that all of the Company's major computer systems will be rendered Year-2000 compliant. If such modifications and conversions are not completed in a timely manner, the Year-2000 Issue could have a material impact on the operations of the Company. See "Business--Management Information Systems."

    The Company has also polled the manufacturers of its computerized numerical control ("CNC") manufacturing/production equipment. The Company has been informed by such manufacturers that there are no Year-2000 Issues with respect to the Company's CNC equipment at its Shady Grove, Pennsylvania and Waverly, Nebraska facilities. The Company is also conducting an internal review of its CNC equipment to confirm its Year-2000 readiness. Although management believes that the Year-2000 Issue will not have a material adverse impact on its CNC equipment, there can be no assurance that it will not.

    In addition, the Company has initiated communications with key suppliers to determine the extent to which the Company may be vulnerable to such parties' failure to remediate Year-2000 Issues in products they supply to the Company. There can be no guarantee that the systems of the other companies on which the Company's systems and products rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company. However, based on its current assessment, management believes that the Year-2000 Issue will not have a material adverse impact on the Company's future results of operations or financial conditions, although there can be no assurance that such will be the case.

    Further, although it is difficult to predict with certainty what will happen after December 31, 1999, in the event that some of the Company's key suppliers are not Year-2000 compliant, in a reasonably likely worst case scenario, the Company may be forced to temporarily replace certain computerized functions with manual applications and may experience significant delays in its ability to perform certain functions, but does not expect to be unable to perform critical functions or to otherwise conduct its business. In addition, in the event that some of the Company's key customers are not Year-2000 compliant, in a reasonably likely worst case scenario, the Company may suffer a loss in orders and revenue but does not expect such loss to have a material adverse effect on its operations or revenue. As part of the Company's Year-2000 efforts, the Company is planning to develop a contingency plan which is designed to (i) identify current key suppliers products which the Company has reason to believe may suffer significant malfunctions as a result of Year-2000 compliance failures and identify alternative suppliers in order to minimize any impact on the Company and (ii) continue addressing any internal Year-2000 Issues.

DERIVATIVE FINANCIAL INSTRUMENTS, INFLATION AND INTEREST RATE RISK

    Movement in foreign currency exchange rates creates risk to the Company's operations to the extent of sales made and costs incurred in foreign currencies. The major foreign currencies, among others, in which the Company does business are the British pound sterling, German mark and French franc. In addition, changes in currency exchange rates can affect the competitiveness of the Company's products and could result in management reconsidering pricing strategies to maintain market share. In fiscal 1997, approximately 29% of the Company's net sales were transacted in foreign currencies. During the past three fiscal years, the impact of currency fluctuations has not had significant impact on the Company's results of operations.

    Historically, the Company's currency risk had been coordinated with Hanson. The Company is now responsible for its own cash management activities and expects to use forward exchange contracts and options to manage its foreign currency risk. As of June 27, 1998, the Company was obligated under forward exchange contracts of approximately $3.7 million primarily for the purchase and sale of U.S. dollars, French francs, German marks and British pounds sterling. The Company is now responsible for its own cash management activities and expects to use forward exchange contracts and options to manage its foreign currency risk.

    The Company historically has been able to adjust prices to offset increased inflation, and, therefore, inflation has not had, nor is it expected to have, a significant effect on the operations of the Company.

    Interest rates on borrowings under the Company's Term Loan Facility and Revolving Credit Facility are based, at the option of the Company, on the Alternative Base Rate or the relevant Eurocurrency Rate (each as defined in the Credit Agreement) plus an Applicable Margin, as defined in the Credit Agreement. As of June 27, 1998, borrowings under the Term Loan Facility and Revolving Credit Facility bore interest at LIBOR plus 250 and 225 basis points, respectively. In July 1998, the Company entered into an interest rate agreement to collar the interest rate on approximately $100.0 million of the Company's floating rate borrowings for the three years ended September 2001. The Company may enter into additional interest rate caps, swaps or collars to hedge its interest rate risk. See "Description of Certain Indebtedness--New Credit Facility."

ENVIRONMENTAL MATTERS

    The Company generates hazardous and non-hazardous waste in the normal course of its manufacturing operations. As a result, the Company is subject to a wide range of Federal, state, local and foreign environmental laws, including CERCLA, that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for hazardous and nonhazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from sites of past spills, disposals or other releases of hazardous substances. Compliance with such laws has required, and will continue to require, expenditures by the Company on a continuing basis. The Company does not expect that these expenditures will have a material adverse effect on its financial condition or results of operations.

    The Company is currently developing a remediation program with respect to an area that has been contaminated by petroleum hydrocarbons at its Shady Grove, Pennsylvania facility. The Company believes that this contamination is confined to the Shady Grove site and has not migrated to any adjacent properties. The Company also believes that the costs of remediating this contamination will not have a material adverse effect on its financial condition or results of operations.

CHANGE IN ACCOUNTING STANDARDS

    In 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement requires that public business enterprises disclose information about their products and services, operating segments, the geographic areas in which they operate, and their major customers. Management will adopt the provisions of this Standard in fiscal year 1999.

    In 1998, the American Institute of Certified Public Accountants issued Statement No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained For Internal Use." This Statement requires capitalization of: (i) external direct costs of materials and services incurred in developing or obtaining internal-use computer software, (ii) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project and (iii) interest costs incurred in developing computer software for internal use. Costs that are considered to be related to research and development activities would be expensed as incurred. Similarly, training and maintenance costs would be expensed, and allocations to amounts capitalized of general and administrative or overhead costs would not be permitted. The proposal is effective for fiscal years beginning after December 15, 1998. Application would be prospective. Earlier application of this Statement of the beginning of the fiscal year is encouraged for years for which annual financial statements have not been issued. The Company is not expected to early-adopt this Statement. The adoption of this Statement is not expected to have a material effect on the financial position or results of the Company.

    In 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. Management has not yet evaluated this statement's impact on the Company's financial condition or results of operations. Adoption of this statement will be required for the fiscal year beginning October 1999.

                               THE EXCHANGE OFFER

GENERAL

    The Issuers hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to $88.0 million aggregate principal amount at maturity of Exchange Debentures for a like aggregate principal amount at maturity of Senior Discount Debentures properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to any and all of the Senior Discount Debentures.

    As of the date of this Prospectus, $88.0 million aggregate principal amount at maturity of the Senior Discount Debentures is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about October 21, 1998, to all holders of Senior Discount Debentures known to Holdings. The Issuers' obligations to accept Senior Discount Debentures for exchange pursuant to the Exchange Offer are subject to certain conditions set forth under "Certain Conditions to the Exchange Offer" below. The Issuers currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

PURPOSE OF THE EXCHANGE OFFER

    The Senior Discount Debentures were issued on April 29, 1998 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the Senior Discount Debentures may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

    In connection with the issuance and sale of the Senior Discount Debentures, the Issuers entered into the Registration Rights Agreement, which requires the Issuers to file with the Commission a registration statement relating to the Exchange Offer not later than June 29, 1998 (60 days after the date of issuance of the Senior Discount Debentures) and to use their reasonable best efforts to cause the registration statement relating to the Exchange Offer to become effective under the Securities Act not later than October 29, 1998 (180 days after the date of issuance of the Senior Discount Debentures) and the Exchange Offer to be consummated not later than 30 business days after the date of the effectiveness of the Registration Statement. In addition, under certain circumstances the Issuers are required to use their reasonable best efforts to file a shelf registration statement with respect to resales of the Debentures not later than 60 days after such filing obligation arises and cause such registration statement to become effective not later than 120 days after the date on which the Issuers become obligated to file such shelf registration statement. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement.

    The Exchange Offer is being made by the Issuers to satisfy their obligations with respect to the Registration Rights Agreement. The term "holder," with respect to the Exchange Offer, means any person in whose name Senior Discount Debentures are known to Holdings or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Senior Discount Debentures are held of record by The Depository Trust Company. Other than pursuant to the Registration Rights Agreement, the Issuers are not required to file any registration statement to register any outstanding Senior Discount Debentures. Holders of Senior Discount Debentures that do not tender their Senior Discount Debentures or whose Senior Discount Debentures are tendered but not accepted would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Senior Discount Debentures.

TERMS OF THE EXCHANGE

    The Issuers hereby offer to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount at maturity of Exchange Debentures for each $1,000 in principal amount at maturity of the Senior Discount Debentures. The terms of the Exchange Debentures are the same in all material respects (including principal amount, interest rate, maturity and ranking) as the terms of the Senior Discount Debentures for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Debentures have been registered under the Securities Act, and therefore will not be subject to certain restrictions on transfer applicable to the Senior Discount Debentures and will not be entitled to registration rights except under certain limited circumstances. The Exchange Debentures will evidence the same indebtedness as the Senior Discount Debentures and will be entitled to the benefits of the Indenture. See "Description of Debentures."

    The Exchange Offer is not conditioned upon any minimum aggregate amount of Senior Discount Debentures being tendered for exchange.

    The Issuers have not requested, and do not intend to request, an interpretation by the Staff with respect to whether the Exchange Debentures issued pursuant to the Exchange Offer in exchange for the Senior Discount Debentures may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the Staff set forth in a series of no-action letters issued to third parties, the Issuers believe that Exchange Debentures issued pursuant to the Exchange Offer in exchange for Senior Discount Debentures may be offered for sale, resold and otherwise transferred by any holder of such Exchange Debentures (other than any holder which is (i) an Affiliate of the Company or (ii) a broker-dealer that purchases Debentures from the Issuers to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Debentures are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Debentures and neither such holder nor any other such person is participating in or intends to participate in a distribution of such Exchange Debentures. Since the Commission has not considered the Exchange Offer in the context of a no-action letter, there can be no assurance that Staff would make a similar determination with respect to the Exchange Offer. Any holder who is an Affiliate of the Company or who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Debentures may be deemed to have received restricted securities and cannot rely on such interpretation by the Staff and must comply with the registration and prospectus delivery requirements of the Securities Act in accordance with any resale transaction. Each holder must acknowledge, among other things, that it is not participating in, and does not intend to participate in, a distribution of Exchange Debentures. Each broker-dealer that receives Exchange Debentures for its own account in exchange for Senior Discount Debentures, where such Senior Discount Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any such resale of the Exchange Debentures. See "Plan of Distribution."

    Tendering holders of the Senior Discount Debentures shall not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Senior Discount Debentures pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT

    The Exchange Offer will expire at 5:00 p.m., New York City time, on November 19, 1998, unless the Issuers have extended the period of time for which the Exchange Offer is open (such date, as it may be extended, is referred to herein as the "Expiration Date"). The Expiration Date will be at least 20 business days after the commencement of the Exchange Offer in accordance with Rule 14e-1(a) under the Exchange Act. The Issuers expressly reserve the right, at any time or from time to time, in their sole discretion, to extend the period of time during which the Exchange offer is open, and thereby delay acceptance for exchange of any Senior Discount Debentures, by giving oral or written notice to the Exchange Agent and by timely public announcement no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Senior Discount Debentures previously tendered will remain subject to the Exchange Offer unless properly withdrawn.

    The Issuers expressly reserve the right to (i) terminate or amend the Exchange Offer and not to accept for exchange any Senior Discount Debentures not theretofore accepted for exchange upon the occurrence of any of the events specified below under "--Certain Conditions to the Exchange Offer" which have not been waived by the Issuers and (ii) amend the terms of the Exchange Offer in any manner which, in their good faith judgment, is advantageous to the holders of the Senior Discount Debentures, whether before or after any tender of the Senior Discount Debentures. If any such termination or amendment occurs, the Issuers will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Senior Discount Debentures as promptly as practicable.

    For purposes of the Exchange Offer, the term "business day" has the meaning set forth in Rule 14d-1(c)(6) under the Exchange Act.

PROCEDURES FOR TENDERING SENIOR DISCOUNT DEBENTURES

    The tender to the Issuers of Senior Discount Debentures by a holder thereof as set forth below and the acceptance thereof by the Issuers will constitute a binding agreement between the tendering holder and the Issuers upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

    A holder of Senior Discount Debentures may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Senior Discount Debentures being tendered and any required signature guarantees and any other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth below on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below. A tender will not be deemed to have been timely received if the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Senior Discount Debentures is mailed prior to the Expiration Date but is received by the Exchange Agent after the Expiration Date.

    Any beneficial owner whose Senior Discount Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering the Senior Discount Debentures, either make appropriate arrangements to register ownership of the Senior Discount Debentures in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    THE METHOD OF DELIVERY OF SENIOR DISCOUNT DEBENTURES, LETTERS OF TRANSMITTAL AND ALL OF THE REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO SENIOR DISCOUNT DEBENTURES OR LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE ISSUERS.

    If tendered Senior Discount Debentures are registered in the name of the signer of the Letter of Transmittal and the Exchange Debentures to be issued in exchange therefor are to be issued (and any untendered Senior Discount Debentures are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") whose name appears on a security listing as a owner of Senior Discount Debentures), the signature of such signer need not be guaranteed. In any other case, the tendered Senior Discount Debentures must be endorsed or accompanied by written instruments of transfer, in form satisfactory to the Issuers and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a clearing agency, an insured credit union, a savings association or a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If the Exchange Debentures and/or Senior Discount Debentures not exchanged are to be delivered to an address other than that of the registered holder appearing on the Debenture registrar for the Senior Discount Debentures, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

    The Issuers understand that the Exchange Agent has confirmed with DTC that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program ("ATOP") to tender Senior Discount Debentures. The Issuers further understand that the Exchange Agent will request, within two business days after the date the Exchange Offer commences, that DTC establish an account with respect to the Senior Discount Debentures for the purpose of facilitating the Exchange Offer, and any participant may make book-entry delivery of Senior Discount Debentures by causing DTC to transfer such Senior Discount Debentures into the Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange of the Senior Discount Debentures so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer and timely receipt by the Exchange Agent of an Agent's Message (as defined in the next sentence), an appropriate Letter of Transmittal with any registered signature guarantee, and any other documents required. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from a participant tendering Senior Discount Debentures which are the subject of such Book-Entry Confirmation and that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Issuers may enforce such agreement against such participant.

    If a holder desires to tender Senior Discount Debentures in the Exchange Offer and time will not permit a letter of Transmittal or Senior Discount Debentures to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below on or prior to the Expiration Date, a letter, telegram or facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Senior Discount Debentures are registered and, if possible, the certificate number of the Senior Discount Debentures to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date, the Senior Discount Debentures in proper form for transfer (or a confirmation of book-entry transfer of such Senior Discount Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Senior Discount Debentures being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Issuers may, at their option, reject the tender. Copies of the notice of guaranteed delivery ("Notice of Guaranteed Delivery") which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Senior Discount Debentures (or a confirmation of book-entry transfer of such Senior Discount Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Debentures in exchange for Senior Discount Debentures tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Senior Discount Debentures.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Senior Discount Debentures tendered for exchange will be determined by the Issuers in their sole discretion, which determination shall be final and binding on all parties. The Issuers reserve the absolute right to reject any and all tenders of any particular Senior Discount Debenture not properly tendered or not to accept any particular Senior Discount Debentures which acceptance might, in the judgment of the Issuers or their counsel, be unlawful. The Issuers also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Senior Discount Debentures either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Senior Discount Debentures in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Issuers shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Senior Discount Debentures for exchange must be cured within such reasonable period of time as the Issuers shall determine. Neither the Issuers, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Senior Discount Debentures for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Senior Discount Debentures, such Senior Discount Debentures must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Senior Discount Debentures.

    If the Letter of Transmittal or any Senior Discount Debentures or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Issuers, proper evidence satisfactory to the Issuers of their authority to so act must be submitted.

    By tendering, each holder will represent to the Issuers that, among other things, (A) the Exchange Debentures acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Debentures, whether or not such person is the holder; (B) it is not an Affiliate of the Issuers; (C) it is not participating in, and does not intend to participate in, and has no arrangement or understanding with any Person to participate in, a distribution of the Senior Discount Debentures or the Exchange Debentures; and (D) if such holder is a broker or dealer registered under the Exchange Act, it will receive the Exchange Debentures for its own account in exchange for the Senior Discount Debentures that were acquired as a result of market-making activities or other trading activities.

    Each broker-dealer referred to in clause (D) of the preceding sentence must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures. See "Plan of Distribution."

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

    The party tendering Senior Discount Debentures for exchange (the "Transferor") exchanges, assigns and transfers the Senior Discount Debentures to the Issuers and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Senior Discount Debentures to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Senior Discount Debentures and to acquire Exchange Debentures issuable upon the exchange of such tendered Senior Discount Debentures, and that, when the same are accepted for exchange, the Issuers will acquire good and unencumbered title to the tendered Senior Discount Debentures, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Issuers to be necessary or desirable to complete the exchange, assignment and transfer of tendered Senior Discount Debentures or transfer ownership of such Senior Discount Debentures on the account books maintained by a Book-Entry Transfer Facility. The Transferor further agrees that acceptance of any tendered Senior Discount Debentures by the Issuers and the issuance of Exchange Debentures in exchange therefor shall constitute performance in full by the Issuers of certain of their obligations under the Registration Rights Agreement. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor. The Transferor will also make the representations described above under "Procedures for Tendering Senior Discount Debentures."

WITHDRAWAL RIGHTS

    Tenders of Senior Discount Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission (receipt confirmed by telephone) or letter must be received by the Exchange Agent at the address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Senior Discount Debentures to be withdrawn (the "Depositor), (ii) identify the Senior Discount Debentures to be withdrawn (including the certificate number or numbers and principal amount of such Senior Discount Debentures), (iii) specify the principal amount of Senior Discount Debentures to be withdrawn, (iv) include a statement that such holder is withdrawing his election to have such Senior Discount Debentures exchanged, (v) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Senior Discount Debentures were tendered or as otherwise described above (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee under the Indenture register the transfer of such Senior Discount Debentures into the name of the person withdrawing the tender and (vi) specify the name in which any such Senior Discount Debentures are to be registered, if different from that of the Depositor. The Exchange Agent will return the properly withdrawn Senior Discount Debentures promptly following receipt of notice of withdrawal. If Senior Discount Debentures have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Senior Discount Debentures or otherwise comply with the Book-Entry Transfer Facility's procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Issuers in their sole discretion and such determination will be final and binding on all parties.

    Any Senior Discount Debentures so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Senior Discount Debentures which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Senior Discount Debentures tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Senior Discount Debentures will be credited to an account with such Book-Entry Transfer Facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Senior Discount Debentures may be retendered by following one of the procedures described under "--Procedures for Tendering Senior Discount Debentures" above at any time on or prior to the Expiration Date.

ACCEPTANCE OF SENIOR DISCOUNT DEBENTURES FOR EXCHANGE; DELIVERY OF EXCHANGE
  DEBENTURES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuers will accept, promptly after the Exchange Date, all Senior Discount Debentures properly tendered and will issue the Exchange Debentures promptly after such acceptance. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Issuers shall be deemed to have accepted properly tendered Senior Discount Debentures for exchange when, as and if the Issuers have given oral or written notice thereof to the Exchange Agent.

    For each Senior Discount Debenture accepted for exchange, the holder of such Senior Discount Debenture will receive an Exchange Debenture having a principal amount at maturity equal to that of the surrendered Senior Discount Debenture.

    In all cases, issuance of Exchange Debentures for Senior Discount Debentures that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Senior Discount Debentures or a timely book-entry confirmation of such Senior Discount Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Senior Discount Debentures are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Senior Discount Debentures are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Senior Discount Debentures will be returned without expense to the tendering holder thereof (or, in the case of Senior Discount Debentures tendered by book-entry transfer into the Exchange Agent's account the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such non-exchanged Senior Discount Debentures will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the Exchange Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Issuers shall not be required to accept for exchange, or to issue Exchange Debentures in exchange for, any Senior Discount Debentures and may terminate or amend the Exchange Offer (by oral or written notice to the Exchange Agent or by a timely press release) if at any time before the acceptance of such Senior Discount Debentures for exchange or the exchange of the Exchange Debentures for such Senior Discount Debentures, any of the following conditions exist:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the Exchange Offer which, in the sole judgment of the Issuers, might materially impair the ability of the Issuers to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Issuers; or

        (b) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Issuers that is or may be adverse to the Issuers, or the Issuers shall have become aware of facts that have or may have adverse significance with respect to the value of the Senior Discount Debentures or the Exchange Debentures or that may materially impair the contemplated benefits of the Exchange Offer to the Issuers; or

        (c) any law, rule or regulation or applicable interpretation of the Staff is issued or promulgated which, in the good faith determination of the Issuers, does not permit the Issuers to effect the Exchange Offer; or

        (d) any governmental approval has not been obtained, which approval the Issuers, in their sole discretion, deems necessary for the consummation of the Exchange Offer; or

        (e) there shall have been proposed, adopted or enacted any law, statute, rule or regulation (or an amendment to any existing law, statute, rule or regulation) which, in the sole judgment of the Issuers, might materially impair the ability of the Issuers to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Issuers; or

        (f) there shall occur a change in the current interpretation by the Staff of the Commission which permits the Exchange Debentures issued pursuant to the Exchange Offer in exchange for Senior Discount Debentures to be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Debentures are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Debentures.

    The Issuers expressly reserve the right to terminate the Exchange Offer and not accept for exchange any Senior Discount Debentures upon the occurrence of any of the foregoing conditions. In addition, the Issuers may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Issuers may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Senior Discount Debentures.

    The foregoing conditions are for the sole benefit of the Issuers and may be asserted by the Issuers regardless of the circumstances giving rise to any such condition or may be waived by the Issuers in whole or in part at any time and from time to time in their sole discretion. The failure by the Issuers at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, the Issuers will not accept for exchange any Senior Discount Debentures tendered, and no Exchange Debentures will be issued in exchange for any such Senior Discount Debentures, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In any such event the Issuers are required to use their best efforts to obtain the withdrawal of any stop order at the earliest possible time.

    The Exchange Offer is not conditioned upon any minimum principal amount of Senior Discount Debentures being tendered for exchange.

EXCHANGE AGENT

    United States Trust Company of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent the addresses set forth below:

BY HAND UP TO 4:30 PM:                         United States Trust Company of New York
                                               111 Broadway
                                               Lower Level
                                               New York, New York 10006
                                               Attention: Corporate Trust Services
                                               Telephone: 1(800) 548-6565
                                               Facsimile: (212) 780-0592

BY OVERNIGHT COURIER AND BY HAND               United States Trust Company of New York
AFTER 4:30 PM ON THE EXPIRATION DATE ONLY:     770 Broadway, 13th Floor
                                               New York, New York 10003
                                               Attention: Corporate Trust Services
                                               Telephone: 1(800) 548-6565
                                               Facsimile: (212) 780-0592

BY REGISTERED OR CERTIFIED MAIL:               United States Trust Company of New York
                                               Post Office Box 844
                                               New York, New York 10276-0844
                                               Attention: Corporate Trust Services, Cooper
                                               Station
                                               Telephone: 1(800) 548-6565
                                               Facsimile: (212) 780-0592

    Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at the address and telephone number set forth above.

    DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; FEES AND EXPENSES

    The Issuers have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Issuers, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Issuers and are estimated in the aggregate to be approximately $135,000 which includes fees and expenses of the Exchange Agent, Trustee, registration fees, accounting, legal, printing and related fees and expenses.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representation should not be relied upon as having been authorized by the Issuers.

    Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Issuers since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Senior Discount Debentures in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Issuers may, at their discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Senior Discount Debentures in such jurisdiction.

TRANSFER TAXES

    The Issuers will pay all transfer taxes, if any, applicable to the exchange of Senior Discount Debentures pursuant to the Exchange Offer. If, however, certificates representing Exchange Debentures or Senior Discount Debentures for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Senior Discount Debentures tendered, or if tendered Senior Discount Debentures are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Senior Discount Debentures pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The Exchange Debentures will be recorded at the carrying value of the Senior Discount Debentures as reflected in the Company's accounting records on the Exchange Date. Accordingly, no gain or loss for accounting purposes will be recognized by the Issuers upon the exchange of Exchange Debentures for Senior Discount Debentures. Expenses incurred in connection with the issuance of the Exchange Debentures will be amortized over the term of the Exchange Debentures.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Senior Discount Debentures who do not exchange their Senior Discount Debentures for Exchange Debentures pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Senior Discount Debentures as set forth in the legend thereon. Senior Discount Debentures not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Senior Discount Debentures may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuers do not currently anticipate that they will register the Senior Discount Debentures under the Securities Act. However, under certain limited circumstances the Issuers may be required to file with the Commission a shelf registration statement to cover resales of the Senior Discount Debentures by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with such shelf registration statement. See "Description of Debentures--Registration Rights; Liquidated Damages."

    Participation in the Exchange Offer is voluntary, and holders of Senior Discount Debentures should carefully consider whether to participate. Holders of Senior Discount Debentures are urged to consult their financial and tax advisors in making their own decision whether or not to tender their Senior Discount Debentures. See "Certain Federal Income Tax Consequences."

    As a result of the making of, and upon acceptance for exchange of all validly tendered Senior Discount Debentures pursuant to the terms of, this Exchange Offer, the Issuers will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of Senior Discount Debentures who do not tender their Senior Discount Debentures in the Exchange Offer will continue to hold such Senior Discount Debentures and will be entitled to all the rights and limitations applicable thereto under the Indenture, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. To the extent that Senior Discount Debentures are tendered and accepted in the Exchange Offer, the trading market for untendered, or tendered but unaccepted, Senior Discount Debentures could be adversely affected. See "Risk Factors--Adverse Consequences of Failure to Exchange"

    The Issuers may in the future seek to acquire, subject to the terms of the Indenture, untendered Senior Discount Debentures in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of any such purchases or offers may differ form the terms of the Exchange Offer.

RESALE OF EXCHANGE DEBENTURES

    The Issuers are making the Exchange Offer in reliance on the position of the Staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Issuers have not sought their own interpretive letter and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff, the Issuers believe that the Exchange Debentures issued pursuant to the Exchange Offer in exchange for Senior Discount Debentures may be offered for resale, resold and otherwise transferred by a holder (other than any holder which is (i) an Affiliate of the Company or (ii) any broker-dealer that purchases Debentures from the Issuers to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Debentures are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Debentures and neither such holder nor any other such person is engaging in or intends to engage in a distribution of such Exchange Debentures. However, any holder who is an Affiliate of the Company or who has an arrangement or understanding with respect to the distribution of the Exchange Debentures to be acquired pursuant to the Exchange Offer, or any broker-dealer who purchased Senior Discount Debentures from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act (i) cannot rely on the applicable interpretations of the Staff and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds Senior Discount Debentures that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Debentures. Each such broker-dealer that receives Exchange Debentures for its own account in exchange for Senior Discount Debentures, where such Senior Discount Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Debentures. A secondary resale transaction in the United States by a holder using the Exchange Offer to participate in a distribution of Senior Discount Debentures must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K. See "Plan of Distribution."

    In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Debentures may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Issuers have agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Debentures for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Exchange Debentures reasonably requests. Such registration or qualification may require the imposition of restrictions or conditions (including suitability requirements for offerees or purchasers) in connection with the offer or sale of any Exchange Debentures.

                                    BUSINESS

    Grove Worldwide is a leading international designer, manufacturer and marketer of a comprehensive line of mobile hydraulic cranes, aerial work platforms and truck-mounted cranes. In North America, Grove Crane, the Company's largest operating division, has a number one market position and a 43% market share. The Company's products are used in a wide variety of applications by commercial and residential building contractors, as well as by industrial, municipal and military end-users. The Company's products are marketed to independent equipment rental companies and directly to end-users under three widely recognized brand names--GROVE CRANE, GROVE MANLIFT and NATIONAL CRANE. The Company believes it has achieved a leading position in each of its principal markets due to its: (i) strong brand name and reputation for quality products;
(ii) superior customer service; (iii) established network of distributors; (iv) broad product line; and (v) commitment to superior engineering design and product innovation.

    The Company's products are sold in over 50 countries primarily through an established, global network of approximately 240 independent distributors. The Company's major markets are North America (67% of fiscal 1997 new equipment sales), Europe (19% of fiscal 1997 new equipment sales), Africa and the Middle East (4% of fiscal 1997 new equipment sales), Asia (7% of fiscal 1997 new equipment sales) and Latin America (3% of fiscal 1997 new equipment sales). The Company markets its products through three operating divisions:

- GROVE CRANE (approximately 69% of fiscal 1997 net sales) designs and manufactures over 40 models of mobile hydraulic cranes. The Company's mobile hydraulic cranes, which are used primarily in industrial, commercial and public works construction, are capable of reaching maximum heights of 372 feet and lifting up to 300 tons. From fiscal 1993 to fiscal 1997, Grove Crane's net sales (including acquisitions) increased from $290 million to $587 million, representing a CAGR of 19.4%.

- GROVE MANLIFT (approximately 23% of fiscal 1997 net sales) designs and manufactures over 60 models of aerial work platforms. The Company's aerial work platforms, which are used primarily in industrial, commercial and construction applications, are capable of lifting people to maximum working heights ranging from 19 to 131 feet. Aerial work platforms elevate workers and their materials more safely, quickly and easily than alternative methods such as scaffolding and ladders. From fiscal 1993 to fiscal 1997, Grove Manlift's net sales (including acquisitions) increased from $57 million to $199 million, representing a CAGR of 36.8%.

- NATIONAL CRANE (approximately 8% of fiscal 1997 net sales) designs and manufactures over 14 models of telescoping and 14 models of articulating truck-mounted cranes. The Company's telescoping and articulating cranes, which are used primarily in industrial, commercial, public works and construction applications, are capable of reaching maximum heights of 166 feet and lifting up to 36 tons. Telescoping and articulating cranes are mounted on a standard truck chassis or on a pedestal at a fixed location. From fiscal 1993 to fiscal 1997, National Crane's net sales increased from $40 million to $71 million, representing a CAGR of 15.4%.

COMPETITIVE STRENGTHS

    The Company believes that it benefits from the following competitive strengths:

- LEADING MARKET POSITIONS. The Company believes that its three operating divisions have established a leading position in each of their principal markets.

                                                                                  MARKET
DIVISION             PRODUCTS                       PRINCIPAL MARKETS          POSITION(1)        MARKET SHARE(1)
-------------------  -----------------------  -----------------------------  ----------------   -------------------
Grove Crane          Mobile Hydraulic Cranes  North America                               1                    43%(2)
                                              Europe (excluding Russia)                   2                    14%

Grove Manlift        Aerial Work Platforms    North America                               3                    10%
                                              Europe (excluding Russia)                   3                    16%

National Crane       Truck-Mounted Cranes:    North America                               1                    43%
                     Telescoping              North America                               4                    13%(3)
                     Articulating

- STRONG BRAND NAME AND REPUTATION FOR QUALITY PRODUCTS. The Company has created significant brand equity as a result of its innovative designs, quality products and product reliability. With over 100,000 units sold during the past 50 years, the Company believes that it currently has one of the industry's largest installed bases of cranes and aerial work platforms. The quality of the Company's products and the value of its brand name are reflected in the North American marketplace, where the Company believes that its cranes generally command premium prices and have higher residual values than comparable products manufactured by its competitors. For example, Grove Crane's products typically have residual values in excess of 50% of their original cost after five years, which management believes is significantly greater than the average residual value of its competitors' products.

- SUPERIOR CUSTOMER SERVICE. The Company is committed to providing superior training, sales and service support to its distributors and end-users as a standard part of its sales and marketing effort. Management believes that no other major competitor matches the extent and quality of its customer support services and that such services significantly contribute to the Company's ability to charge premium prices for its products. In addition, the Company has focused on providing ready availability of service parts. For example, in fiscal 1997, the Company shipped over 80% of its replacement parts worldwide within 24 hours after receipt of an order. After-market sales for parts and services accounted for 12% of the Company's net sales and 26% of gross profits in fiscal 1997. Such sales typically have higher gross margins and are less cyclical than new equipment sales.

- ESTABLISHED NETWORK OF DISTRIBUTORS. The Company benefits from an established base of approximately 240 independent distributors located in 50 countries around the world. Over two-thirds of Grove Crane's North American distributors have sold the Company's products for over 10 years. The Company believes that, in many cases, its products represent an important portion of its distributors' business. Many of these distributors also represent Caterpillar Inc. or Komatsu Ltd. and, as such, are considered among the best-capitalized in the industry. Management believes that the strength of its distributor network is an important competitive advantage. For example, within twelve months after acquiring the mobile hydraulic crane business of Krupp in August 1995, the Company leveraged Grove's brand name

------------------------
(1) All market share data are based on units shipped during fiscal 1997, except for data on Grove Manlift's share of the North American and European aerial work platform markets, which are based on fiscal 1997 revenues. With respect to aerial work platforms, management believes that because the Company primarily competes in the North American and European markets for larger, high-end aerial work platforms, comparisons based on revenues are more appropriate. Market data were derived from management estimates including, management assumptions regarding unit price.

(2) Does not include industrial cranes.

(3) In the United States, the Company has a number three market position and a 17% market share. National Crane has a nominal presence in the Canadian market for articulating cranes.

  and distribution network to increase annual sales in the United States of the cranes, formerly manufactured by Krupp, by 100% from approximately 40 units in 1995 to approximately 80 units in 1996.

- BROAD PRODUCT LINE. The Company believes it has the broadest product line in the industry, with 10 product categories and over 120 models offered by its three operating divisions. Management believes the breadth of the Company's product offerings enables it to more effectively serve the equipment rental market, which management estimates represents approximately 80% of the Company's net sales. The Company's broad product line allows it to satisfy the rental market's demand for models addressing specific end-user needs, while also providing customers the opportunity to save on support, maintenance and training costs by purchasing from a single manufacturer.

BUSINESS STRATEGY

    As a result of the Acquisition, the Company is operated on a stand-alone basis rather than as part of a larger diversified enterprise. The Company's management team expects to capitalize on the experience and expertise of new senior management as it implements the Operations Improvement Program in cooperation with the George Group Inc. (the "George Group"), an acquisition and management consulting firm that applies strategic and operations management expertise to manufacturing businesses. Management is led by Salvatore J. Bonanno who joined the Company in March 1998 from Foamex International Inc., where he led an organizational restructuring designed to reduce manufacturing and overhead costs. The Company will implement the Operations Improvement Program and the other key elements of the Company's business strategy described below in order to reach its objective of increased net sales and EBITDA.

- OPERATIONS IMPROVEMENT PROGRAM. The Company, in cooperation with the George Group, has developed a comprehensive program which it believes will enable the Company to reduce its annual costs by approximately $35 million to $50 million and achieve significant working capital efficiencies by fiscal 2001. The Operations Improvement Program is intended to improve the Company's operating efficiency and margins by: (i) rationalizing product lines; (ii) reducing manufacturing costs; and (iii) reducing selling, general and administrative expenses. In addition, the Company believes the Operations Improvement Program should enable it to reduce its working capital requirements by decreasing inventory levels by approximately $40 million to $50 million.

- CONTINUE TO PROVIDE SUPERIOR PRODUCTS. The Company has maintained a commitment to superior engineering design and technological innovation. The Company believes that it has the most extensive engineering capability in the crane industry, with an extensive engineering group focusing on developing innovative, high performance, low maintenance products that satisfy the demands of its customers. Together with the Company's manufacturing and marketing staff, these engineers seek to utilize new technologies and effectively introduce new products. For example, the Company has introduced lighter booms with greater lifting capacity, electronic controls that facilitate operations and product features that enhance safety and increase versatility. The Company believes that the greater sophistication of its products contributes to its ability to sustain higher residual values. The Company intends to intensify its efforts to design products that meet evolving customer needs while reducing manufacturing costs and the period from product conception to introduction.

- EXPAND EXISTING INTERNATIONAL BUSINESS. The Company intends to leverage its significant brand equity and strong distribution network to opportunistically expand its existing international business. As an industry leader, the Company believes it is well-positioned to increase sales internationally as infrastructure development in existing and emerging markets stimulates demand for cranes and aerial work platforms. In 1995, the Company expanded its product offerings and strengthened its manufacturing and distribution presence in Europe by acquiring the mobile hydraulic crane business of Krupp in Germany and the aerial work platform business of Delta in France. In addition, all of the Company's manufacturing facilities have received ISO 9001 certifications, which enhances the Company's international marketing efforts.

- CAPITALIZE ON THE GROWTH OF THE WORLDWIDE AERIAL WORK PLATFORM MARKET. The Company seeks to capitalize on the increasing recognition by end-users worldwide that aerial work platforms are economical and safe alternatives to scaffolding and ladders. The North American aerial work platform industry experienced a CAGR in total unit shipments from 1992 to 1997 of 32%. In 1997, approximately 41,000 aerial work platforms were shipped in North America while only 13,000 units were shipped in markets outside of North America. The Company expects to generate increased sales of aerial work platforms in international markets as international end-users recognize the productivity and safety advantages of aerial work platforms.

THE OPERATIONS IMPROVEMENT PROGRAM

    The Company, in cooperation with George Group, has developed a comprehensive program which it believes will enable it to reduce its annual costs by approximately $35 million to $50 million and achieve significant working capital efficiencies by fiscal 2001. The Operations Improvement Program is intended to improve the Company's operating efficiency and its margins by: (i) rationalizing product lines; (ii) reducing manufacturing costs; and (iii) reducing selling, general and administrative expenses. In addition, the Company believes the Operations Improvement Program should enable it to reduce its working capital requirements by decreasing inventory levels by approximately $40 million to $50 million. It is expected that these cost savings will be offset by non-recurring costs of up to approximately $25 million associated with the implementation of the Operations Improvement Program. Estimates of potential cost savings and implementation costs are inherently uncertain and the description of the Operations Improvement Program should be read in conjunction with "Special Note Regarding Forward Looking Statements" and "Risk Factors--Realization of Benefits of Operations Improvement Program." The key components of the Operations Improvement Program are as follows:

    RATIONALIZE PRODUCT LINES. The Company expects to implement a product line rationalization program which will position it to reduce both operating costs and working capital requirements without diminishing the advantages derived from its broad product line. The Company will monitor product line data to enable it to simplify its engineering processes by reducing the number of models and manufacturing components, standardizing options and using platform design concepts. The Company believes this program will enable it to eliminate certain models that have low demand, low margins or features and capabilities that are redundant with other models. The product line rationalization program will identify key product requirements by different customer groups within each of the market segments which the Company serves. Such information will be used to define a more focused product portfolio which, when compared to the existing product lines, will help the Company identify opportunities to reduce components, standardize features and eliminate models. Management believes that these actions will (i) reduce inventory, (ii) increase labor productivity, (iii) improve purchasing leverage and (iv) help reduce selling, general and administrative expenses without negatively impacting revenue.

    REDUCE MANUFACTURING COSTS. Management intends to reduce the annual costs of goods sold by approximately $25 million to $30 million by fiscal 2001 by rationalizing its product line and undertaking the following initiatives to improve the Company's manufacturing process:

- Accelerate the recently initiated DFMA program and continue to implement value analysis programs. These established techniques are designed to lower material and labor costs by redesigning products, incorporating more standardized components and allowing a simplified fabrication and assembly process. Initial efforts during fiscal 1997 resulted in a 28% reduction in labor costs for a test model.

- Consolidate sourcing by using fewer suppliers to fulfill the Company's global requirements. As a result of its product rationalization and DFMA programs, the Company expects to purchase a greater volume of fewer components, enabling it to significantly reduce its vendor base and benefit from increased sourcing leverage.

- Implement other procedures to reduce manufacturing costs, including: (i) improving planning and scheduling by introducing continuous flow manufacturing principles and integrating the Company's new management information system;
  (ii) improving product flow and reducing cycle time in order to increase manufacturing flexibility and capacity; and (iii) shifting the production of certain models and components to facilities where they can be more efficiently produced.

    REDUCE SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Management believes it can reduce annual selling, general and administrative expenses by approximately $10 million to $20 million by fiscal 2001 by reducing redundant functions across facilities, utilizing the Company's new management information system and streamlining existing business processes, including redesigning sales and administrative functions. See "Business--Management Information System."

    REDUCE WORKING CAPITAL REQUIREMENTS. Management believes the Operations Improvement Program will enable the Company to reduce its working capital requirements by reducing inventory levels by approximately $40 million to $50 million. The Company expects to reduce its inventory levels primarily as a result of: (i) improved manufacturing processes; (ii) the shifting of production of certain models and components to facilities where they can be more efficiently produced; and (iii) product rationalization.

INDUSTRY OVERVIEW

    The markets in which the Company competes include North America, (defined as the United States and Canada), Latin America (defined as Central and South America), Europe, Africa, the Middle East and Asia. All statistical and numerical information set forth below are based on industry data, which the Company has not independently verified, together with management estimates and assumptions regarding unit prices.

    MOBILE HYDRAULIC CRANES (GROVE CRANE)

    The mobile hydraulic crane business was a $2.8 billion industry worldwide in 1997 with a demand for approximately 11,000 machines. Demand in this industry is primarily dependent upon industrial and construction activity and replacement cycles for existing cranes. Because of the different demands of each project, such as boom lengths and lifting capacities, contractors, particularly those in North America, tend to rent specific machines as needed rather than own a fleet of machines with varying capabilities. Management estimates that 80% of all new sales in North America are made to the equipment rental market. In periods of economic recovery, rising end-user demand is initially reflected in rising rental fleet utilization. Then, as rental fleet utilization reaches a maximum level, new orders for cranes generally tend to increase.

    In 1997, demand for mobile hydraulic cranes in North America was approximately 2,400 machines, representing 22% of global demand. From 1992 to 1997, demand grew at a CAGR of 12.6%. The Company believes that, based on the superior reputation of its products as well as the Company's strong network of distributors, it is well positioned to capitalize on any growth in the North American mobile hydraulic crane market. In addition, Grove's product line, which is the broadest in the industry, enables rental fleet owners to provide a wide range of models for end-users while maintaining low after-market maintenance and service costs by buying from a single manufacturer. See "--Competitive Strengths."

    Demand for mobile hydraulic cranes in Europe was approximately 1,700 machines in 1997, representing 16% of global demand. Since 1992, demand in Europe has experienced little growth. European construction activity has remained at recessionary levels for the last five years. The Company believes that this has been due initially to a cyclical downturn and more recently to fiscal tightening as European countries attempt to meet the budget deficit targets established by the Maastricht Treaty. The Company believes that it is well positioned to participate in any cyclical improvements in Europe due to its local manufacturing operations, strong local distribution and its established market position in the region. The Company believes that European growth could act as a buffer to a possible future economic downturn in the United States.

    In addition to North America and Europe, markets for mobile hydraulic cranes include Africa, the Middle East, Asia, notably Japan, and Latin America. These markets represented 62% of global demand in 1997 with approximately 6,800 units shipped. The Japanese market represents approximately 29% of the worldwide market on a unit basis, with approximately 3,200 machines sold in 1997. The Company, like other crane manufacturers in the United States and Europe, has chosen not to compete in Japan due to economic fundamentals and certain barriers to entry. Japanese crane manufacturers generally do not compete in the United States or Europe. The Chinese market accounted for approximately 2,100 machines sold in 1997, the majority of which were manufactured locally. However, the People's Republic of China has been an emerging market for the Company, where it has sold an average of 8 units per year since 1995, representing approximately 10% of imported units.

    AERIAL WORK PLATFORMS (GROVE MANLIFT)

    The aerial work platform industry in North America has developed over the past 20 years as end-users realize that aerial work platforms are an efficient and safer alternative to scaffolding and ladders. The products are used for indoor or outdoor applications in a variety of construction, industrial and commercial settings which require workers to be lifted to high elevations. Rapid growth of the industry has been due to efficiency considerations as well as regulations mandating safety standards for people working in elevated areas. The Company believes that approximately 90% of all aerial work platform sales in North America are to rental fleets. The rental market represents such a large percentage of the overall market because: (i) contractors require workers to be elevated only for limited periods during a given job, and different jobs require different platform heights, making ownership of a single specification unit uneconomical and (ii) industrial customers increasingly outsource their equipment requirements to rental providers.

    In terms of market penetration of aerial work platforms, the United States is the most advanced market in the world, indicating strong fundamental growth potential for the industry outside North America. Since 1992, demand in North America has grown at a CAGR of 32%. In 1997, demand for aerial work platforms in North America was approximately 41,000 machines, representing 76% of global demand. The demand for aerial work platforms in the worldwide market, excluding North America, in comparison, was only 13,000 units in 1997. The Company expects increased sales of aerial work platforms in international markets, where the number of aerial work platforms remains significantly lower than in the United States.

    The Company expects the aerial work platform division to be an important factor in its long-term growth strategy. Growth in the aerial work platform market is expected to be driven primarily by new product introductions and applications, as well as continued compliance in the United States with government-mandated safety regulations. Furthermore, as foreign governments adopt stricter safety regulations and foreign end-users realize the efficiency benefits of using aerial work platforms, the Company expects to capture its share of international growth given its strong existing international market presence and distribution capabilities, particularly in Europe.

    TRUCK-MOUNTED CRANES (NATIONAL CRANE)

    The truck-mounted crane division manufactures both telescoping cranes and articulating cranes. These cranes are used primarily by contractors engaged in the industrial, commercial, public works and residential construction, railroad and oil field service industries and in maintenance applications to lift materials or personnel at the same job site or to move material to another job site or location. In 1997, demand for truck-mounted telescoping cranes in North America was approximately 2,100 machines, representing 48% of total North American demand. Since 1992, demand has grown at a CAGR of 16%. Demand for truck-mounted articulating cranes in North America was approximately 2,300 machines in 1997, representing 52% of total North American demand. Since 1992, demand has grown at a CAGR of 5%. Telescoping cranes are more popular in the United States while articulating cranes are more popular in Europe.

PRODUCTS

    MOBILE HYDRAULIC CRANES (GROVE CRANE)

    Grove Crane manufactures over 40 models of mobile hydraulic cranes, which are used primarily in the industrial, commercial and public works construction industries and in maintenance applications, to lift material at job sites. There are four main types of mobile hydraulic cranes: (i) Rough-Terrain, (ii) All-Terrain, (iii) Truck-Mounted and (iv) Industrial. In addition, Grove Crane produces three models of specialty cranes for the U.S. Department of Defence.

    ROUGH-TERRAIN CRANES are designed to lift materials and equipment on rough or uneven terrain. These cranes cannot be driven on highways, and, accordingly, must be transported by truck to a work site. Grove Crane produces 15 models of rough-terrain cranes, believed to be the broadest such line in the world, capable of working heights of up to 208 feet and maximum load capacities of up to 100 tons.

    ALL-TERRAIN CRANES are versatile cranes designed to lift materials and equipment on rough or uneven terrain and yet are highly maneuverable and capable of highway speeds. Grove Crane produces 11 models of all-terrain cranes capable of working heights of up to 372 feet and maximum load capacities of up to 300 tons.

    TRUCK-MOUNTED CRANES are designed to provide simple set-up and long reach high capacity booms and are capable of traveling from site to site at highway speeds. These cranes are suitable for urban and suburban uses. Grove Crane produces 10 models of truck-mounted cranes, believed to be the broadest such line in the world, capable of working heights of up to 270 feet and maximum load capacities of up to 150 tons.

    INDUSTRIAL CRANES are designed primarily for plant maintenance, storage yard and material handling jobs. Grove Crane produces 5 models of industrial cranes capable of working heights of up to 85 feet and maximum load capacities of up to 18 tons.

    AERIAL WORK PLATFORMS (GROVE MANLIFT)

    Grove Manlift manufactures over 60 models of aerial work platforms which elevate workers and their materials more safely, quickly and easily than alternative methods such as scaffolding and ladders. The work platform is mounted on either a telescoping and/or articulating boom or on a vertical lifting scissor mechanism. The boom truck lifting mechanism is mounted on a chassis powered by electric motors or gas, diesel or propane engines. The Company manufactures four types of aerial work platforms: (i) Scissor Lift, (ii) Articulating Boom, (iii) Telescoping Boom and (iv) Vertical Mast.

    SCISSOR LIFTS have a work platform that is mounted on top of a scissor type lifting mechanism. The lifts are designed to set up and move quickly from job to job in construction, industrial and commercial settings. Grove Manlift produces 19 models of scissor lifts capable of working heights of up to 46 feet and maximum load capacities of up to 2,000 pounds.

    ARTICULATING BOOM LIFTS have a work platform that is mounted on top of a jointed boom. These lifts are used primarily in the industrial and construction settings where articulation allows users to access elevated areas over machines or structural obstacles. Grove Manlift produces 20 models of articulating boom lifts capable of working heights of up to 131 feet and maximum load capacities of up to 800 pounds.

    TELESCOPING BOOM LIFTS have a work platform that is mounted on top of a telescoping boom and designed for strength, rigidity and resistance to deflection. These lifts are used primarily outdoors in residential, commercial and industrial construction and maintenance projects. Grove Manlift produces 11 models of telescoping boom lifts capable of working heights of up to 116 feet and maximum load capacities of up to 700 pounds.

    VERTICAL MAST LIFTS have work platforms that are either mounted on top of fork-lift type devices or on push-around type devices. These lifts are designed for use by workers for general purpose indoor maintenance. Some models are for vertical lifting applications only, while others also have out-reach capabilities. Grove Manlift produces 16 models of vertical mast lifts capable of working heights of up to 46 feet and maximum load capacities of up to 500 pounds.

    TRUCK-MOUNTED CRANES (NATIONAL CRANE)

    National Crane manufactures 24 models of truck-mounted cranes used primarily by contractors engaged in the industrial, commercial, public works and residential construction, railroad and oil field service industries and in maintenance applications to lift materials or personnel at the same job site or to move material to another job site or location. The Company manufactures two types of truck-mounted cranes: telescoping and articulating. The Company also manufactures four models of pedestal-mounted, fixed location cranes.

    TELESCOPING CRANES are used primarily for lifting material and personnel on a job site. National Crane produces 10 models of truck-mounted telescoping cranes capable of working heights of up to 166 feet and maximum load capacities of up to 36 tons.

    ARTICULATING CRANES are used primarily to load and unload truck beds at a job site. National Crane produces 14 models of truck-mounted articulating cranes capable of working heights of up to 71 feet and maximum load capacities of up to 28 tons.

    OTHER CRANES include four models of pedestal-mounted cranes designed for docks, factories, yards, and other areas where fixed, stationary lifting is required. These cranes are capable of working heights of up to 90 feet and maximum load capacities of up to 23 tons.

MARKETING AND DISTRIBUTION

    GENERAL

    The Company benefits from an established base of approximately 240 independent distributors located in 50 countries around the world. Over two thirds of Grove Crane's North American distributors have been with the Company for over 10 years. While the Company's distributors generally do not sell the Company's products exclusively, management believes that, in many cases, the Company's products represent a significant portion of the distributor's business. Many of Grove Crane's distributors also represent Caterpillar Inc. or Komatsu Ltd. and, as such, are considered among the best-capitalized in the industry. Management believes that the strength of its distributor network is an important competitive advantage. For example, within twelve months after acquiring the mobile hydraulic crane business of Krupp in August 1995, the Company leveraged its brand name and distribution network to increase annual sales from approximately 40 units to approximately 80 units of the cranes formerly manufactured by Krupp.

    MOBILE HYDRAULIC CRANES

    The Company distributes its mobile hydraulic cranes primarily through a global network of independent distributors, except in Germany, France and the United Kingdom, where the Company has its own distributors. In addition, the Company sells directly to certain large corporate customers and the United States Government. The Company believes that its distribution network is one of its key strengths.

    In fiscal 1997, 67% of the Company's unit sales of mobile hydraulic cranes were derived from units shipped to North American and Latin American distributors. The Company has longstanding relationships with its 45 North American and 24 Latin American distributors, of which over 40% have been distributors for the Company for over 25 years. Shipments to Europe comprised approximately 21% of the Company's shipments in fiscal 1997 through three Company stores, located in the U.K., Germany and France, and 42 third-party distributors. In fiscal 1997, shipments to Asia, Africa and the Middle East comprised approximately 5%, 4%, and 2% of the Company's unit shipments, respectively.

    AERIAL WORK PLATFORMS

    In fiscal 1997, aerial work platforms sold by North American distributors represented approximately 63% of the Company's unit sales of aerial work platforms. The Company has 65 authorized distributors in 187 locations across North America providing coverage in most major markets. To take advantage of growth in the aerial work platform market, the Company has increased the number of North American distributors by 18% since 1992. Approximately 50% of the Company's North American distributors carry only the Company's aerial work platforms.

    In fiscal 1997, sales to customers in Europe represented approximately 24% of the Company's units shipped of aerial work platforms. The Company's 13 European distributors include independent and Company-owned distributors. Three Company locations in the U.K., Germany and France and a major independent distributor in the Netherlands collectively accounted for more than 50% of aerial work platform net sales in Europe. Asian customers purchased approximately 11% of the Company's units shipped in fiscal 1997. Asia is supported by authorized distributors located in Hong Kong, India, Indonesia, Korea, the Philippines, Singapore/Malaysia, Taiwan, Thailand and Vietnam and a Company-owned distribution facility in Penrith, Australia. Latin American customers purchased approximately 2% of the Company's units shipped in fiscal 1997. African and Middle Eastern customers purchased less than 1% of the Company's units shipped in fiscal 1997.

    TRUCK-MOUNTED CRANES

    The Company's North American truck-mounted crane distribution network consists of 66 distributors that carry multiple product lines, the majority of which maintain rental fleets. In addition, the Company has eight distributors that focus either on limited product lines and/or market niches. Certain of the Company's "niche" distributors primarily sell to railroads and are a particular strength of the Company's customer base. Most of these distributors have been with the Company for over 15 years. The Company believes that these distributors account for a significant portion of the U.S. railroad market for articulating truck-mounted cranes. The Company sells directly to E.I. du Pont de Nemours and Company, The Hertz Corporation, the Tennessee Valley Authority, Union Pacific Railroad Corporation and U.S. Rentals, Inc. In fiscal 1997, direct sales accounted for 9% of all truck-mounted cranes sold by the Company.

END-USERS AND CUSTOMERS

    Mobile hydraulic cranes are primarily used by contractors engaged in industrial, commercial and public works construction and for plant maintenance and material handling jobs. Aerial work platforms are primarily used by contractors engaged in residential, commercial and industrial construction and in maintenance projects. Truck-mounted cranes are primarily used by contractors engaged in the industrial, commercial, public works and residential construction, railroad and oil field service industries and in maintenance applications to lift materials or personnel at the same job site or to move material to another job site or location. In addition, U.S. railroad companies and U.S. equipment rental companies use the Company's truck-mounted cranes. Mobile hydraulic cranes and aerial work platforms are also sold to the U.S. Department of Defense and other government agencies.

    For the fiscal years ended September 30, 1995, September 28, 1996 and September 27, 1997, approximately 20%, 20% and 19%, respectively, of the Company's revenues were generated from sales to six major customers, with no one customer accounting for more than 5% of total revenue. Approximately 15% and 31% of the outstanding accounts and notes receivable balance as of September 28, 1996 and September 27, 1997, respectively, were due from these customers.

DEALER FINANCING PROGRAM

    The Company offers certain of its distributors up to 360-day inventory financing. Units sold under this program generate secured notes receivable, which the Company sells, from time to time, to third party financial institutions. The terms of the notes provide that if the distributor sells the equipment prior to the maturity of the notes, the notes must be repaid immediately along with any interest accrued thereon.

    In June 1998, the Company entered into an agreeement with a third-party financial institution to sell up to $50.0 million of notes receivable generated from sales of mobile hydraulic cranes and aerial work platforms on credit terms of up to 360 days on a revolving basis. The third-party financial institution purchases the notes receivable at face value on a 90% non-recourse basis. The agreement requires the Company to purchase credit insurance on behalf of the third-party to insure the 90% risk assumed by the third-party financial institution. The Company retains 10% of the credit risk. See Note 4 of Notes to Unaudited Condensed Financial Statements.

ENGINEERING AND DESIGN

    The Company believes that its engineering and design capabilities are among the Company's major strengths. The Company's team of engineers focuses on developing innovative, high performance, low maintenance products that create significant brand loyalty among customers. Design engineers work closely with the Company's manufacturing and marketing staff, enabling the Company to quickly identify changing end-user requirements, implement new technologies and effectively introduce product innovations. As part of its ongoing commitment to provide superior products, the Company intends to intensify its efforts to design products that meet evolving customer demands and reduce the period from product conception to product introduction.

    The Company believes its investment in systems and techniques will enable it to continually improve its cost position in the industry. The Company is now positioned to realize the benefits of this investment as it reduces costs, improves productivity and product development times, and enhances inventory management.

MANUFACTURING AND FACILITIES

    The Company maintains major manufacturing and engineering facilities in Shady Grove, Pennsylvania, Sunderland, United Kingdom, and Wilhelmshaven, Germany, as well as plants in Tonneins, France and Waverly, Nebraska. All such manufacturing facilities are ISO 9001 certified. The Company also maintains service facilities in the United Kingdom, Germany and France, and offices in the United Arab Emirates, Singapore, Australia and China.

    The following table outlines the principal facilities owned or leased by the
Company:

                                                                                     APPROXIMATE
FACILITY LOCATION                                       TYPE OF FACILITY            SQUARE FOOTAGE  OWNED/LEASED
------------------------------------------------------  --------------------------  --------------  -------------
Shady Grove, Pennsylvania                               Manufacturing/Headquarters     1,165,600        owned
Quincy, Pennsylvania                                    Manufacturing                     40,100        owned
Chambersburg, Pennsylvania                              Office/Storage                    81,000        owned
Waverly, Nebraska                                       Manufacturing/Headquarters       303,800        owned
Sunderland, U.K.(1)                                     Manufacturing/Storage/Office      775,000      leased
Wilhelmshaven, Germany (2)                              Manufacturing/Storage/Office      410,400   owned/leased
                                                        Storage/Office/Field
Langenfeld, Germany (3)                                 Testing                           80,300       leased
Tonneins, France (4)                                    Manufacturing/Storage/Office      101,900   owned/leased
Osny, France                                            Storage/Repair/Office             43,000        owned

------------------------

(1) The lease expires on April 30, 2000. The Company has an option to purchase the facility at any time prior to February 27, 1999 for a nominal amount. The Company plans to close this facility as a result of recurring operating losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

(2) The buildings are owned by the Company and the underlying land is leased from the Federal Republic of Germany and Friedrich Krupp AG Hoesch Krupp ("Krupp"). The lease with the Federal Republic of Germany expires December 31, 2043 and the lease with Krupp December 31, 2042, respectively.

(3) The lease for the Langenfeld, Germany facility is automatically renewed annually unless either party gives notice of termination.

(4) Includes two facilities, one of which is leased. The lease expires on November 29, 2004.

    To the extent any such properties are leased, the Company expects to be able to renew such leases or lease comparable facilities on terms commercially acceptable to the Company. Management believes that the Company's facilities are suitable for its operations and provide sufficient capacity to meet the Company's requirements for the foreseeable future.

    The obligations of the Company under the New Credit Facility are secured by a mortgage on certain of the Company's owned, domestic real properties.

COMPETITION

    The markets in which the Company operates are highly competitive. The Company faces competition in each of its operating divisions from a number of manufacturers. Competition in each of the Company's markets generally is based on product design, overall product quality, maintenance costs and price. The Company believes it benefits from the following competitive advantages: (i) leading market positions; (ii) a strong brand name and reputation for quality products and service; (iii) an established network of global distributors; (iv) a broad product line and (v) a commitment to engineering design and product innovation. The following table sets forth the Company's primary competitors in each of its operating divisions:

OPERATING
DIVISIONS                  PRODUCTS                                  PRIMARY COMPETITORS
------------------  -----------------------  --------------------------------------------------------------------
Grove Crane         Mobile Hydraulic Cranes  Liebherr Werk Nenzing, Link-Belt Construction Equipment Co.,
                                             Mannesman DeMag, Tadano Ltd. and Terex Corporation ("Terex")

Grove Manlift       Aerial Work Platforms    Genie Industries, JLG Industries, Inc., Sky Jack Inc., Snorkel
                                             Company, Terex and UpRight, a division of W.R. Carpenter North
                                             America, Inc.

National Crane      Truck-Mounted Cranes     Fassi Gru Idrauliche SpA, Hiab BV, Iowa Mold Tooling Co. Inc. (IMT),
                                             Manitex, Inc., Palfinger GmbH, Pioneer Truck Cranes, manufactured by
                                             Pioneer Engineering Corporation, Terex and USTC Inc.

RAW MATERIALS

    Principal materials used by the Company in its various manufacturing processes include steel, castings, engines, tires, axles, transmissions, hydraulic valves and controls, hydraulic cylinders, electric controls and motors, and a variety of other fabricated or manufactured items. Substantially all materials are normally available from multiple suppliers. Current and potential suppliers are evaluated on a regular basis on their ability to meet the Company's requirements and standards.

EMPLOYEES

    As of September 30, 1998, the Company had a total of approximately 4,960 employees, of which approximately 3,260 were employed in the United States. Approximately 27% of the Company's employees are represented by labor unions. In the United States, workers at the Company's Waverly, Nebraska facility are organized and are subject to a collective bargaining agreement that expires on April 11, 1999. Certain employees at the Company's Sunderland, United Kingdom, Wilhelmshaven, Germany and Tonneins, France facilities are also organized under the host country's labor laws. The collective bargaining agreements applicable to remaining employees at the Company's Sunderland, United Kingdom facility are subject to renegotiation in January 1998. The collective bargaining agreements covering the Wilhelmshaven, Germany employees will not terminate unless due notice is given by either party pursuant to special provisions within the collective bargaining agreements, but are subject to renegotiation at various times. Throughout all facilities, the Company considers its relations with its employees and union representatives to be good.

MANAGEMENT INFORMATION SYSTEMS

    In fiscal 1995, the Company initiated the Year-2000 Project. The Year-2000 Project, which is expected to be completed at the end of the first quarter of fiscal 1999, will have a total cost of approximately $38.0 million, of which approximately $35.3 million had been expended at August 29, 1998. The Company believes that this new system will enable the Company to reduce costs, improve productivity and product development times, and enhance inventory management.

    The Company's new resource planning system is expected to provide improved cost data, facilitate inventory and work-in-process tracking and provide improved order processing. In addition, the system is expected to yield improved organizational performance due to timely and meaningful performance measurements and the availability of timely and accurate management information across all functions and all levels. The new software will cover the Company's product lifecycle, including the functionality needed for new product development, order management and lifetime product service and support, as well as accounting support activities. The system will also address the Company's global requirements such as a multi-lingual and multi-currency system to cover all of its facilities.

    The completion of the project is expected to render all of the Company's major computer systems Year-2000 compliant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management Information Systems and the Impact of Year 2000."

ENVIRONMENTAL MATTERS

    The Company generates hazardous and non-hazardous waste in the normal course of its manufacturing operations. As a result, the Company is subject to a wide range of Federal, state, local and foreign environmental laws, including CERCLA, that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for hazardous and nonhazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances. Compliance with such laws has required, and will continue to require, expenditures by the Company on a continuing basis. The Company does not expect that these expenditures will have a material adverse effect on its financial condition or results of operations.

    The Company is currently developing a remediation program with respect to an area that has been contaminated by petroleum hydrocarbons at its Shady Grove, Pennsylvania facility. The Company believes that this contamination is confined to the Shady Grove site and has not migrated to any adjacent properties. The Company also believes that the costs of remediating this contamination will not have a material adverse effect on its financial condition or results of operations.

LEGAL PROCEEDINGS

    The Company is involved in various legal proceedings which have arisen in the normal course of its operations. The outcome of these legal proceedings, if determined adversely to the Company, is unlikely to have a material effect on the Company. The Company is also subject to product liability claims for which it believes it has adequate insurance.

INTELLECTUAL PROPERTY

    The Company's products are sold primarily under the logo
"G-Registered Trademark-", and the trademarks GROVE-Registered Trademark-, MANLIFT-Registered Trademark-, GROVE WORLDWIDE-Registered Trademark-, G MANLIFT-Registered Trademark-, G MEGA TRAK-Registered Trademark-, MAXX-Registered Trademark- and SUPER-MAXX-Registered Trademark-. The Company owns a number of patents and trademarks relating to the products it manufactures that have been obtained over a number of years. These patents and trademarks have been of value in the growth of the Company's business and may continue to be of value in the future. The Company does not regard any portion of the Company's business as being dependent upon any single patent or group of patents.

                                   MANAGEMENT

MANAGEMENT COMMITTEE AND EXECUTIVE OFFICERS OF HOLDINGS

    The executive officers of Holdings serve at the discretion of the Management Committee of Holdings (the "Management Committee"). The Management Committee is identical in composition to the Company's management committee. The following table sets forth information concerning executive officers of Holdings and the members of the Management Committee:

                        NAME                               AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------

Salvatore J. Bonanno.................................          57   Chairman and Chief Executive Officer, Grove Holdings
                                                                    and Member of each Management Committee

Keith R. Simmons.....................................          48   Secretary

J Taylor Crandall....................................          43   Member of each Management Committee

Michael L. George....................................          58   Member of each Management Committee

Gerald Grinstein.....................................          66   Member of each Management Committee

Steven B. Gruber.....................................          40   Member of each Management Committee

Robert B. Henske.....................................          37   Member of each Management Committee

Gerard E. Holthaus...................................          49   Member of each Management Committee

Anthony P. Scotto....................................          50   Member of each Management Committee

    Mr. Bonanno serves as Chairman and Chief Executive Officer of Holdings and serves as a member of each Management Committee. From July 1995 to June 1997, he was President of Foamex L.P. and from July 1997 to March 1998, he was President, Chief Operating Officer and a Board Member of Foamex International Inc. ("Foamex"), a $1 billion polyurethane manufacturing company, where he was responsible for directing all manufacturing operations, strategic planning and policy-making activities for Foamex's cushioning foams, automotive foams and technical foams businesses. While at Foamex, Mr. Bonanno led an organizational restructuring which included eliminating three layers of management, restructuring manufacturing operations and reducing costs. From July 1993 to July 1995, Mr. Bonanno served as General Manager of International Manufacturing Operations for Chrysler Corporation where his responsibilities included solely owned operations, joint ventures and licensing agreements outside of North America. Mr. Bonanno joined Chrysler in 1965.

    Mr. Simmons serves as Secretary of Holdings. He has served as the Senior Vice President, General Counsel and Senior Business Development Officer for Grove Worldwide since May 1995, and is responsible for managing the legal affairs of Grove Worldwide and its operating companies and for developing and implementing all external growth initiatives. From April 1992 to May 1995, he was Senior Vice President and General Counsel for Grove Worldwide.

    Mr. Crandall serves as a member of each Management Committee. Since 1986, Mr. Crandall has served as Chief Financial Officer and Vice President of Keystone. Since 1991, he has served as a President and a director of Acadia MGP, Inc. Mr. Crandall is currently a director of Bell & Howell Company, Quaker State Corporation, Specialty Foods Corporation, Washington Mutual, Inc., Integrated Orthopedic, Inc. and Signature Resorts, Inc. Mr. Crandall also serves on the Board of Advisors of FEP Capital Holdings, L.P., and on the Investment Committees of Insurance Partners and Brazos Fund, L.P.

    Mr. George serves as a member of each Management Committee. Since 1984, Mr. George has served as Chief Executive Officer and Chairman of the Board of George Group, an acquisition and management consulting firm based in Dallas, Texas. He is currently a Director of Reliant Building Products, Inc.

    Mr. Grinstein serves as a member of each Management Committee. Since August 1997, Mr. Grinstein has been the non-executive Chairman of Delta Airlines. He served as Chairman of Burlington Northern Santa Fe Corp., a railroad transportation company, until his retirement in 1995. He was Chairman and Chief Executive Officer of Burlington Northern Inc. from 1991 to 1995. Before joining Burlington Northern in 1987, he was Chairman of Western Airlines from 1983 to 1987 and a partner in the law firm of Preston, Thorgrimson, Ellis and Holman from 1969 to 1983. In addition to being a director of Delta Airlines, Mr. Grinstein also serves as a director of Browning-Ferris Industries, Inc., PACCAR Inc., Sundstrand Corp. and Imperial Holly Corp.

    Mr. Gruber serves as a member of each Management Committee. Since March 1992, Mr. Gruber has been a Managing Director of Oak Hill Partners, Inc. From May 1990 to March 1992, he was a Managing Director of Rosecliff, Inc. Since February 1994, Mr. Gruber has also been an officer of Insurance Partners Advisors, L.P., an investment adviser to Insurance Partners, L.P. Since October 1992, he has been a Vice President of Keystone. From 1981 to 1990, Mr. Gruber was a Managing Director and co-head of High Yield Securities and held various other positions at Lehman Brothers, Inc. Mr. Gruber serves as a director of Superior National Insurance Group, Inc., MVE Holdings, Inc., Reliant Building Products, Inc. and several private companies related to Keystone, Insurance Partners, L.P. and Oak Hill Partners, Inc.

    Mr. Henske serves as a member of each Management Committee. Since January 1997, Mr. Henske has served as a principal at Arbor Investors, LLC. From January 1996 to December 1996, he was Executive Vice President, Chief Financial Officer and Board Member of American Savings Bank, F.A., a federally-chartered thrift. From 1986 to January 1996, he was a partner and held various other positions with Bain & Company, Inc., a management consulting firm. Mr. Henske is currently a director of Reliant Building Products, Inc. and Williams Scotsman, Inc.

    Mr. Holthaus serves as a member of each Management Committee. Since April 1997, Mr. Holthaus has been President and Chief Executive Officer of Williams Scotsman, Inc. From September 1995 to April 1997, he was President and Chief Operating Officer of Williams Scotsman, Inc. and was Executive Vice President and Chief Financial Officer of Williams Scotsman, Inc. prior thereto. He has served as a director since June 1994. Before joining Williams Scotsman, Inc., Mr. Holthaus served as Senior Vice President of MNC Financial, Inc. from April 1988 to June 1994. From 1971 to 1988, Mr. Holthaus was associated with the accounting firm of Ernst & Young (Baltimore), where he served as a partner from 1982 to 1988.

    Mr. Scotto serves as a member of each Management Committee. Since 1992, he has served as a Managing Director of Oak Hill Partners, Inc., the investment advisor and management company for Acadia Partners, L.P. and Keystone. Mr. Scotto is currently a director of Holophane Corporation, Ivex Packaging Corporation and Specialty Foods Corporation.

MANAGEMENT COMMITTEE SUBCOMMITTEES AND FEES

    Neither Management Committee has a compensation committee, audit committee or nominating committee. The members of the Management Committees are not compensated for their services as such.

EXECUTIVE COMPENSATION

    The executive officers of Holdings are not compensated for their services as such.

DESCRIPTION OF MANAGEMENT OPTION PLAN

    In April 1998, Grove Investors adopted the Grove Investors LLC Management Option Plan (the "Option Plan"). The purpose of the Option Plan is to promote the interests of Grove Investors and its members by (i) attracting and retaining exceptional officers and other key employees of Grove Investors and its affiliates, specifically the Company, and (ii) enabling such individuals to acquire an equity interest in, and participate in the long-term growth and financial success of Grove Investors.

    Subject to a participant's continued employment with the Company or its affiliates, options granted under the Option Plan will vest over a five year period as follows. For each of the first five fiscal years beginning after the date the options are granted, the options will vest and become cumulatively exercisable with respect to 20% of Grove Investors' membership interests subject to such option on the last day of such fiscal year if the Company and its subsidiaries meet the EBITDA target established for that fiscal year. If the EBITDA actually achieved for a year is less than the EBITDA target for that year, then the vesting schedule for that year will be proportionately reduced. In addition, options will not vest in any year if the EBITDA that year is less than a minimum percentage of the EBITDA target.

    To the extent not previously canceled, any unvested portion of an option will, as of the date of a Change in Control (as defined in the Option Plan), be deemed vested and exercisable immediately prior to such Change in Control. In addition, as a result of a termination of employment by any participant, Grove Investors has the assignable right but not the obligation to purchase the participant's membership interests in Grove Investors for an amount to be calculated based on the participant's reason for termination of employment.

EMPLOYMENT ARRANGEMENTS

    Mr. Bonanno entered into an employment contract with the Company in March 1998. Mr. Bonanno's term of employment is two years, beginning on April 29, 1998, subject to two-year automatic renewal periods. Mr. Bonanno is entitled to an annual salary of $500,000, STIP awards and two additional payments of $450,000 on March 31, 1999 and March 31, 2000. See "Short-Term Incentive Plan." Mr. Bonanno will also receive an amount equal to the positive difference between the fair market value of shares of stock of Mr. Bonanno's former employer under options that Mr. Bonanno held that were not exercisable when he terminated his previous employment and the exercise price thereof. Further, the Company will purchase Mr. Bonanno's former residence for $675,000.

    As part of his employment contract, Mr. Bonanno was granted an option under the Option Plan to purchase 2.0% of the outstanding membership interests of Grove Investors, calculated as of the Closing Date. See "--Description of Management Option Plan." The contract also provides that Mr. Bonanno has the option to purchase additional membership interests of Grove Investors.

    In March 1998, Mr. Bonanno entered into a separate employment agreement with the Company covering the period between March 16, 1998 and April 29, 1998, under which he received a ratable payment based on the actual number of days elapsed during such period based on a yearly salary of $500,000. In addition, the Company loaned approximately $1.9 million to Mr. Bonanno to finance his investment in the membership interests of Grove Investors. The loan is evidenced by two promissory notes which bear interest at a rate per annum equal to the prime rate of Wells Fargo Bank. The $1.0 million note is due in June 2008 and is secured by a pledge of Mr. Bonanno's membership interests in Grove Investors. The second note, for approximately $912,000, is due in June 2005, is unsecured and will be forgiven upon the occurrence of certain events.

    Mr. Shull entered into an executive agreement with the Company in June 1998. Mr. Shull's term of employment is four months, beginning on June 1, 1998. Mr. Shull is entitled to a ratable payment based on his current salary and STIP awards. See "Short-Term Incentive Plan." In addition, in consideration of his agreeing not to compete with the Company through August 31, 2001, and to waive his change of control agreement, Mr. Shull will receive additional annual payments through August 31, 2001. See "--Termination and Change of Control Agreements." Mr. Shull also entered into a consulting arrangement covering the period between October 1, 1998 and December 31, 2000.

    Mr. Cripe entered into an employment arrangement with the Company in July 1998. Under his arrangement, Mr. Cripe is entitled to an annual salary of $250,000, STIP awards and severance payments. See "--Short-Term Incentive Plan." In addition, Mr. Cripe will be compensated for the loss of certain payments that he would have been entitled to if he had not terminated his previous employment. He will also receive certain payments to compensate him for stock options that were not exercisable when he terminated such employment. Mr. Cripe was also granted an option under the Option Plan to purchase membership interests of Grove Investors. See "--Description of Management Option Plan."

TERMINATION AND CHANGE OF CONTROL AGREEMENTS

    Effective March 1, 1997, each of Messrs. Heidinger, Kolinski, Shull, Simmons, Sliwa and Urbanek entered into separate change of control agreements with Grove Worldwide. Each executive's agreement provides that if, within two years after a change in control of Grove Worldwide, (a) the executive is terminated by Grove Worldwide without Cause (as defined therein) or due to death, disability or retirement, or (b) the executive terminates his employment for Good Reason, then, in addition to payment for certain unreimbursed expenses, deferred compensation, health coverage premiums (including reimbursement for any income tax liability resulting from such payment) and other employment-related benefits, the executive will also be entitled to a lump-sum payment equal to two times the sum of (x) his highest annual base salary in effect within 180 days prior to the change of control and (y) his highest annual bonus paid or payable for either of the last two completed years by the Company or its predecessors. Each executive is also entitled to the above-described severance amount in the event his employment is within 180 days prior to a change in control terminated
(a) by the Company without Cause or (b) by him for Good Reason (based on an event that occurred within the 180-day period) or (c) due to his death. Subject to the terms of Mr. Shull's 1998 executive agreement, he has waived any rights under his change of control agreement. See "--Employment Arrangements."

SHORT-TERM INCENTIVE PLAN

    The Company's short-term incentive plan (the "STIP"), will permit the Company to pay officers and other key employees, including prospective officers and employees, of the Company and its affiliates an annual bonus conditioned on the attainment of certain pre-established financial performance criteria based on EBITDA targets for the Company and/or designated business sub-units. The STIP will be administered by the Committee of the Company or any person or persons designated by the Committee to administer the STIP.

MANAGEMENT OF GROVE HOLDINGS CAPITAL

    Messrs. Henske, Scotto and Bonanno are the directors of Grove Holdings Capital. They are not compensated in any way for acting in their capacity as such. The board of directors of Grove Holdings Capital does not have a compensation committee, audit committee or nominating committee.

    Mr. Bonanno is the Chief Executive Officer of Grove Holdings Capital. Mr. Simmons is the Secretary of Grove Holdings Capital. Neither of the executive officers of Grove Holdings Capital are compensated as such. See "--Management Committee and Executive Officers of Holdings" for biographical information on the members and executive officers of Grove Holdings Capital.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    All of the issued and outstanding membership interests of the Company are beneficially owned by Holdings, whose principal address is 201 Main Street, Fort Worth, Texas 76102. All shares of the issued and outstanding capital stock of Grove Holdings Capital are beneficially owned by Holdings. All of the issued and outstanding membership interests of Holdings are beneficially owned by Grove Investors, whose principal address is 201 Main Street, Fort Worth, Texas 76102.

    The following table sets forth certain information regarding beneficial ownership of the membership interests of Grove Investors, the managing member of Holdings, by (i) each member of the Management Committee individually, (ii) each Named Executive Officer and (iii) all executive officers and members of the Management Committee as a group:

                                                                                                                  PERCENTAGE OF
                                                                                                                 GROVE INVESTORS
NAME OF BENEFICIAL OWNER                                                                                      MEMBERSHIP INTERESTS
------------------------------------------------------------------------------------------------------------  ---------------------
FW Strategic Partners, L.P. (1).............................................................................            43.83%
  201 Main Street, Suite 3200
  Fort Worth, Texas 76102
FW Grove Coinvestors, L.P. (2)..............................................................................            43.83%
  201 Main Street, Suite 3200
  Fort Worth, Texas 76102
GGEP-Grove, L.P.............................................................................................             2.68%
Squam Lake Investors, II, L.P...............................................................................            *
Sunapee Securities, Inc.....................................................................................            *
DLJ Capital Corporation.....................................................................................             1.27%
D. Brown (2)................................................................................................           --
J Crandall (1)..............................................................................................           --
M. George...................................................................................................             1.90%
G. Grinstein................................................................................................           --
S. Gruber...................................................................................................           --
R. Henske...................................................................................................           --
G. Holthaus.................................................................................................           --
A. Scotto...................................................................................................           --
S. Bonanno(3)...............................................................................................             2.67%
K. Simmons..................................................................................................           --
All executive officers and members of the Management Committee as a group (9 persons).......................             4.57%

------------------------

*   Indicates less than one percent.

(1) The general partner of FW Strategic Partners, L.P. is FW Strategic Asset Management, L.P., whose general partner is Strategic Genpar, Inc. J Taylor Crandall is the sole stockholder of Strategic Genpar, Inc. Accordingly, Mr. Crandall may be deemed to be the beneficial owner of the membership interests of FW Strategic Partners, L.P. Mr. Crandall disclaims beneficial ownership of these membership interests.

(2) The general partner of FW Grove Coinvestors, L.P. is FW Group Genpar, Inc. ("Group Genpar"). David G. Brown is the sole stockholder of Group Genpar. Accordingly, Mr. Brown may be deemed to be the beneficial owner of the membership interests of FW Grove Coinvestors, L.P. Mr. Brown disclaims beneficial ownership of these membership interests.

(3) Mr. Bonanno has options to acquire up to an additional 2.0% of the outstanding membership interests of Grove Investors, calculated as of the Closing Date.

    Certain members of Senior Management of the Company (the "Senior Management Members") have purchased approximately 5.0% of the membership interests of Grove Investors. The purchase price of such interests was partially financed through approximately $2.7 million in loans from the Company. The Senior Management Members have also been granted options to purchase membership interests of Grove Investors under the Option Plan. See "Management--Description of Management Option Plan." Grove Investors membership interests held by Senior Management Members are subject to calls by Grove Investors upon termination of employment. See "Management--Description of Management Option Plan."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OPERATING AGREEMENTS

    GROVE WORLDWIDE LLC OPERATING AGREEMENT

    The Company is wholly owned by Holdings, which is also the managing member. As managing member, Holdings has delegated the management of the Company to the Company's management committee. Subject to restrictions contained in the New Credit Facility, all distributions in respect of membership interests of the Company will be made to Holdings.

    GROVE HOLDINGS LLC OPERATING AGREEMENT

    Grove Holdings is wholly owned by Grove Investors, which is also the managing member. As managing member, Grove Investors has delegated the management of the Company to the Management Committee, which is identical in composition to the Company's management committee. Subject to restrictions contained in the Debenture Indenture, all distributions in respect of membership interests of Holdings will be made to Grove Investors.

AGREEMENTS WITH GEORGE GROUP INC. FOR MANAGEMENT CONSULTING SERVICES

    George Group provides consulting services to facilitate the Company's development and achievement of its business plan, including services with respect to strategic planning, operations and financial matters. For such services, George Group will be paid cash fees equivalent to their costs and will be reimbursed for its out-of-pocket expenses. George Group has advised the Company that it estimates its engagement will be completed within 48 months and that the total cash fees and expenses would approximate $14 million. The Company has agreed to indemnify George Group, its owners, employees, and agents from liabilities and claims relating to or arising from the engagement of George Group, other than those resulting from gross negligence or willful misconduct of George Group. Michael L. George, a member of the Company Management Committee, is Chief Executive Officer and Chairman of the Board of George Group. See "The Acquisition."

AGREEMENTS WITH CERTAIN EXECUTIVE OFFICERS

    The Company has entered into certain agreements with Messrs. Bonanno, Stift, Simmons, Urbanek, Kolinski and Shull. See "Management --Employment Arrangements" and "--Termination and Change of Control Agreements." In addition, the Company has entered into an executive agreement with Mr. Shull. See "Management --Employment Arrangements."

LOANS TO CERTAIN EXECUTIVE OFFICERS

    The Company has provided approximately $2.7 million in loans to certain executive officers of the Company to finance their investment in the membership interest of Grove Investors. These loans are evidenced by promissory notes which bear interest at a rate per annum equal to the prime rate of Wells Fargo Bank and, except for a $912,000 note made by Mr. Bonanno, are secured by a pledge of the executive's membership interests in Grove Investors and are due in June 2008. As of September 30, 1998, Mr. Bonanno, Mr. Bust, Mr. Kolinski and Mr. John Wheeler, the Company's Senior Vice President of Worldwide Operations, were indebted to the Company in the amount of approximately $1.9 million $375,000, $250,000 and $150,000. respectively.

CERTAIN TRANSACTIONS WITH HANSON PRIOR TO THE CLOSING DATE

    Prior to the consummation of the Transactions, the Company and its subsidiaries were affiliates of Hanson. Hanson provided the Company and its subsidiaries with various services, including, without limitation, cash management, tax reporting and risk management services and charged a management fee for such services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations." Prior to the consummation of the Transactions, Hanson also purchased small quantities of the Company's products on an arm's-length basis.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW CREDIT FACILITY

    As part of the Transactions, the Company entered into the New Credit Facility with a syndicate of banks, as lenders, and Chase, as administrative agent, DLJ, as documentation agent, and BankBoston, as syndication agent. Each of Chase and DLJ is an affiliate of one of the Initial Purchasers. The New Credit Facility consists of a $200 million term loan facility (the "Term Loan Facility") and a $125 million revolving credit facility (the "Revolving Credit Facility"). The Revolving Credit Facility enables the Issuers to obtain revolving credit loans and the issuance of letters of credit for the account of the Company from time to time for working capital, acquisitions and general corporate purposes. A portion of the Revolving Credit Facility is available for borrowings by the Company in the Eurocurrency markets of British pounds sterling, German marks, French francs and certain other currencies. At the Company's option, loans under the New Credit Facility will bear interest (a) in the case of loans in U.S. dollars, at the highest of (x) 1 of 1% in excess of the Federal Funds Effective Rate (as defined in the New Credit Facility), (y) 1.0% in excess of a certificate of deposit rate and (z) the Agent's prime rate, plus the Applicable Margin (as defined in the New Credit Facility), or (b) in the case of all loans, the relevant Eurocurrency Rate (as defined in the New Credit Facility) as determined by the Agent, plus the Applicable Margin. The Company will also pay certain fees with respect to the New Credit Facility. The Term Loan Facility has a term of eight years unless terminated sooner upon an event of default (as defined in the New Credit Facility). The Term Loan Facility must be repaid in semi-annual installments until the date that is eight years after the closing date of the Term Loan Facility (the "Closing Date") in an aggregate amount for each year following the Closing Date of (i) $2 million for the first six years, (ii) $88 million during the seventh year and (iii) $100 million during the eighth year. The Revolving Credit Facility has a term of seven years, unless terminated sooner upon an event of default, and outstanding revolving credit loans will be payable on such date or such earlier date as may be accelerated following the occurrence of any event of default.

    The obligations of the Company under the New Credit Facility are guaranteed by Holdings and each of the Company's domestic subsidiaries (the "Guarantors"). The obligations of the Company under the New Credit Facility are secured by a first priority lien (subject to permitted encumbrances) on substantially all of the Company's and each Guarantor's real, personal and intellectual property and on the capital stock of the Company, all of the capital stock of the Company's domestic subsidiaries and 65% of the capital stock of the Company's first-tier foreign subsidiaries (such amount to be increased to 100% for a first-tier foreign subsidiary if, and only for so long as, (i) such first-tier foreign subsidiary has elected, and continues to elect, to be treated as a partnership for United States federal income tax purposes (any such first-tier foreign subsidiary, a "Partnership Subsidiary"), and (ii) the pledge of the greater percentage does not result in material adverse tax consequences). Each Partnership Subsidiary will pledge its equity interests in its subsidiaries to secure any intercompany notes owing by it, but only so long as (i) such Partnership Subsidiary continues to elect to be treated as a partnership for United States federal income tax purposes and (ii) such pledge does not result in material adverse tax consequences.

    The New Credit Facility contains various covenants that restrict the Company from taking various actions and that require the Company to achieve and maintain certain financial covenants. The New Credit Facility includes covenants relating to balance sheet, fixed charge coverage and leverage ratios, and limitations on, among other things, capital expenditures, liens, indebtedness, guarantees, mergers, acquisitions, disposition of assets, dividends, changes in business activities and certain corporate activities. The New Credit Facility prohibits the Company from prepaying the Notes.

    The New Credit Facility also contains events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, ERISA, material judgments and certain changes in control of the Company or Holdings.

    Oak Hill Securities Fund, L.P. ("OHSF") participated as a lender in the Term Loan Facility and received customary fees in connection therewith. OHSF is a Delaware limited partnership that acquires and actively manages a diverse portfolio of investments principally in leveraged companies. Certain principals of the general partner of OHSF and Oak Hill Advisors, Inc., the adviser of OHSF, have business relationships with Keystone, and Keystone has an equity investment in OHSF. Keystone is a member of the Investor Group. See "The Transactions."

                           DESCRIPTION OF DEBENTURES

GENERAL

    The Senior Discount Debentures were, and the Exchange Debentures will be, issued pursuant to the Indenture between the Issuers and the Trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The form and terms of the Exchange Debentures are identical in all material respects to those of the Senior Discount Debentures, except for certain transfer restrictions and registration rights relating to the Existing Debentures, which do not apply to the Exchange Debentures. The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Debentures are subject to all such terms, and Holders of Debentures are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture and Registration Rights Agreement are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Holdings" refers only to Grove Holdings LLC and not to any of its Subsidiaries.

    The Debentures are general unsecured obligations of the Issuers, rank equal in right of payment with all existing and future senior indebtedness of the Issuers and rank senior in right of payment to all subordinated indebtedness of the Issuers. As indebtedness of the Issuers, however, the Debentures are effectively subordinated to all indebtedness of Grove and its other Subsidiaries. As of August 29, 1998, the Debentures were subordinated to approximately $685.9 million of liabilities of Grove and its other Subsidiaries. See "Risk Factors--Holding Company Structure; Effective Subordination."

    The operations of Holdings are conducted through its Subsidiaries and, therefore, the Issuers are dependent upon the cash flow of such Subsidiaries to meet their obligations, including their obligations under the Debentures. As of April 29, 1998, all of Holdings' Subsidiaries were Restricted Subsidiaries. However, under certain circumstances, Holdings will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

    Grove Holdings Capital is a wholly owned subsidiary of Holdings that was incorporated in Delaware solely for the purpose of serving as a co-issuer of the Debentures in order to facilitate the Offering. Holdings believed that certain prospective purchasers of the Senior Discount Debentures may have been restricted in their ability to purchase debt securities of limited liability companies, such as Holdings, unless such debt securities are jointly issued by a corporation. Other than serving as a co-issuer of the Debentures and any additional Debentures subsequently issued after the Offering, Grove Holdings Capital does not have any assets, operations or revenues and is prohibited from engaging in any business activities. As a result, holders of the Debentures should not expect Grove Holdings Capital to participate in servicing the interest and principal obligations on the Debentures.

PRINCIPAL, MATURITY AND INTEREST

    The Debentures are limited in aggregate principal amount to $150.0 million at maturity of which $88.0 million at maturity was issued in the Offering. The Debentures will mature on May 1, 2009. The Debentures will accrete at a rate of 11 5/8% per annum, compounded semi-annually to an aggregate principal amount of $88.0 million. Thereafter, interest on the Debentures will accrue at the rate of 11 5/8% per annum and will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2003, to Holders of record on the immediately preceding April 15 and October 15. No cash interest will be payable on the Debentures prior to May 1, 2003. Additional Debentures may be issued from time to time after the Offering, subject to the provisions of the Indenture described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of

Disqualified Stock." The Debentures offered hereby and any additional Debentures subsequently issued would be treated as a single class for all purposes under the Indenture, including without limitations, waivers, amendments, redemptions and offers to purchase. Interest on the Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 1, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium and Liquidated Damages, if any, and interest on the Debentures will be payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of principal, premium, interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Debentures at their respective addresses set forth in the register of Holders of Debentures; provided that all payments of principal, premium, interest and Liquidated Damages, if any, with respect to Debentures the Holders of which have given wire transfer instructions to the Issuers will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuers, the Issuers' office or agency in New York will be the office of the Trustee maintained for such purpose. The Debentures will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

    The Debentures are redeemable at any time at the option of the Issuers, in whole or in part upon not less than 30 nor more than 60 days' notice, in cash at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................     105.813%
2004..............................................................................     103.875%
2005..............................................................................     101.938%
2006 and thereafter...............................................................     100.000%

    Notwithstanding the foregoing, at any time prior to May 1, 2001, the Issuers may (but will not have the obligation to) on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of Debentures originally issued at a redemption price equal to 111.625% of the Accreted Value (determined at the date of redemption) thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; PROVIDED that at least 65% of the aggregate principal amount at maturity of Debentures originally issued remain outstanding immediately after the occurrence of such redemption (excluding Debentures held by Holdings and its Subsidiaries); and PROVIDED, FURTHER, that such redemption shall occur within 60 days of the date of the closing of such Public Equity Offering.

SELECTION AND NOTICE

    If less than all of the Debentures are to be redeemed or repurchased at any time, selection of Debentures for redemption or repurchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Debentures are listed, or, if the Debentures are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED that no Debentures of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Debentures to be redeemed at its registered address. Notices of redemption or repurchase may not be conditional. If any Debenture is to be redeemed or repurchased in part only, the notice of redemption or repurchase that relates to such Debenture shall state the portion of the principal amount thereof to be redeemed or repurchased. A new Debenture in principal amount equal to the unredeemed or unrepurchased portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Debenture. Debentures called for redemption or repurchase become due on the date fixed for redemption or repurchase. On and after the redemption or repurchase date, interest and Liquidated Damages ceases to accrue on Debentures or portions of them called for redemption or repurchase.

MANDATORY REDEMPTION

    The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Debentures.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of Debentures will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Debentures pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the Accreted Value thereof on the date of purchase (if such date of purchase is prior to May 1, 2003) or 101% of the aggregate principal amount thereof (if such date of purchase is on or after May 1, 2003) plus, in each case, accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Issuers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Debentures on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Debentures as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations directly conflict with the provisions of the Indenture relating to such Change of Control Offer, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

    On the Change of Control Payment Date, the Issuers will, to the extent lawful, (1) accept for payment all Debentures or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Debentures or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Debentures so accepted together with an Officers' Certificate stating the aggregate principal amount of Debentures or portions thereof being purchased by the Issuers. The Paying Agent will promptly mail to each Holder of Debentures so tendered the Change of Control Payment for such Debentures, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Debenture equal in principal amount to any unpurchased portion of the Debentures surrendered, if any; PROVIDED that each such new Debenture will be in a principal amount of $1,000 or an integral multiple thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Debentures to require that the Issuers repurchase or redeem the Debentures in the event of a takeover, recapitalization or similar transaction. Due to Change of Control repayment provisions in certain indebtedness of Holdings' Subsidiaries (including the Senior Discount Debentures) and the existence of a Change of Control event of default in the New Credit Facility, it is unlikely that the Issuers would be able to repurchase all of the Debentures upon the occurrence of a Change of Control. See "Risk Factors--Limitations on Ability to Make Change of Control Payment." In addition, the Debentures will rank equal in right of payment with other senior Indebtedness of Holdings. The ability of Holdings to redeem all of the Debentures upon a Change of Control may also be limited by restrictions on the ability of Holdings' Subsidiaries to pay dividends to Holdings. Finally, the Debentures will be effectively subordinated to Obligations of Subsidiaries of Holdings, including with respect to Change of Control Payments. See "--General."

    The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Debentures validly tendered and not withdrawn under such Change of Control Offer.

    "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries (determined on a consolidated basis), to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Holdings or a Wholly Owned Restricted Subsidiary or any Permitted Holder or Permitted Holders, (ii) the adoption of a plan relating to the liquidation or dissolution of one of both of the Issuers (other than in a transaction which complies with the provisions described under "--Merger, Consolidation or Sale of Assets"), (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than one or more Permitted Holders, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of Holdings (measured by voting power rather than number of shares) and the Permitted Holders do not beneficially own as much or more of the Voting Stock of Holdings (measured by voting power rather than by number of shares) than such person, (iv) the first day on which a majority of the members of the Management Committee of Holdings are not Continuing Members or (v) the first day on which Holdings fails to own 100% of the issued and outstanding Equity Interests of Grove Holdings Capital (other than by reason of the merger of Grove Holdings Capital with and into a corporate successor to Holdings).

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Holdings and its Subsidiaries (determined on a consolidated basis). Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Debentures to require the Issuers to repurchase such Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    "Continuing Members" means, as of any date of determination, any member of the Management Committee of Holdings who (i) was a member of such Management Committee on the date of the Indenture or (ii) was nominated for election or elected to such Management Committee with the approval of a majority of the Continuing Members who were members of such Management Committee at the time of such nomination or election.

    "Permitted Holders" means (i) any of Keystone, Inc., FW Grove Coinvestors, L.P., FW Strategic Partners, L.P., George Group Employee Partners--Grove, L.P. and Michael George and their respective Affiliates on the date of the Indenture;
(ii) any of the Permitted Transferees of the Persons referred to in clause (i); and (iii) any person or group which holds, directly or indirectly, Equity Interests in Holdings so long as a majority of the Equity Interests in Holdings are beneficially owned by the Persons referred to in clauses (i) and (ii).

    "Permitted Transferee" means, with respect to any Person: (a) in the case of any Person who is a natural person, such individual's spouse or children, any trust for such individual's benefit or the benefit of such individual's spouse or children, or any corporation, partnership, limited liability company or similar entity in which the direct and beneficial owner or owners of 80% or more of the Equity Interests in such Person or such individual's spouse or children or any trust for the benefit of such Persons; and (b) in the case of any Person who is a natural person, the heirs, executors, administrators or personal representatives upon death of such Person or upon the incompetence or disability of such Person for purposes of the protection and management of such individual's assets.

ASSET SALES

    The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) Holdings (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Management Committee set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by Holdings or such Restricted Subsidiary is in the form of cash and Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Holding's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Debentures or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Holdings or such Restricted Subsidiary from further liability and (y) any securities, Debentures or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash (to the extent of the cash received) within 60 days following the closing of such Asset Sale, shall be deemed to be cash for purposes of this provision.

    Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Holdings or any of its Restricted Subsidiaries may apply such Net Proceeds, at its option, (a) to repay Senior Debt (as defined in the Senior Subordinated Note Indenture) or the Senior Discount Debentures, (b) to the acquisition of a majority of the assets of, or a majority of the Voting Stock of, another Permitted Business, the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in a Permitted Business or (c) for a combination of uses described in clauses (a) and (b). Pending the final application of any such Net Proceeds, Holdings and its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuers will be required to make an offer to all Holders of Debentures (an "Asset Sale Offer") to purchase the maximum principal amount of Debentures that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the Accreted Value thereof on the date of purchase (if such date of purchase is prior to May 1, 2003) or 100% of the principal amount thereof on the date of purchase (if such purchase date is on or after May 1, 2003) plus, in each case, accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of repurchase, in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Holdings may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Debentures tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Debentures to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Notwithstanding the foregoing, Holdings will not be

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required to make an Asset Sale Offer if (i) Holdings' obligation to make such
Asset Sale Offer is due to an Asset Sale by one or more of Holdings' Subsidiaries, (ii) as a result of such Asset Sale (or Asset Sales) Grove is required to make and does make an offer similar to an Asset Sale Offer to the Holders of the Senior Discount Debentures in accordance with the terms of the Senior Subordinated Note Indenture and (iii) to the extent that the aggregate amount of Senior Discount Debentures tendered pursuant to such offer is less than the Excess Proceeds, Holdings makes an Asset Sale Offer to all Holders of Debentures with such remaining Excess Proceeds.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of Holdings' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of Holdings' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings or dividends or distributions payable to Holdings or a Restricted Subsidiary of Holdings); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuers) any Equity Interests of Holdings (other than Equity Interests owned by Holdings or any Restricted Subsidiary of Holdings) or any direct or indirect parent of Holdings; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Debentures (other than any subordinated indebtedness held by Holdings), except a payment of interest or principal at Stated Maturity; or
(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

        (b) Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

        (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (vi), (viii), (x), (xi) and (xiii) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of Holdings' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by Holdings since the date of the Indenture as a contribution to its equity capital or from the issue or sale of Equity Interests of Holdings (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of Holdings that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Holdings), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such

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    Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) 50% of any dividends received by Holdings or a Wholly Owned Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of Holdings, to the extent that such dividends were not otherwise included in Consolidated Net Income of Holdings' for such period, plus (v) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (A) the fair market value of the Holdings' Investment in such Subsidiary as of the date of such redesignation or (B) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

    The foregoing provisions will not prohibit: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any PARI PASSU or subordinated Indebtedness or Equity Interests of Holdings in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings) of, other Equity Interests of Holdings (other than any Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;
(iv) the payment of any dividend or making of any distribution by a Subsidiary of Holdings to the holders of its Equity Interests on a pro rata basis; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Grove Investors, Holdings or any Subsidiary of Holdings held by any former member of Holdings' (or any of its Subsidiaries') Management Committee or any former officer, employee or director of Holdings or any of its Subsidiaries pursuant to the Holdings Operating Agreement or Grove Investors Operating Agreement, any equity subscription agreement, stock option agreement, employment agreement or other similar agreement and any dividends or distributions to Grove Investors to fund such purchase, redemption or other acquisition or retirement; PROVIDED that (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed (1) $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to clause (2)) of $10.0 million PLUS (2) the aggregate cash proceeds received by Holdings during such calendar year from any reissuance of Equity Interests by Grove Investors, Holdings or the Company to members of management of Holdings and its Restricted Subsidiaries and (B) no Default or Event of Default shall have occurred and be continuing immediately after such transaction; PROVIDED, FURTHER that the aggregate cash proceeds referred to in (2) above shall be excluded from clause (c)(ii) of the preceding paragraph; (vi) so long as Holdings is a limited liability company either treated as a partnership or disregarded as an entity separate from its owner for federal income tax purposes (as evidenced by a certificate of an officer of Holdings, prepared based on such officer's best knowledge, at least annually), distributions to members of Holdings in an amount with respect to any period after December 31, 1997 not to exceed the Tax Amount of Holdings for such period; PROVIDED, HOWEVER, that such distributions shall be allowed to be made quarterly based on an estimation and after the end of a taxable year based on the partnership tax return of Holdings (or, if Holdings is disregarded as an entity separate from its owner, its nearest owner that is not so disregarded) for such taxable year (or at such other times as reasonably appropriate including in connection with an audit adjustment), taking into account any previous payments of Tax Amount for such taxable year or, if Holdings becomes included in a consolidated tax group for federal income tax purposes, payments to the common parent of the taxable group in an amount, with respect to any period after December 31, 1997, not to exceed the tax liability attributable to Holdings and its Subsidiaries on a stand-alone basis for such period; (vii) any Investment to the extent that the consideration therefor consists of the net cash proceeds of the concurrent issue and sale (other than to a Restricted Subsidiary) of Equity Interests of Holdings (other than any Disqualified Stock);
(viii) the payment of dividends or the making of loans or advances for costs and expenses incurred by Grove Investors or Holdings in its capacity as a holding company in an aggregate amount not to exceed

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$2.0 million in each calendar year pursuant to this clause (viii); (ix) so long as no Default or Event of Default has occurred and is continuing and Holdings can incur at least $1.00 of additional indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock," the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holdings, issued after the date of the Indenture in accordance with the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock"; (x) Investments made by Holdings or one of its Restricted Subsidiaries within 30 days of the date of the Indenture, the proceeds of which are used to fund the Transactions or capitalize Restricted Subsidiaries; (xi) repurchase of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; (xii) Restricted Investments having an aggregate fair market value, taken together with all other Restricted Investments made pursuant to this clause (xii) that are at that time outstanding, not to exceed $30.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (xiii) distributions or payments of Receivables Fees; (xiv) dividends or distributions to Grove Investors to fund severance costs incurred by Grove Investors in connection with the Transactions and (xv) Restricted Payments not to exceed $20.0 million since the date of the Indenture.

    The Management Committee may designate any Restricted Subsidiary, other than Grove Holdings Capital, to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (i) through (xiv) above or is entitled to be made pursuant to the first paragraph of this covenant, Holdings shall, in its sole discretion, classify such Restricted Payment in any manner that complies with the covenant. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Management Committee whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Issuers shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

    The Indenture provides that Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that Holdings will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of Disqualified Stock; PROVIDED, HOWEVER, that the Issuers may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock and Holdings' Subsidiaries may incur Indebtedness or issue preferred equity if the Fixed Charge Coverage Ratio for Holdings' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding

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the date on which such additional Indebtedness is incurred or such Disqualified
Stock is issued would have been at least 1.75 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The provisions of the first paragraph of this covenant does not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

        (i) the incurrence by the Issuers and the Restricted Subsidiaries of Indebtedness under the New Credit Facility; PROVIDED that the aggregate principal amount of all term Indebtedness outstanding under the New Credit Facility after giving effect to such incurrence does not exceed an amount equal to $200.0 million plus (in the case of any refinancing thereof) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing less the aggregate amount of all scheduled or mandatory repayments of the principal of any term Indebtedness under the New Credit Facility (other than repayments that are immediately reborrowed) that have been made since the date of the Indenture;

        (ii) the incurrence by the Issuers and the Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities; PROVIDED that the aggregate principal amount of all revolving credit Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum face amount thereunder) outstanding under all Credit Facilities after giving effect to such incurrence does not exceed an amount equal to the greater of (A) the amount of the Borrowing Base and (B) $125.0 million less, in the case of clause (B), the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce revolving credit commitments under a Credit Facility pursuant to the covenant described above under the caption "--Asset Sales";

       (iii) the incurrence by Holdings and its Restricted Subsidiaries of the Existing Indebtedness;

        (iv) the incurrence by (A) the Issuers of Indebtedness represented by the Debentures sold in the Offering and (B) the incurrence by Grove and Grove Capital of Indebtedness represented by the Senior Subordinated Notes and the incurrence by the Subsidiary Guarantors (as defined in the Senior Subordinated Note Indenture) of Indebtedness represented by the guarantees of such Senior Subordinated Notes;

        (v) the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations or similar financings, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Holdings or such Restricted Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

        (vi) the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Subsidiary; PROVIDED that such Indebtedness was incurred by the prior owner of such assets or such Subsidiary prior to such acquisition by Holdings or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by Holdings or one of it Restricted Subsidiaries; and PROVIDED further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (vi) and any Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (vi), does not exceed $10.0 million;

       (vii) the incurrence by Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (iii), (iv), (v), (vi) or (x) of this paragraph;

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      (viii) the incurrence by Holdings or any of its Restricted Subsidiaries of
    intercompany Indebtedness between or among Holdings and any of its Wholly Owned Subsidiaries, including a pledge of assets in connection therewith; PROVIDED, HOWEVER, that (i) if one of the Issuers is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Debentures and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or a Wholly Owned Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Holdings or such Restricted
    Subsidiary, as the case may be, that was not permitted by this clause
    (viii);

        (ix) the incurrence by Holdings or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging
    (i) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding, (ii) the value of foreign currencies purchased or received by Holdings in the ordinary course of business as conducted by Holdings or (iii) commodity risk relating to commodity agreements to the extent entered into in the ordinary course of business to protect Holdings and its Restricted Subsidiaries from fluctuations in the prices of raw materials used in its business;

        (x) the incurrence by Holdings or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (x), not to exceed $40.0 million;

        (xi) the incurrence by Holdings' Unrestricted Subsidiaries of Non-Recourse Debt, PROVIDED, HOWEVER, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Holdings that was not permitted by this clause (xi);

       (xii) the Guarantee by Issuers or any of its Restricted Subsidiaries of Indebtedness of Holdings or a Subsidiary of Holdings, which Indebtedness was permitted to be incurred by another provision of this covenant;

      (xiii) the incurrence of Indebtedness (including letters of credit) in respect of workers' compensation claims, self-insurance obligations, performance, surety, bid or similar bonds and completion guarantees provided by Holdings or a Restricted Subsidiary in the ordinary course of business and consistent with past practices;

       (xiv) the incurrence of Indebtedness, including Guarantees, by Holdings or any of its Restricted Subsidiaries in connection with a Dealer Financing Program;

       (xv) the incurrence of Equipment Financing Guarantees; and

       (xvi) the incurrence of Indebtedness arising from agreements of Holdings or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Subsidiary; PROVIDED that the maximum aggregate liability of such Indebtedness shall at no time exceed the gross proceeds actually received by Holdings and its Restricted Subsidiaries in connection with any such disposition or the gross proceeds actually paid by Holdings and its Restricted Subsidiaries in connection with any such acquisition.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvi) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers shall, in their sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any

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Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; PROVIDED, in each such case, that the amount thereof is included in Fixed
Charges of Holdings as accrued.

LIENS

    The Indenture provides that the Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to Holdings or any of its Restricted Subsidiaries, (ii) make loans or advances to Holdings or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture,
(b) the New Credit Agreement as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the New Credit Agreement as in effect on the date of the Indenture, (c) the Debentures, the Indenture, the Senior Discount Debentures and the Senior Subordinated Note Indenture, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (i) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (j) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness, (k) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, (l) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (m) purchase money obligations or other Indebtedness or contractual requirements incurred in connection with or permitted by the covenant described below under the caption "--Sales of Accounts Receivable," (n) any Equipment

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Financing Guarantees, and (o) restrictions on transfers of assets pursuant to agreements relating to a Dealer Financing Program.

MERGER, CONSOLIDATION, OR SALE OF ASSETS

    The Indenture provides that neither Issuer may consolidate or merge with or into (whether or not such Issuer is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) such Issuer is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than one of the Issuers) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or other entity organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than one of the Issuers) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the Registration Rights Agreement, the Debentures and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and
(iv) except in the case of a merger of one of the Issuers with or into a Wholly Owned Subsidiary of Holdings, the Issuer or the entity or Person formed by or surviving any such consolidation or merger (if other than one of the Issuers), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock." Notwithstanding the foregoing, Holdings is permitted to reorganize as a corporation in accordance with the procedures established in the Indenture (and Grove Holdings Capital may thereafter liquidate); PROVIDED that Holdings shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that such reorganization (and, if applicable, liquidation of Grove Holdings Capital) is not adverse to holders of the Debentures (it being recognized that such reorganization shall not be deemed adverse to the holders of the Debentures solely because (i) of the accrual of deferred tax liabilities resulting from such reorganization or (ii) the successor or surviving corporation (a) is subject to income tax as a corporate entity or (b) is considered to be an "includible corporation" of an affiliated group of corporations within the meaning of the Code or any similar state or local law) and certain other conditions are satisfied.

LIMITATION ON LEASES

    The Indenture provides that Holdings will not, directly or indirectly, lease all or substantially all of its properties or assets to any Person.

TRANSACTIONS WITH AFFILIATES

    The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person and (ii) the Issuers deliver to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Management Committee set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested

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members of the Management Committee and (b) with respect to any Affiliate
Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement, compensation or employee benefit arrangements and incentive arrangements with any officer, director, member or employee entered into by Grove Investors or any of its Restricted Subsidiaries in the ordinary course of business of Grove Investors or such Restricted Subsidiary, as well as customary change of control and severance payments, (ii) transactions between or among the Issuers and/or its Restricted Subsidiaries, (iii) payment of reasonable managers and directors fees to Persons who are not otherwise Affiliates of the Issuers, (iv) Restricted Payments, Permitted Investments and other payments and distributions that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," (v) any Permitted George Group Transaction; (vi) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business; (vii) transactions permitted by the provisions of the covenant described below under the caption "--Sales of Accounts Receivables"; (viii) transactions permitted by clauses (xii) and (xiv) of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock"; and (ix) transactions pursuant to any contract or agreement in effect on the date of the Indenture as the same may be amended, modified or replaced from time to time so long as such amendment, modification or replacement is no less favorable to Holdings and its Restricted Subsidiaries than the contract or agreement as in effect on the date of the Indenture.

SALE AND LEASEBACK TRANSACTIONS

    The Indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Holdings or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if (i) Holdings or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Additional Indebtedness and Issuance of Disqualified Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Management Committee and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and, if applicable, the Issuers apply the proceeds of such transaction in compliance with, the covenant described above under the caption "--Asset Sales." Notwithstanding the foregoing, Delta Manlift, S.A. and Grove France, S.A. and its successor, may enter into any sale and leaseback transaction; PROVIDED that such sale and leaseback transaction is in the ordinary course of business consistent with past practices as in effect on the date of the Indenture and the aggregate amount of any Attributable Debt in connection with such transaction does not exceed $4.0 million in any calendar year.

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RESTRICTIONS ON PREFERRED STOCK OF SUBSIDIARIES

    The Indenture provides that Holdings will not permit any of its Restricted Subsidiaries to issue any preferred stock (other than Grove, which may issue preferred stock that is not Disqualified Stock), or permit any Person to own or hold an interest in any preferred stock of any such Subsidiary, except for preferred stock issued to Holdings.

LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN WHOLLY OWNED
  SUBSIDIARIES

    The Indenture provides that Holdings (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of Holdings to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of Holdings to any Person (other than Holdings or a Wholly Owned Restricted Subsidiary of Holdings), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of Holdings to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of Holdings.

BUSINESS ACTIVITIES

    Holdings will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Holdings and its Restricted Subsidiaries taken as a whole.

RESTRICTIONS ON ACTIVITIES OF GROVE HOLDINGS CAPITAL

    The Indenture provides that Grove Holdings Capital may not hold any assets, become liable for any obligations or engage in any business activities; PROVIDED that Grove Holdings Capital may be a co-obligor with respect to Debentures issued pursuant to the Indenture and engage in any activities directly related or necessary in connection therewith.

PAYMENTS FOR CONSENT

    The Indenture provides that neither Holdings nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Debentures for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Debentures unless such consideration is offered to be paid or is paid to all Holders of the Debentures that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SALES OF ACCOUNTS RECEIVABLE

    Holdings may, and any of its Restricted Subsidiaries may, sell at any time and from time to time, accounts receivable and or notes receivable and related assets to an Accounts Receivable Subsidiary; PROVIDED that (i) the aggregate consideration received in each such sale is at least equal to the aggregate fair market value of the receivables sold, as determined by the Management Committee in good faith, (ii) no less than 80% of the consideration received in each such sale consists of either cash or a promissory note (a "Promissory Note") which is subordinated to no Indebtedness or obligation other than the financial institution or other entity providing the financing to the Accounts Receivable Subsidiary with respect to such accounts receivable (the "Financier") or an Equity Interest in such Accounts Receivable Subsidiary; PROVIDED FURTHER that the initial sale will include all accounts receivable of Holdings and/or its Restricted Subsidiaries that are party to such arrangements that constitute eligible receivables under such

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arrangements, (iii) the cash proceeds received from the initial sale less reasonable and customary transaction costs will be deemed to be Net Proceeds and will be applied in accordance with the second paragraph of the covenant described above under the caption entitled "--Repurchase at the Option of Holders--Assets Sales," and (iv) Holdings and its Restricted Subsidiaries will sell all accounts receivable that constitute eligible receivables under such arrangements to the Accounts Receivable Subsidiary no less frequently than on a weekly basis.

    Holdings (i) will not permit any Accounts Receivable Subsidiary to sell any accounts receivable purchased from Holdings or any of its Restricted Subsidiaries to any other person except on an arms-length basis and solely for consideration in the form of cash or Cash Equivalents, (ii) will not permit the Accounts Receivable Subsidiary to engage in any business or transaction other than the purchase, financing and sale of accounts receivable of Holdings and its Restricted Subsidiaries and activities incidental thereto, (iii) will not permit any Accounts Receivable Subsidiary to incur Indebtedness in an amount in excess of the book value of such Accounts Receivable Subsidiary's total assets, as determined in accordance with GAAP, (iv) will, at least as frequently as monthly, cause the Accounts Receivable Subsidiary to remit to Holdings or any of its Restricted Subsidiaries as payment on the Promissory Notes or a dividend, all available cash or Cash Equivalents not held in a collection account pledged to a Financier, to the extent not applied to pay or maintain reserves for reasonable operating expenses of the Accounts Receivable Subsidiary or to satisfy reasonable minimum operating capital requirements and (v) will not, and will not permit any of its Subsidiaries to, sell accounts receivable to any Accounts Receivable Subsidiary upon (1) the occurrence of a Default with respect to Holdings and its Restricted Subsidiaries and (2) the occurrence of certain events of bankruptcy or insolvency with respect to such Accounts Receivable Subsidiary.

REPORTS

    The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Debentures are outstanding, Holdings will furnish to the Holders of Debentures (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holdings was required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Issuers and their consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Issuers' certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Holdings was required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, Holdings will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, (i) at all times the Commission does not accept the filings provided for in the preceding sentence or (ii) such filings provided for in the preceding sentence do not contain the information required to be delivered upon request pursuant to Rule 144A(d)(4) under the Securities Act, then, in each case, Holdings has agreed that, for so long as any Debentures remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Debentures; (ii) default in payment when due of the principal of or premium, if any, on the Debentures; (iii) failure by

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Holdings or any of its Restricted Subsidiaries for 30 days after notice by the
Trustee or by the Holders of at least 25% in principal amount of Debentures then outstanding to comply with the provisions described under the captions "--Change of Control," "--Asset Sales," "--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Disqualified Stock"; (iv) failure by Holdings or any of its Restricted Subsidiaries for 60 days after notice by the Trustee or by the Holders of at least 25% in principal amount of Debentures then outstanding to comply with any of its other agreements in the Indenture or the Debentures;
(v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Holdings or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its stated maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more and PROVIDED that in the case of any guarantees, a default shall not be deemed to occur unless Holdings or such Restricted Subsidiary, as applicable, defaults in its payment obligations under such guarantee after demand has been made in accordance with the terms of such guarantee; (vi) failure by Holdings or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million (net of any amount with respect to which a reputable insurance company with assets over $100.0 million has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; (vii) failure by the Company or its Subsidiaries to apply the proceeds from the Offering as set forth under the caption "Use of Proceeds" above prior to the 10th Business Day after the date of the Indenture; and (viii) certain events of bankruptcy or insolvency with respect to Holdings or any of its Subsidiaries.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Debentures may declare all the Debentures to be due and payable immediately; PROVIDED, that so long as any Indebtedness permitted to be incurred pursuant to the New Credit Agreement or the Senior Discount Debentures shall be outstanding, such acceleration shall not be effective until the earlier of (i) an acceleration of any such Indebtedness under the New Credit Agreement or the Senior Discount Debentures or (ii) five business days after receipt by the Issuers of written notice of such acceleration. Upon such declaration, the principal of (or, if prior to May 1, 2003, the Accreted Value of), premium, if any, and accrued and unpaid interest on the Debentures shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuers, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Debentures will become due and payable without further action or notice. Holders of the Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Debentures notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the Debentures pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Debentures. If an Event of Default occurs prior to May 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding the prohibition on redemption of the

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Debentures prior to May 1, 2003, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Debentures.

    The Holders of a majority in aggregate principal amount of the Debentures then outstanding by notice to the Trustee may on behalf of the Holders of all of the Debentures waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Debentures.

    The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, MEMBERS AND
  STOCKHOLDERS

    No director, officer, employee, incorporator, member or stockholder of the Issuers, as such, shall have any liability for any obligations of the Issuers under the Debentures or, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Debentures by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding Debentures ("Legal Defeasance") except for (i) the rights of Holders of outstanding Debentures to receive payments in respect of the principal of, premium and Liquidated Damages, if any, and interest on such Debentures when such payments are due from the trust referred to below, (ii) the Issuers' obligations with respect to the Debentures concerning issuing temporary Debentures, registration of Debentures, mutilated, destroyed, lost or stolen Debentures and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Debentures. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Debentures.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Debentures, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Debentures on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Debentures are being defeased to maturity or to a particular redemption date;
(ii) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exceptions, the Holders of the outstanding Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same

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manner and at the same times as would have been the case if such Legal
Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exceptions, the Holders of the outstanding Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound; (vi) the Issuers must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exceptions, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Debentures over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and (viii) the Issuers must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Debentures in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Debenture selected for redemption. Also, the Issuers are not required to transfer or exchange any Debenture for a period of 15 days before a selection of Debentures to be redeemed.

    The registered Holder of a Debenture will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Debentures may be amended or supplemented with the consent of the Holders of at least a majority in principal amount at maturity of the Debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Debentures), and any existing default or compliance with any provision of the Indenture or the Debentures may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Debentures (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Debentures).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Debenture held by a non-consenting Holder): (i) reduce the principal amount of Debentures whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Debenture or alter the provisions with respect to the redemption of the Debentures (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Debenture, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Debentures (except a rescission of acceleration of the Debentures by the Holders of at least a majority

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in aggregate principal amount of the Debentures and a waiver of the payment default that resulted from such acceleration), (v) make any Debenture payable in money other than that stated in the Debentures, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Debentures to receive payments of principal of or premium, if any, or interest on the Debentures, (vii) waive a redemption payment with respect to any Debenture (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder of Debentures, the Issuers and the Trustee may amend or supplement the Indenture or the Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Debentures in addition to or in place of certificated Debentures, to provide for the assumption of the Issuers' or a Subsidiary Guarantor's obligations to Holders of Debentures in the case of a merger or consolidation or sale of all or substantially all of the Issuers' assets, to make any change that would provide any additional rights or benefits to the Holders of Debentures or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Debentures, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to the Issuers at 1565 Buchanan Trail East, Shady Grove, Pennsylvania 17256, Attention: Keith R. Simmons, Secretary.

BOOK-ENTRY; DELIVERY AND FORM

    The Exchange Debentures will initially be issued in the form of one or more registered Exchange Debentures in global form without coupons (collectively, the "Global Debentures").The Global Debentures will be deposited on the date of the closing of the exchange of the Exchange Debentures for Senior Discount Debentures with, or on behalf of, DTC and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

    Except as set forth below, the Global Debentures may be transferred, in whole and not in part, only to another nominee of DTC or to a successor DTC or its nominee. Beneficial interests in the Global Debentures may not be exchange for Debentures in certificated form except in the limited circumstances described below. In addition, transfers of beneficial interests in the Global Debentures will be subject to

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the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

    The Debentures may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

    DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

    DTC has also advised the Issuers that, pursuant to DTC's procedures, (i) upon deposit of the Global Debentures, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Debentures allocated by the Initial Purchasers to such Direct Participants, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Debentures and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Debentures. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Debentures.

    Investors in the Global Debentures may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. All ownership interests in any Global Debentures may be subject to the procedures and requirements of DTC.

    The laws of some states require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Debenture to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Debenture to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Debentures.

    Except as described in "Transfers of Interests in Global Debentures for Certificated Debentures," owners of beneficial interests in the Global Debentures will not have Debentures registered in their names, will not receive physical delivery of Debentures in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

    Under the terms of the Indenture, the Issuers and the Trustee will treat the persons in whose names the Debentures are registered (including Debentures represented by Global Debentures) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Debentures registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither the Issuers, the Trustee nor any agent of the

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Issuers or the Trustee has or will have any responsibility or liability for (i)
any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Debentures or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Debenture or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

    DTC has advised the Issuers that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Debentures is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Debentures as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Debentures will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Debentures, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Debentures for all purposes.

    Interests in the Global Debentures are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds.

    DTC has advised the Issuers that it will take any action permitted to be taken by a holder of Debentures only at the direction of one or more Direct Participants to whose account interests in the Global Debentures are credited and only in respect of such portion of the aggregate principal amount of the Debentures as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Debentures, DTC reserves the right to exchange Global Debentures (without the direction of one or more of its Direct Participants) for legended Debentures in certificated form, and to distribute such certificated forms of Debentures to its Direct Participants. See "-- Transfers of Interests in Global Debentures for Certificated Debentures."

    Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Debentures among Direct Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuers, the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC, Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

    The information in this section concerning DTC, and its book-entry system has been obtained from sources that the Issuers believe to be reliable, but the Issuers take no responsibility for the accuracy thereof.

TRANSFERS OF INTERESTS IN GLOBAL DEBENTURES FOR CERTIFICATED DEBENTURES

    An entire Global Debenture may be exchanged for definitive Debentures in registered, certificated form without interest coupons ("Certificated Debentures") if (i) DTC (x) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Debentures and the Issuers thereupon fail to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Certificated Debentures or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Debentures. In any such case, the Issuers will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global

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Debenture, Certificated Debentures will be issued to each person that such
Direct and Indirect Participants and DTC identify as being the beneficial owner of the related Debentures.

    Beneficial interests in Global Debentures held by any Direct or Indirect Participant may be exchanged for Certificated Debentures upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), but only upon at least 20 days' prior written notice given to the Trustee by or on behalf of DTC in accordance with customary DTC procedures. Certificated Debentures delivered in exchange for any beneficial interest in any Global Debenture will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

    Neither the Issuers nor the Trustee will be liable for any delay by the holder of the Global Debentures or the DTC in identifying the beneficial owners of Debentures, and the Issuers and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Debenture or the DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

    The Indenture requires that payments in respect of the Debentures represented by the Global Debentures (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the holder of such Global Debenture. With respect to Certificated Debentures, the Issuers will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Issuers expect that secondary trading in the Certificated Debentures will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    The Issuers and the Initial Purchasers entered into the Registration Rights Agreement on April 29, 1998. Pursuant to the Registration Rights Agreement, the Issuers agreed to file with the Commission this Registration Statement under the Securities Act with respect to the Debentures. As required by the Registration Rights Agreement, upon the effectiveness of the Registration Statement, the Issuers will offer to the Holders of Transfer Restricted Securities (as defined) that are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Debentures. If (i) the Issuers are not required to file the Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Issuers prior to the 20th day following consummation of the Exchange Offer that (A) such Holder is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the Exchange Debentures acquired by it in the Exchange Offer to the public without delivering a Prospectus and the Prospectus contained in the Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Debentures acquired directly from the Issuers or an affiliate of the Issuers, the Issuers will file with the Commission a shelf registration statement to cover resales of the Transfer Restricted Securities by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. The Issuers will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Senior Discount Debenture until the date on which such Senior Discount Debenture (i) is exchanged in the Exchange Offer for an Exchange Debenture which is entitled to be resold to the public by the holder thereof without complying with prospectus delivery requirements of the Securities Act, (ii) has been disposed of in accordance with a shelf registration statement (and the purchasers thereof have been issued Exchange Debentures), or (iii) is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the

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Securities Act and each Exchange Debenture until the date on which such Exchange
Debenture is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by this Registration Statement.

    Pursuant to the Registration Rights Agreement, the Issuers were obligated to file this Registration Statement with the Commission on or before June 29, 1998 (60 days after the Closing Date). In addition, the Registration Rights Agreement provides that (i) the Issuers will use their best efforts to have the Registration Statement declared effective by the Commission on or prior to October 29, 1998 (180 days after the Closing Date), (ii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuers will commence the Exchange Offer and use their best efforts to issue on or prior to 30 business days after the date on which the Registration Statement is declared effective by the Commission, Exchange Debentures in exchange for all Debentures tendered prior thereto in the Exchange Offer and (iii) if obligated to file a shelf registration statement, the Issuers will use their best efforts to file the shelf registration statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the Commission on or prior to 120 days after such obligation arises. If (a) the Issuers fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Issuers fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Registration Statement, or (d) this Registration Statement or a shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Issuers will pay Liquidated Damages to each Holder of Debentures, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Debentures held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Debentures with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of Debentures. All accrued Liquidated Damages will be paid by the Issuers on each Damages Payment Date to the Global Debenture Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    Holders of Debentures are required to make certain representations to the Issuers (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and are required to deliver certain information to be used in connection with a shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the Registration Rights Agreement in order to have their Debentures included in the shelf registration statement and benefit from the provisions regarding Liquidated Damages set forth above. See "The Exchange Offer."

    The foregoing description of the Registration Rights Agreement is a summary only and does not purport to be complete. This summary is qualified in its entirety by reference to all provisions of the Registration Rights Agreement which as been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

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    "ACCOUNTS RECEIVABLE SUBSIDIARY"  means a Wholly Owned Subsidiary of
Holdings (i) which is formed solely for the purpose of, and which engages in no activities other than activities in connection with, financing accounts receivable and/or notes receivable and related assets of Holdings and/or its Restricted Subsidiaries, (ii) which is designated by the Management Committee of Holdings as an Accounts Receivables Subsidiary pursuant to a Management Committee resolution set forth in an Officers' Certificate and delivered to the Trustee, (iii) that has total assets at the time of such designation with a book value not exceeding $100,000 plus the reasonable fees and expenses required to establish such Accounts Receivable Subsidiary and any accounts receivable financing, (iv) no portion of Indebtedness or any other obligation (contingent or otherwise) of which (a) is at any time recourse to or obligates Holdings or any Restricted Subsidiary of Holdings in any way, other than pursuant to (I) representations and covenants entered into in the ordinary course of business in connection with the sale of accounts receivable and/or notes receivable to such Accounts Receivable Subsidiary or (II) any guarantee of any such accounts receivable financing by Holdings that is permitted to be incurred pursuant to the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock," or
(b) subjects any property or asset of Holdings or any Restricted Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to (I) representations and covenants entered into in the ordinary course of business in connection with sales of accounts receivable and/or notes receivable or (II) any guarantee of any such accounts receivable financing by Holdings that is permitted to be incurred pursuant to the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock," (v) with which neither Holdings nor any Restricted Subsidiary of Holdings has any contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings entered into in the ordinary course of business in connection with sales of accounts receivable and/or notes receivable in accordance with the covenant described under the caption "--Certain Covenants--Sales of Accounts Receivable" and fees payable in the ordinary course of business in connection with servicing accounts receivable and/or notes receivable and (vi) with respect to which neither Holdings nor any Restricted Subsidiary of Holdings has any obligation (a) to subscribe for additional shares of Capital Stock or other Equity Interests therein or make any additional capital contribution or similar payment or transfer thereto other than in connection with the sale of accounts receivable and/or notes receivable to such Accounts Receivable Subsidiary in accordance with the covenant described under "--Certain Covenants--Sales of Accounts Receivable" or (b) to maintain or preserve solvency or any balance sheet item, financial condition, level of income or results of operations thereof.

    "ACCRETED VALUE" means, for each $1,000 face amount of Debentures, as of any date of determination prior to May 1, 2003, the sum of (i) the initial offering price of each Debenture and (ii) that portion of the excess of the principal amount of each Debenture over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis and compounded semi-annually on each May 1 and November 1 at the rate of 11 5/8% per annum from the date of issuance of the Debentures through the date of determination.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person,

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whether through the ownership of voting securities, by agreement or otherwise;
provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

    "ASSET SALE" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than (A) in the ordinary course of business or (B) sales or other dispositions of accounts receivable and/or notes receivable and related assets to (x) the Accounts Receivable Subsidiary in accordance with the covenant described under the caption "--Certain Covenants--Sale of Accounts Receivable" and (y) one or more financial institutions in connection with a Dealer Financing Program or factoring arrangements as in existence on the date of the Indenture (provided that, in each case, the sale, lease, conveyance or other disposition of all or substantially all of the assets of Holdings and its Subsidiaries (determined on a consolidated basis) are governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Limitation on Leases" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by Holdings or any of its Subsidiaries of Equity Interests of any of the Holdings' Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2.5 million or (b) for net proceeds in excess of $2.5 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Issuers to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Issuers or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Issuers or to another Wholly Owned Restricted Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments," (iv) the sale and leaseback of any assets within 90 days of the acquisition of such assets; PROVIDED that such sale and leaseback complies with the covenant described above under the caption "--Sale and Leaseback Transactions", (v) foreclosures of assets, and (vi) the sale at fair market value of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Holdings or any Restricted Subsidiary, as the case may be, in the ordinary course of business.

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "BORROWING BASE" means, as of any date, an amount equal to the sum of 85% of the face amount of all accounts receivable and notes receivable owned by Holdings and its Restricted Subsidiaries as of such date that are not more than 90 days past due, as calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable and notes receivable as of a specific date, Holdings may utilize the most recent available information for purposes of calculating the Borrowing Base.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK"  means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

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    "CASH EQUIVALENTS"  means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one-year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million, (iv) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) obligations issued or fully guaranteed by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (vi) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within one year after the date of acquisition and (vii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition.

    "CODE"  means the Internal Revenue Code of 1986, as amended.

    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary or nonrecurring loss plus any net loss realized in connection with an Asset Sale or the extinguishment of any Indebtedness (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits or the Tax Amount of such Person and its Subsidiaries for such period or, following the reorganization of Holdings as a corporation, any tax sharing payment made pursuant to a tax sharing agreement executed in connection therewith, in each case, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) any interest expense on Indebtedness of another person that is guaranteed by such person or a Subsidiary of such person or secured by a Lien on the assets of such person or one of its Subsidiaries (to the extent that such interest expense was deducted in computing Consolidated Net Income in such period), plus (vi) any charges of up to $30.0 million relating to a facility closing, plus (vii) any charges of up to $16.0 million resulting from fees payable to the George Group in connection with the consulting arrangements with Holdings or its Restricted Subsidiaries, plus
(viii) one-time expenses associated with inventory, research and development and other write-ups resulting from purchase accounting adjustments at the time of the Transactions or any other permitted acquisition (to the extent such expenses were deducted in computing Consolidated Net Income in such period), plus (ix) any expenses or charges related to any Equity Offering, Permitted Investment or Indebtedness permitted to be incurred by the Indenture (including such expenses or charges related to the Transactions) and deducted in such period in computing Consolidated Net Income, minus (x) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in

                                       98
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accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to Holdings by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (i) the Net Income (but not loss) of any Person that is not a Subsidiary (other than Holdings) or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash (or converted into cash) to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived, provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or other distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a Wholly Owned Restricted Subsidiary thereof in respect of such period, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to Holdings or one of its Subsidiaries.

    "CREDIT FACILITIES" means, with respect to the Issuers or their Restricted Subsidiaries, one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale or factoring of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "DEALER FINANCING PROGRAM" means (x) that certain financing program pursuant to which (i) distributors of Holdings and its Restricted Subsidiaries can obtain up to 366-day inventory financing for the purchase of the Holdings' Subsidiaries' products, (ii) units financed will generate secured notes receivable, accounts receivable, chattel paper, instruments or other intangibles (collectively, "Receivables"), which Holdings or its Restricted Subsidiaries may sell, from time to time, to financial institutions at 100% of face value and
(iii) Holdings or its Restricted Subsidiaries will insure (with a nationally recognized insurance company with at least $100.0 million in assets) at least 85% of the payment obligations relating to such Receivables and (y) factoring or discounting arrangements as in effect on the date of the Indenture or entered into in the ordinary course of business consistent with past practice.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date

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that is 91 days after the date on which the Debentures mature; PROVIDED,
HOWEVER, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuers to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuers may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants-- Restricted Payments"; and PROVIDED FURTHER, that Capital Stock issued to any plan for the benefit of employees of Holdings or its subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings in order to satisfy applicable statutory or regulatory obligations.

    "EQUIPMENT FINANCING GUARANTEES" means guarantees (including but not limited to repurchase or remarketing obligations, residual value guarantees, conditional loss guarantees or first loss guarantees) by Holdings or a Restricted Subsidiary incurred in the ordinary course of business consistent with past practice of Indebtedness incurred by a distributor, or other purchaser or lessor, for the purchase of inventory manufactured or sold by Holdings or a Restricted Subsidiary, the proceeds of which Indebtedness is used solely to pay the purchase price of such inventory to such distributor or other purchaser or lessor and any related reasonable fees and expenses (including financing fees); PROVIDED, HOWEVER, that (1) to the extent commercially practicable, the Indebtedness so guaranteed is secured by a Lien on such inventory in favor of the holder of such Indebtedness, and (2) if Holdings or such Restricted Subsidiary is required to make payment with respect to such guarantee, Holdings or such Restricted Subsidiary will have the right to receive either (q) title to such inventory, (r) a valid assignment of a Lien in such inventory or (s) the net proceeds of any resale of such inventory.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXISTING INDEBTEDNESS" means up to $15.0 million in aggregate principal amount of Indebtedness of Holdings and its Subsidiaries (other than Indebtedness under the New Credit Agreement) in existence on the date of the Indenture, until such amounts are permanently repaid.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred equity, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by Holdings or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income and shall reflect any pro forma adjustments for expenses and cost reductions attributable to such acquisitions (to the extent such adjustments are (x) realizable within twelve months of the date of the acquisition and (y) based on pro forma financial statements reviewed by Holdings' accountants), (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, (iii) the Fixed Charges attributable to discontinued operations, as

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determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date, and (iv) the amount of interest expense attributable to financings pursuant to the Dealer Financing Program shall be subtracted from the numerator and excluded from the denominator in calculating the Fixed Charge Coverage Ratio PROVIDED that the interest income from such financings exceeds interest expense.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations; PROVIDED, however, that in no event shall any amortization of deferred financing costs incurred in connection with the Transactions be included in fixed charges) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) excluding, however, guarantees incurred in connection with (a) any Equipment Financing Guarantee or (b) residual value guarantees, conditional loss guarantees and similar financings allowed to be incurred pursuant to the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" and (iv) if and for so long as such Person is taxed as a partnership for federal income tax purposes, all cash dividend payments or other distributions of property on any series of preferred stock of such Person or, if such Person is taxed as a corporation for federal income tax purposes, the product of (a) all cash dividend payments or other distributions of property (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred equity of such Person times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

    "GEORGE GROUP" means The George Group, Inc. a Texas corporation, and its successors.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate or currency swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest or currency exchange rates and (iii) commodities purchase and sale agreements and other similar agreements designed to protect such Person against fluctuations in the price of raw materials used by Holdings or its Restricted Subsidiaries in the ordinary course of business.

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    "INDEBTEDNESS"  means, with respect to any Person, any indebtedness of such
Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness (other than Hedging Obligations and guarantees) outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

    "INVESTMENT GRADE SECURITIES" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) debt securities or debt instruments with a rating of BBB- or higher by Standard and Poor's Corporation or Baa3 or higher by Moody's Investors Services, Inc. or the equivalent of such rating by such rating organization, or, if no rating of Standard and Poor's Corporation or Moody's Investors Services, Inc. then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Holdings and its Subsidiaries, and (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; PROVIDED that an acquisition of assets, Equity Interests or other securities by the Issuers or any of their Restricted Subsidiaries for consideration consisting solely of Equity Interests (other than Disqualified Stock) of Holdings shall not be deemed to be an Investment. If Holdings or any Restricted Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Holdings, Holdings shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "MANAGEMENT COMMITTEE" means (i) for so long as Holdings is a limited liability company, the Management Committee of Holdings and (ii) otherwise the Board of Directors of Holdings.

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    "NET INCOME"  means, with respect to any Person for any period, (i) the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however,
(a) any gain (but not loss), together with any related provision for taxes or Tax Distributions on such gain (but not loss), realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes or Tax Distributions on such extraordinary or nonrecurring gain (but not loss) less (ii) in the case of any Person that is a partnership or limited liability company, the Tax Amount of such person for such period.

    "NET PROCEEDS" means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, any taxes or Tax Distributions paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "NEW CREDIT AGREEMENT" means that certain New Credit Agreement, dated as of the date of the Indenture by and among Grove, Grove Capital and Chase Bank of Texas, National Association, as administrative agent, BankBoston N.A., as syndication agent and Donaldson, Lufkin & Jenrette Securities Corporation, as documentation agent, and certain other lenders party thereto, providing for up to $125 million of revolving credit borrowings and $200 million, of term borrowings, including any related Debentures, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

    "NEW CREDIT FACILITY" means, with respect to the Issuers and the Restricted Subsidiaries, one or more debt facilities (including, without limitation, the New Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Debentures being offered hereby) of Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Holdings or any of its Restricted Subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities and obligations payable under the documentation governing any Indebtedness.

    "PERMITTED BUSINESS" means any of the businesses and any other businesses related to the businesses engaged in by Holdings and its respective Restricted Subsidiaries on the date of the Indenture.

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    "PERMITTED GEORGE GROUP TRANSACTIONS"  means, for purposes of the covenant described above under the caption "--Transactions with Affiliates," consulting arrangements with the George Group and its affiliates and any payments for fees and expenses thereunder made, provided that such payments shall not exceed $8.0 million in any fiscal year (with such amount being subject to reasonable adjustments in connection with advisory and consulting services rendered in connection with Permitted Investments).

    "PERMITTED INVESTMENTS" means (a) any Investment in Holdings or in a Wholly Owned Restricted Subsidiary of Holdings and is engaged in a Permitted Business;
(b) any Investment in Cash Equivalents and Investment Grade Securities; (c) any Investment by Holdings or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company and is engaged in a Permitted Business or
(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company that is engaged in Permitted Business; (d) any Investment made as a result of the receipt of assets not constituting Cash Equivalents from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings; (f) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed $10 million; (g) Investments in securities of customers received in settlement of obligations or pursuant to a plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (h) Investments existing on the date of the Indenture or made in connection with the Transactions; (i) Investments consisting of receivables owing to Holdings and its Restricted Subsidiaries and advances or loans to or the receipt of notes or drafts from, distributors and customers, in each case, in connection with the sale or lease of inventory in the ordinary course of business and consistent with past practices, including such Investments made in connection with or pursuant to a Dealer Financing Program; (j) loans and advances to officers, directors, members and employees for business-related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business and consistent with past practices not to exceed $1.0 million; (k) any Hedging Obligation; (l) Investments in an Accounts Receivable Subsidiary made in connection with the formation of an Accounts Receivable Subsidiary or received in consideration of sales of accounts receivable, in each case, in accordance with the covenant described above under the caption entitled "--Certain Covenants-- Sales of Accounts Receivable," (m) Investments consisting of intercompany loans from Holdings and its Restricted Subsidiaries to Restricted Subsidiaries; (n) Investments consisting of capital contributions from Holdings or any Restricted Subsidiaries to Restricted Subsidiaries in an aggregate amount at any one time outstanding not to exceed $25.0 million ; (o) Equipment Financing Guarantees permitted by the terms of clause (xv) of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (p) loans to and promissory notes or other instruments of managers and officers of Grove Investors, Holdings or its Restricted Subsidiaries issued in connection with the purchase of Equity Interests of Grove Investors or Holdings.

    "PERMITTED LIENS" means (i) Liens securing Senior Debt (as defined in the Senior Subordinated Note Indenture) and Liens on assets of Restricted Subsidiaries securing Senior Debt permitted by the terms of the Senior Subordinated Note Indenture to be incurred; (ii) Liens in favor of the Issuers or a Restricted Subsidiary; (iii) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Holdings or is merged into or consolidated with one of Holdings or any Subsidiary of Holdings; PROVIDED that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Holdings or any Subsidiary of Holdings; (iv) Liens on property existing at the time of acquisition thereof by Holdings or any Subsidiary of Holdings, PROVIDED that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure Indebtedness (including Capital Lease Obligations)

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permitted by clause (v) of the second paragraph of the covenant entitled
"Incurrence of Indebtedness and Issuance of Disqualified Stock" covering only the assets acquired, constructed or improved with such Indebtedness; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(viii) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; (ix) Liens incurred in the ordinary course of business of the Issuers or any Subsidiary of the Issuers with respect to obligations that do not exceed $5.0 million at any one time outstanding and that
(a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Issuers or such Subsidiary; (x) liens on assets of the Subsidiary Guarantors (as defined in the Senior Subordinated Note Indenture) to secure Senior Debt of such Subsidiary Guarantors that was permitted to be incurred under the Senior Subordinated Note Indenture; (xi) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business; (xii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar obligations, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (xiii) judgment or attachment Liens not giving rise to an Event of Default; (xiv) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary course of the business of Holdings or any of its Restricted Subsidiaries; (xv) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease; (xvi) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(xvii) Liens securing reimbursement obligations with respect to letters of credit and products and proceeds thereof; (xviii) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the Indenture; (xix) Liens arising out of consignment, conditional purchase or similar arrangements for the sale of goods entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;
(xx) Liens securing Permitted Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; (xxi) Liens with respect to Equipment Financing Guarantees and related inventory and equipment; (xxii) Liens incurred in connection with the Equipment Financing Program and (xxiii) Liens incurred in the ordinary course of business on equipment and inventory held for lease by the Company or any of its Restricted Subsidiaries.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Issuers or any of their Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used within 60 days after the incurrence thereof to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuers or any of their Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses, premiums, penalties, fees and interest incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the

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Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Debentures, such Permitted
Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Debentures on terms at least as favorable to the Holders of Debentures as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Issuers or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PUBLIC EQUITY OFFERING" means a public offering pursuant to an effective registration statement under the Securities Act of Equity Interests (other than Disqualified Stock) of Holdings (or any other person that owns, directly or indirectly, 100% of the common equity of the Issuers to the extent the net proceeds thereof are contributed to Holdings as a capital contribution), that, in each case, results in the net proceeds to Holdings of at least $25.0 million.

    "RECEIVABLES FEES" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any receivables financing permitted pursuant to the covenant entitled "Sales of Accounts Receivable."

    "RESTRICTED INVESTMENT"  means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "SENIOR SUBORDINATED NOTES" means the 9 1/4% Senior Subordinated Notes due 2008 of Grove Worldwide LLC and Grove Capital, Inc.

    "SENIOR SUBORDINATED NOTE INDENTURE" means the Indenture relating to the Senior Subordinated Notes.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "TAX AMOUNT"  means, with respect to Holdings for any period, the product of
(i) the taxable income of Holdings for such period and (ii) the maximum combined Federal, state and local income tax rates applicable to an individual resident in New York City or California, whichever is higher; PROVIDED, HOWEVER, that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards shall be taken into account,

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and adjusted to take into account any applicable credits, deductions or other adjustments allowed under both New York and California law to a direct or indirect owner of an interest in Holdings for state and local income tax purposes.

    "TAX DISTRIBUTION" means a distribution in respect of taxes to the members of Holdings pursuant to clause (vi) of the second paragraph of the covenant described above under the caption "Certain Covenants--Restricted Payments."

    "TRANSACTIONS" means each of (i) the acquisition by Holdings through certain of its subsidiaries of the mobile hydraulic crane, aerial work platform and truck-mounted crane businesses of Hanson Funding (G) PLC and certain of its subsidiaries, for aggregate cash consideration of approximately $583.0 million plus certain assumed liabilities (the "Acquisition"); (ii) approximately $203.0 million of borrowings under the New Credit Facility; (iii) approximately $225.0 million of estimated gross proceeds from the offering of the Senior Subordinated Notes; and (iv) an approximately $168.0 million equity contribution to the Grove Worldwide by Holdings (the "Equity Contribution"), a portion of which was financed with $50.0 million in gross proceeds from the offering of the Debentures.

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary (other than Grove Holdings Capital) or any successor to any of them that is designated by the Management Committee as an Unrestricted Subsidiary pursuant to a resolution of the Management Committee; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings; (c) is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of Holdings or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Holdings or any of its Restricted Subsidiaries. Any such designation by the Management Committee shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under --he caption "Certain Covenants]Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Holdings as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock," the Issuers shall be in default of such covenant). The Management Committee of Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Management Committee of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than (x) directors' qualifying shares and (y) shares required to be held by a second shareholder pursuant to the laws of France in an amount not to exceed one-tenth of one percent of the outstanding shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Issuers, the following discussion is an accurate general description of certain of the material anticipated Federal income tax consequences of the purchase, ownership and disposition of the Debentures. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with holders that will hold Debentures as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules such as banks, insurance companies, tax-exempt organizations, dealers in securities or currencies, persons that will hold Debentures as part of an integrated investment (including a "straddle") comprised of Debentures and one or more other positions, persons that have a "functional currency" other than the U.S. dollar or holders of Debentures that did not acquire the Debentures in the initial distribution thereof at their original issue price. In addition, this discussion does not consider the effect of any estate, gift or other tax laws. Investors considering the purchase of Debentures should consult their own tax advisors with respect to the application of the Federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                             UNITED STATES HOLDERS

    As used herein, the term "United States Holder" means the beneficial owner of Debentures that is, for United States Federal income tax purposes, (i) a citizen or resident of the United States, (ii) a domestic corporation or other entity taxable as a corporation, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or
(iv) otherwise subject to United States Federal income taxation with respect to its worldwide income on a net income basis.

TAXATION OF UNITED STATES HOLDERS ON EXCHANGE

    In the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Issuers, the exchange of a Senior Discount Debenture for an Exchange Debenture will not be a taxable event to a United States Holder of a Senior Subordinated Debenture, and a United States Holder will not recognize any taxable gain or loss as a result of such an exchange. Accordingly, a United States Holder will have the same adjusted basis and holding period in an Exchange Debenture as it had in a Senior Subordinated Debenture immediately before the exchange. Further, the tax consequences of ownership and disposition of any Exchange Debenture will be the same as the tax consequences of ownership and disposition of a Senior Subordinated Debenture.

ORIGINAL ISSUE DISCOUNT

    United States Holders of Debentures generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, as described in more detail below, United States Holders of the Debentures will be required to include original issue discount in gross income as ordinary income as it accrues, in advance of the receipt of cash attributable to that income.

    In general, a debt obligation that is issued for an amount less than its stated redemption price at maturity will be considered to have been issued with original issue discount for U.S. Federal income tax purposes. Under the applicable regulations, the stated redemption price at maturity will equal the sum of all payments to be made on a Debenture, whether denominated as interest or principal.

    Each United States Holder of a Debenture, whether such holder uses the cash or the accrual method of tax accounting, will be required to include in gross income the sum of the "daily portions" of original issue discount on that Debenture for all days during the taxable year that the United States Holder owns the Debentures. The daily portions of original issue discount on a Debenture are determined by allocating to each day in any "accrual period" a ratable portion of the original issue discount allocable to that accrual period. At the election of each United States Holder, accrual periods may be of any length and may vary in length over the term of the Debentures, provided that each accrual period is no longer than one year and each scheduled payment occurs either on the final or first day of an accrual period. The amount of original issue discount allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) at the beginning of the accrual period by the annual yield to maturity of the Debentures. The "adjusted issue price" of a Debenture at the beginning of any accrual period will be the sum of its issue price (generally, the first price at which a substantial amount of Debentures are sold, disregarding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments previously received on the Debenture. As a result of this "constant yield" method of including original issue discount in income, the amounts includible in income by a United States Holder in respect of a Debenture generally are less in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

SALE, EXCHANGE OR RETIREMENT OF DEBENTURES

    Upon the sale, exchange or retirement of a Debenture, a United States Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in the Debentures. A United States Holder's adjusted tax basis in a Debenture will generally be equal to the amount paid for the Debentures by such holder, increased by any original issue discount included in income by the holder, and reduced by the amount of all payments previously received on the Debenture. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the Debenture is more than one year at the time of disposition. The distinction between capital gain or loss and ordinary income or loss is important for purposes of the limitations on a United States Holder's ability to offset capital losses against ordinary income and because United States Holders that are individuals may be entitled to a preferential rate on long-term capital gains. The Taxpayer Relief Act of 1997 further reduces tax rates on capital gains recognized by individuals in respect of assets held for more than 18 months. United States Holders are advised to consult with their own tax advisers regarding the application of the Taxpayer Relief Act of 1997 to their particular circumstances.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    In general, information reporting requirements will apply to payments of principal, premium, if any, and interest (including original issue discount) on a Debenture, and payment of the proceeds of the sale of a Debenture to certain non-corporate, not otherwise exempt, United States Holders, and a 31% backup withholding tax may apply to such payments if the United States Holder (i) fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, (ii) is notified by the Internal Revenue Service (the "IRS") that it has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such holder's United States Federal income tax liability and may entitle the United States Holder to a refund.

REPORTING REQUIREMENTS

    Holdings will provide annual information statements to holders of the Debentures and to the IRS, setting forth the amount of original issue discount determined to be attributable to the Debentures for that year.

                           NON-UNITED STATES HOLDERS

    As used herein, the term "Non-United States Holder" means a beneficial owner of Debentures that, for United States Federal income tax purposes, is not a United States Holder.

TAXATION OF NON-UNITED STATES HOLDERS ON EXCHANGE

    The exchange of a Senior Subordinated Debenture for an Exchange Debenture will not be a taxable event to a Non-United States Holder of a Senior Subordinated Debenture, and a Non-United States Holder will not recognize any taxable gain or loss as a result of such an exchange. Accordingly, a Non-United States Holder will have the same adjusted basis and holding period in an Exchange Debenture as it had in a Senior Subordinated Debenture immediately before the exchange. Further, the tax consequences of ownership and disposition of any Exchange Debenture will be the same as the tax consequences of ownership and disposition of a Senior Subordinated Debenture.

INTEREST

    Subject to the discussion of information reporting and backup withholding below, payments of interest (including original issue discount) on the Debentures to or on behalf of any Non-United States Holder will not be subject to United States Federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder, provided that (i) such Non-United States Holder is not a bank for United States Federal income tax purposes, (ii) such Non-United States Holder is not a "10-percent shareholder" within the meaning of section 871(h)(3)(B) of the Code, (iii) such Non-United States Holder is not a controlled foreign corporation for United States Federal income tax purposes that is related to Holdings through stock ownership, and (iv) certain certification requirements are met. A Non-United States Holder that is not exempt from tax under these rules generally will be subject to United States Federal income tax withholding at a rate of 30% (or lower applicable treaty rate) on interest payments.

    If the interest is effectively connected with the conduct of a trade or business within the United States of such Non-United States Holder, such interest will be subject to the United States Federal income tax on net income that applies to United States persons generally (and with respect to corporate holders under certain circumstances, the branch profits tax).

GAIN ON DISPOSITION

    Any capital gain realized upon a sale, exchange or retirement of a Debenture by or on behalf of a Non-United States Holder generally will not be subject to United States Federal withholding or income tax, unless (i) such gain is effectively connected with a United States trade or business of such Non-United States Holder, (ii) the Non-United States Holder is an individual that is present in the United States for 183 days or more during the taxable year of the sale, exchange or retirement and certain other requirements are met, or (iii) the Non-United States Holder is subject to tax pursuant to provisions of the United States Federal tax law applicable to certain United States expatriates.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Under temporary Treasury Regulations now in effect, information reporting and backup withholding will not apply to payments by Holdings or any middleman to a Non-United States Holder, provided that the holder (and, in certain cases the custodian, nominee or other agent of such holder) meets certain certification requirements as to the status of the holder as a Non-United States Holder (provided that the payor does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied).

    Recently published final Treasury Regulations (the "Final Withholding Regulations") make a number of important changes to the procedures for income tax withholding and certification of eligibility for the portfolio interest exemption or for a reduced rate of income tax withholding based on an applicable income tax treaty. In general, the Final Withholding Regulations do not significantly alter substantive withholding requirements but unify certification procedures and clarify reliance standards. The Final Withholding Regulations are scheduled to be effective for payments made on or after January 1, 2000, subject to certain transition rules.

    Initial Non-United States Holders will be required to submit certification complying with the temporary Treasury Regulations upon purchase of the Debentures. Certification that complies with the procedures in the Final Withholding Regulations, where required, must be provided not later than the earlier of (i) the date after December 31, 1999 on which such Non-United States Holders' certification is no longer accurate or has expired, and (ii) December 31, 2000 by initial Non-United States Holders that remain holders on such date, unless such Non-United States Holders receive payments on the Debentures through a qualified intermediary (as defined in the Final Withholding Regulations) that has certified on such Non-United States Holders' behalf. Non-United States Holders claiming under an income tax treaty (and not relying on the portfolio interest exemption) should be aware that they may be required to obtain taxpayer identification numbers and to certify their eligibility under the applicable treaty's limitations on benefits article in order to comply with the Final Withholding Regulations' certification requirements. THE FINAL WITHHOLDING REGULATIONS ARE QUITE COMPLEX. NON-UNITED STATES HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING POTENTIAL APPLICATION OF THE FINAL WITHHOLDING REGULATIONS TO PAYMENTS ON THE DEBENTURES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

    Backup withholding is not an additional tax; any amounts so withheld may be refunded or credited against a Non-United States Holder's United States Federal income tax liability, provided the required information is furnished to the IRS.

    THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF DEBENTURES IN LIGHT OF HIS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF DEBENTURES SHOULD CONSULT HIS OWN ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE DEBENTURES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OR SUBSEQUENT VERSIONS THEREOF.

                              ERISA CONSIDERATIONS

    Sections 406 and 407 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code prohibit certain employee benefit plans, individual retirement accounts, individual retirement annuities, and employee annuity plans ("Plans") from engaging in certain transactions with persons who, with respect to such Plan, are "parties in interest" under ERISA or "disqualified persons" under the Code. A violation of these "prohibited transactions" rules may generate excise taxes under the Code and other liabilities under ERISA for such persons. Possible violations of the prohibited transaction rules occur if the Debentures are purchased with the assets of any Plan if Holdings or any of its affiliates is a party in interest or disqualified person with respect to such Plan, unless such acquisition is subject to a statutory or administrative exemption.

    The foregoing discussion is general in nature and is not intended to be all-inclusive. Any fiduciary of a Plan considering the purchase of the Debentures should consult its legal advisors regarding the consequences of such purchases under ERISA and the Code. If the Plan is not subject to ERISA, the fiduciary should consult its legal advisors regarding the consequences of any state law or Code considerations.

                              PLAN OF DISTRIBUTION

    Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Issuers believe that a holder (other than a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Exchange Act (a "Broker Dealer") that purchases Debentures from the Issuers to resell pursuant to Rule 144A under the Securities Act or any other exemption) that exchanges Senior Discount Debentures for Exchange Debentures in the ordinary course of business and that is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Debentures will be allowed to resell the Exchange Debentures to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Debentures a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires Exchange Debentures in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Debentures, such holder cannot rely on the position of the Staff enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Debentures obtained by such holder in exchange for Senior Discount Debentures acquired by such holder directly from the Issuers or an affiliate thereof, unless an exemption from registration is otherwise available.

    As contemplated by the above no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Issuers in the Letter of Transmittal that (A) it is not an Affiliate of the Issuers; (B) it is not participating in, and does not intend to participate in, and has no arrangement or understanding with any Person to participate in, a distribution of the Senior Discount Debentures or the Exchange Debentures; (C) it is acquiring the Exchange Debentures in the ordinary course of business; and
(D) if such holder is a Broker Dealer, it will receive the Exchange Debentures for its own account in exchange for the Senior Discount Debentures that were acquired as a result of market-making activities or other trading activities. Each Broker Dealer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures.

    Any Broker Dealer registered under the Exchange Act who holds Senior Discount Debentures that were acquired for its own account as a result of market-making activities or other trading activities (other than Senior Discount Debentures acquired directly from the Issuers or any Affiliate of the Issuers) may exchange such Senior Discount Debentures for Exchange Debentures pursuant to the Exchange Offer; however, such Broker Dealer may be deemed an "underwriter" within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Debentures received by it in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker Dealer of this Prospectus, as it may be amended or supplemented from time to time. The Issuers have agreed to use their reasonable best efforts to cause the Registration Statement, of which this Prospectus is a part, to remain continuously effective for a period of one year from the Exchange Date, and to make this Prospectus, as amended or supplemented, available to any such Broker Dealer for use in connection with resales. Any Broker Dealer participating in the Exchange Offer will be required to acknowledge that it will deliver a prospectus in connection with any resales of Exchange Debentures received by it in the Exchange Offer. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a Broker Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Issuers will not receive any proceeds from any sale of Exchange Debentures by a Broker Dealer. Exchange Debentures received by Broker Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Debentures or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Broker Dealers and/or the purchasers of any such Exchange Debentures. Any Broker Dealer that resells Exchange Debentures that were received by it for its own account pursuant to the Exchange Offer and any Broker Dealer that participates in a distribution of such Exchange Debentures may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Debentures and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

    The Issuers have agreed to pay all expenses incident to the Exchange Offer (including the reasonable expenses of one counsel for holders of the Senior Discount Debentures) other than commissions and concessions of Broker Dealers, and will indemnify the holders of the Senior Discount Debentures (including any Broker Dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Exchange Debentures offered hereby will be passed upon for Holdings and Grove Holdings Capital, by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.

                                    EXPERTS

    The historical financial statements of the Company as of September 28, 1996 and September 27, 1997 and for the fiscal years then ended, included in this Prospectus have been so included in reliance on the report of Ernst & Young LLP ("Ernst & Young"), independent auditors, given on the authority of said firm as experts in auditing and accounting. The historical financial statements of the Company for the fiscal year ended September 30, 1995, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                             CHANGE IN ACCOUNTANTS

    As indicated above, Ernst & Young was the independent accountant of the Company. In July 1998, Ernst & Young was replaced by KPMG Peat Marwick, LLP ("KPMG") as the independent accountant of the Company. Ernst & Young did not resign nor was it dismissed under adverse circumstances. Ernst & Young's report on the financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was recommended by the parent of the Company. In addition, during the two most recent fiscal years (and the subsequent interim periods) prior to the Company's change in accountants, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of the disagreements in connection with its report.

              INDEX TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                                                                                                                PAGE
                                                                                                                -----
Introduction...............................................................................................         P-2
Unaudited Pro Forma Combined Statement of Operations for the year ended September 27, 1997.................         P-3
Unaudited Pro Forma Combined Statement of Operations for the nine months ended June 27, 1998...............         P-4
Notes to Unaudited Pro Forma Combined Statements of Operations.............................................         P-5

                               GROVE HOLDINGS LLC
                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The following unaudited pro forma combined financial data of Holdings have been derived by the application of pro forma adjustments to the historical combined and consolidated financial statements of the Company appearing elsewhere in this Prospectus. The unaudited pro forma combined balance sheet gives effect to the Transactions as if they were consummated on June 27, 1998. The unaudited pro forma combined statements of operations for the nine months ended June 27, 1998 (the "fiscal 1998 nine months") and the year ended September 27, 1997 ("fiscal 1997") give effect to the Transactions as if they were consummated at the beginning of fiscal 1997.

    The pro forma adjustments are described in the accompanying notes and are based upon available information and upon certain assumptions that management believes are reasonable. The unaudited pro forma combined information and accompanying notes should be read in conjunction with the Combined and Consolidated Financial Statements and related notes, and other financial information pertaining to Holdings and the Company, including "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus.

    The unaudited pro forma combined financial data are provided for informational data only and are not necessarily indicative of the operating results that would have occurred had the Transactions been consummated on the dates described above, nor are they necessarily indicative of the Holdings' future results of operations or financial position.

    The unaudited pro forma combined financial data have been prepared accounting for the Acquisition using the purchase method. The estimated total purchase price of $583 million and related acquisition fees and expenses of approximately $6.5 million, have been allocated to the assets and liabilities of the Company based upon an estimate of their respective fair values, with the remainder being allocated to goodwill. Such allocation is based on studies which have not yet been completed. Accordingly, the allocation reflected in the unaudited pro forma combined financial data is preliminary and subject to revision. Such revision could be material.

    The unaudited pro forma combined statements of operations data do not include annual costs savings Holdings estimates the Company can achieve by fiscal 2001 through the implementation of a detailed program to improve the manufacturing process and reduce selling, general and administrative expenses described elsewhere in this Prospectus. It is expected that cost savings during the next four years will be offset by non-recurring costs of approximately $25.0 million associated with the implementation of the Operations Improvement Program.

                               GROVE HOLDINGS LLC
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                         YEAR ENDED SEPTEMBER 27, 1997
                                 (IN THOUSANDS)

                                                                                        PRO FORMA      PRO
                                                                           HISTORICAL  ADJUSTMENTS    FORMA
                                                                           ----------  -----------  ----------
Net sales................................................................  $  856,812   $  --       $  856,812
Cost of goods sold.......................................................     653,539       1,421(a)    654,960
                                                                           ----------  -----------  ----------
    Gross profit.........................................................     203,273      (1,421)     201,852

Selling, engineering, general and administrative expenses................     120,909         587(a)    120,092
                                                                                           (1,404)(c)
Restructuring costs......................................................       1,960      --            1,960
Business process reengineering costs associated with new computer system
  installation...........................................................       1,283      --            1,283
Amortization of goodwill.................................................       9,054      (1,899)(d)      7,155
Management fees paid to Hanson...........................................       2,176      (2,176)(e)     --
                                                                           ----------  -----------  ----------
    Operating profit.....................................................      67,891       3,471       71,362
Other income (expense):
  Interest income........................................................       2,085      (1,606)(f)        479
  Interest expense.......................................................      (2,042)      1,404(g)    (46,318)
                                                                                          (45,680)(h)
  Other income, net......................................................         535      --              535
                                                                           ----------  -----------  ----------
    Income before income taxes...........................................      68,469     (42,411)      26,058
Income taxes.............................................................      26,249     (22,543)(i)      3,706
                                                                           ----------  -----------  ----------
    Net income...........................................................  $   42,220   $ (19,868)  $   22,352
                                                                           ----------  -----------  ----------
                                                                           ----------  -----------  ----------

       See notes to unaudited pro forma combined statements of operations

                               GROVE HOLDINGS LLC
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                        NINE MONTHS ENDED JUNE 27, 1998
                                 (IN THOUSANDS)

                                                          PREDECESSOR
                                                         -------------     COMPANY
                                                             SEVEN      -------------
                                                         MONTHS ENDED        TWO
                                                           APRIL 28,    MONTHS ENDED    PRO FORMA
                                                             1998       JUNE 27, 1998  ADJUSTMENTS   PRO FORMA
                                                         -------------  -------------  -----------  -----------
Net sales..............................................   $   476,199    $   154,780    $  --        $ 630,979
Cost of goods sold.....................................       375,732        121,144          829(a)    497,705
Write-off of amount assigned to inventory in excess of
  historical costs resulting from purchase accounting
  adjustments..........................................       --              10,000      (10,000)(b)     --
                                                         -------------  -------------  -----------  -----------
  Gross profit.........................................       100,467         23,636        9,171      133,274
Selling, engineering, general and administrative
  expenses.............................................        72,893         23,162          342(a)
                                                                                           (1,484)(c)     94,913
Restructuring costs....................................       --             --            --           --
Business process reengineering costs associated with
  new computer system installation.....................           142        --            --              142
Amortization of goodwill...............................         5,215          1,164       (1,013)(d)      5,366
Management fees paid to Hanson.........................           162        --              (162)(e)     --
                                                         -------------  -------------  -----------  -----------
  Operating profit (loss)..............................        22,055           (690)      11,488       32,853
Other income (expense):
  Interest income......................................         3,484            340       (3,144)(f)        680
  Interest expense.....................................        (2,437)        (8,325)       2,174(g)
                                                                                          (26,176)(h)    (34,764)
  Other income (expense), net..........................        (6,993)             6       --           (6,987)
                                                         -------------  -------------  -----------  -----------
    Income (loss) before income taxes..................        16,109         (8,669)     (15,658)      (8,218)
Income taxes...........................................        11,673          1,751       (9,007)(i)      4,417
                                                         -------------  -------------  -----------  -----------
    Net income (loss)..................................   $     4,436    $   (10,420)   $  (6,651)   $ (12,635)
                                                         -------------  -------------  -----------  -----------
                                                         -------------  -------------  -----------  -----------

       See notes to unaudited pro forma combined statements of operations

                               GROVE HOLDINGS LLC
         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

(a) To reflect additional depreciation expense as a result of the fair values assigned to property, plant and equipment.

                                                                                  FISCAL 1998
                                                                     FISCAL 1997  NINE MONTHS
                                                                     -----------  ------------
Additional depreciation expense:
  Included in cost of goods sold...................................   $   1,421    $      829
  Included in selling, engineering, general and administrative
    expenses.......................................................         587           342
                                                                     -----------  ------------
                                                                      $   2,008    $    1,172
                                                                     -----------  ------------
                                                                     -----------  ------------

(b) In connection with the allocation of the purchase price, the Company has assumed that it will assign a value to inventory of approximately $25,000 in excess of its net book value. The amount in excess of net book value will be charged against operations over the first six months following the Acquisition. The charge of $10,000 for the two months ended June 27, 1998 is eliminated in the pro forma combined statements of operations for the nine months ended June 27, 1998 since such charge is non-recurring.

(c) To adjust selling, engineering, general and administrative expenses for costs increases and reductions resulting from the Acquisition and the operation of the Company on a stand-alone basis.

                                                                                  FISCAL 1998
                                                                     FISCAL 1997  NINE MONTHS
                                                                     -----------  ------------
Elimination of long-term incentive plan for senior executives......   $    (750)   $     (190)
Elimination of other executive perquisites.........................        (600)         (350)
Adjustment to pension and postretirement expense resulting from
  purchase accounting adjustments..................................      (1,054)         (615)
Estimated additional costs to replace certain administrative costs
  provided by Hanson...............................................       1,000           583
Professional fees and expenses in connection with the sale of the
  Company..........................................................      --              (412)
                                                                     -----------  ------------
  Net reduction in expenses........................................   $  (1,404)   $   (1,484)
                                                                     -----------  ------------
                                                                     -----------  ------------

   In connection with the Acquisition, the Company replaced the long-term incentive plan with an option plan which provides for the granting of options to purchase membership interests at fair market value.

(d) To adjust goodwill amortization to $7,155 in fiscal 1997 and $5,366 in the fiscal 1998 nine months based on goodwill of $286,180 amortized over 40 years.

(e) To eliminate management fees paid to Hanson ($2,176 in fiscal 1997 and $162 in the fiscal 1998 nine months).

(f) To eliminate interest income ($1,606 in fiscal 1997 and $3,144 in the fiscal 1998 nine months) earned on notes receivable from customers using the special North American dealer financing program. Virtually all notes receivable outstanding under this dealer financing program at the date of the Acquisition were retained by Hanson. The Company intends to continue the dealer financing program and in July 1998 entered into an agreement with a third-party to purchase notes receivable as they are issued. The Company will generate interest income generally at the prime rate from new notes issued

                               GROVE HOLDINGS LLC
         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                           (IN THOUSANDS) (CONTINUED)

    under the dealer financing program. No interest income from the notes receivable has been assumed in the pro forma combined statements of operations for periods prior to the Acquisition.

(g) To eliminate interest expense paid to Hanson ($1,404 in fiscal 1997 and $2,174 in the fiscal 1998 nine months) with respect to intercompany obligations.

(h) To reflect interest expense based upon the pro forma debt of the Company, including pro forma borrowings under the Revolving Credit Facility, as follows for fiscal 1997 and the fiscal 1998 nine months:

                                                                                  FISCAL 1998
                                                                     FISCAL 1997  NINE MONTHS
                                                                     -----------  ------------
Revolving Credit Facility (7.95% per annum)........................   $     488    $      352
Term Loan Facility (8.20% per annum)...............................      16,400        12,300
9 1/4% Senior Subordinated Notes due 2008..........................      20,813        15,610
11 5/8% Senior Discount Debentures.................................       5,979         4,442
Other borrowing costs..............................................         638           560
Amortization of deferred financing costs...........................       2,000         1,500
                                                                     -----------  ------------
                                                                      $  46,318    $   34,764
                                                                     -----------  ------------
                                                                     -----------  ------------

   Interest expense on the Revolving Credit Facility includes the unused facility fee (0.375%) of $457 and $352 in fiscal 1997 and fiscal 1998 nine months, respectively.

   Interest rates with respect to borrowings under the Revolving Credit Facility and the Term Loan Facility are variable. A 25-basis point increase in interest rates on borrowings under the Revolving Credit Facility and the Term Loan Facility would increase pro forma interest expense by $500 annually.

(i) To eliminate certain United States Federal and state income taxes. Following the Acquisition, a significant portion of the Company's business will be operated as a United States limited liability company, whereby the limited liability company will not itself be subject to income tax, the taxable income of the limited liability company in the United States will be allocated to the equity holders of Holdings and such equity holders will be responsible for income taxes on such taxable income. The Company expects to make distributions in the form of dividends to equity holders of Holdings to enable them to meet their tax obligations with respect to income allocated to them by the Company. Foreign and domestic taxes payable on taxable income generated by the Company's foreign subsidiaries and its truck-mounted crane business will continue to be the responsibility of the Company. The pro forma adjustment does not reflect income tax planning techniques which may be implemented to reduce such foreign and domestic taxes.

            INDEX TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
THE GROVE COMPANIES:

Report of Independent Auditors.............................................................................     F-2

Report of Independent Accountants..........................................................................     F-3

Combined Balance Sheets as of September 28, 1996 and September 27, 1997....................................     F-4

Combined Statements of Operations for the years ended September 30, 1995, September 28, 1996 and September      F-5
  27, 1997.................................................................................................

Combined Statements of Changes in Invested Capital for the years ended September 30, 1995, September 28,        F-6
  1996 and September 27, 1997..............................................................................

Combined Statements of Cash Flows for the years ended September 30, 1995, September 28, 1996 and September      F-7
  27, 1997.................................................................................................

Notes to Combined Financial Statements.....................................................................     F-8

GROVE HOLDINGS LCC:

Unaudited Condensed Consolidated Balance Sheet as of June 27, 1998.........................................    F-32

Unaudited Condensed Combined Statements of Operations for the nine months ended June 28, 1997 and seven        F-33
  months ended April 28, 1998 and Unaudited Condensed Consolidated Statement of Operations for the two
  months ended June 27, 1998...............................................................................

Unaudited Condensed Combined Statements of Cash Flows for the nine months ended June 28, 1997, and seven       F-34
  months ended April 28, 1998 and Unaudited Condensed Consolidated Statement of Cash Flows for and the two
  months ended and June 27, 1998...........................................................................

Notes to Unaudited Condensed Financial Statements..........................................................    F-35

    Grove Holdings LLC, Grove Holdings Capital, Inc., Grove Worldwide LLC and Grove Capital, Inc. were formed in December 1997, March 1998, December 1997 and March 1998, respectively, with nominal capital contributions and had no operations prior to the Acquisition. Accordingly, Holdings has not provided herein any financial statements for such entities for any period prior to the Acquisition.

                         REPORT OF INDEPENDENT AUDITORS

The Shareholder of
  The Grove Companies

    We have audited the accompanying combined balance sheets as of September 27, 1997 and September 28, 1996 of the Grove Companies (as listed in Note 1), and the related combined statements of income, changes in invested capital, and cash flows for each of the two years in the period ended September 27, 1997. Our audits also included the financial statements schedule listed in the Index at
Item 21(b). These financial statements and schedules are the responsibility of the Companies' management. Our responsibility is to express an opinion on the financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at September 27, 1997 and September 28, 1996, of the Grove Companies, and the combined results of their operations and their cash flows for each of the two years in the period ended September 27, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basis financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

December 15, 1997
except for Note 19, as to which the date is April 29, 1998
Baltimore, Maryland

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of
  The Grove Companies

    In our opinion, the combined statements of operations, of cash flows and of changes in invested capital for the year ended September 30, 1995 present fairly, in all material respects, the results of operations and cash flows of The Grove Companies for the year ended September 30, 1995, in conformity with generally accepted accounting principles. Our audit also included the financial statement schedule listed in the Index as Item 21(b). These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the combined statements of The Grove Companies for any period subsequent to September 30, 1995.

                                          PricewaterhouseCoopers LLP

December 15, 1997
Florham Park, NJ

                              THE GROVE COMPANIES

                            COMBINED BALANCE SHEETS

                AS OF SEPTEMBER 28, 1996 AND SEPTEMBER 27, 1997

                                 (IN THOUSANDS)

                                                                                               1996        1997
                                                                                            ----------  ----------
ASSETS
Current assets:
  Cash and cash equivalents...............................................................  $    8,184  $    5,024
  Trade receivables (net).................................................................     121,044     149,164
  Notes receivable........................................................................      --          68,450
  Inventories.............................................................................     222,542     215,332
  Other current assets....................................................................       6,680       7,633
  Deferred tax assets.....................................................................      --          14,936
                                                                                            ----------  ----------
    Total current assets..................................................................     358,450     460,539
Property, plant, and equipment (net)......................................................     101,176     147,588
Goodwill..................................................................................     264,844     254,728
Deferred tax assets.......................................................................      --          11,415
Other non-current assets..................................................................       5,688       7,226
                                                                                            ----------  ----------
    Total assets..........................................................................  $  730,158  $  881,496
                                                                                            ----------  ----------
                                                                                            ----------  ----------
LIABILITIES AND INVESTED CAPITAL
Current liabilities:
  Trade accounts payable..................................................................  $   70,779  $   70,327
  Short-term borrowings...................................................................       7,443       7,265
  Income taxes payable....................................................................      --           4,622
  Deferred tax liability..................................................................       4,828      --
  Other payables and accrued liabilities..................................................      90,206      86,112
                                                                                            ----------  ----------
    Total current liabilities.............................................................     173,256     168,326
Non-current liabilities:
  Deferred tax liability..................................................................       4,047      --
  Deferred revenue........................................................................      21,154      46,509
  Other non-current liabilities...........................................................      29,147      38,169
                                                                                            ----------  ----------
    Total liabilities.....................................................................     227,604     253,004
Total invested capital....................................................................     502,554     628,492
                                                                                            ----------  ----------
    Total liabilities and invested capital................................................  $  730,158  $  881,496
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                  See notes to combined financial statements.

                              THE GROVE COMPANIES

                       COMBINED STATEMENTS OF OPERATIONS

                    FOR THE YEARS ENDED SEPTEMBER 30, 1995,

                   SEPTEMBER 28, 1996, AND SEPTEMBER 27, 1997

                                 (IN THOUSANDS)

                                                                                   FISCAL YEAR ENDED
                                                                      -------------------------------------------
                                                                      SEPTEMBER 30,  SEPTEMBER 28,  SEPTEMBER 27,
                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
Net sales...........................................................   $   503,815    $   794,209    $   856,812
Cost of goods sold..................................................       377,226        609,130        653,539
                                                                      -------------  -------------  -------------
    Gross profit....................................................       126,589        185,079        203,273
Selling, engineering, general, and administrative expenses..........        84,826        128,804        131,246
Management fees.....................................................         3,390          5,655          2,176
Restructuring charges...............................................       --             --               1,960
                                                                      -------------  -------------  -------------
    Operating profit................................................        38,373         50,620         67,891
Net interest (expense) income, net of interest income of $302, $535,
  and $2,085 respectively...........................................        (2,312)        (2,791)            43
Other (expense) income, net.........................................          (279)          (193)           535
                                                                      -------------  -------------  -------------
    Income before income taxes......................................        35,782         47,636         68,469
Income taxes........................................................        19,013         22,188         26,249
                                                                      -------------  -------------  -------------
    Net income......................................................   $    16,769    $    25,448    $    42,220
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                  See notes to combined financial statements.

                              THE GROVE COMPANIES

               COMBINED STATEMENTS OF CHANGES IN INVESTED CAPITAL

                    FOR THE YEARS ENDED SEPTEMBER 30, 1995,

                   SEPTEMBER 28, 1996, AND SEPTEMBER 27, 1997

                                 (IN THOUSANDS)

                                                                                MINIMUM
                                                                                PENSION                   TOTAL
                                                                   INVESTED    LIABILITY   TRANSLATION   INVESTED
                                                                   CAPITAL    ADJUSTMENT   ADJUSTMENT    CAPITAL
                                                                  ----------  -----------  -----------  ----------
Balance at October 1, 1994......................................  $  420,401   $    (975)   $ (19,664)  $  399,762
  Net income....................................................      16,769      --           --           16,769
  Dividend paid to parent.......................................     (11,097)     --           --          (11,097)
  Net transactions with affiliates..............................      61,825      --           --           61,825
  Change in minimum pension liability...........................      --          (1,102)      --           (1,102)
  Change in foreign currency translation........................      --          --            1,149        1,149
                                                                  ----------  -----------  -----------  ----------
Balance at September 30, 1995...................................     487,898      (2,077)     (18,515)     467,306
  Net income....................................................      25,448      --           --           25,448
  Dividend paid to parent.......................................     (30,057)     --           --          (30,057)
  Net transactions with affiliates..............................      42,394      --           --           42,394
  Change in minimum pension liability...........................      --            (162)      --             (162)
  Change in foreign currency translation........................      --          --           (2,375)      (2,375)
                                                                  ----------  -----------  -----------  ----------
Balance at September 28, 1996...................................     525,683      (2,239)     (20,890)     502,554
  Net income....................................................      42,220      --           --           42,220
  Net transactions with affiliates..............................      88,524      --           --           88,524
  Change in minimum pension liability...........................      --             601       --              601
  Change in foreign currency translation........................      --          --           (5,407)      (5,407)
                                                                  ----------  -----------  -----------  ----------
Balance at September 27, 1997...................................  $  656,427   $  (1,638)   $ (26,297)  $  628,492
                                                                  ----------  -----------  -----------  ----------
                                                                  ----------  -----------  -----------  ----------

                  See notes to combined financial statements.

                              THE GROVE COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS

                    FOR THE YEARS ENDED SEPTEMBER 30, 1995,

                   SEPTEMBER 28, 1996, AND SEPTEMBER 27, 1997

                                 (IN THOUSANDS)

                                                                                   FISCAL YEAR ENDED
                                                                      -------------------------------------------
                                                                      SEPTEMBER 30,  SEPTEMBER 28,  SEPTEMBER 27,
                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
OPERATING ACTIVITIES
  Net income........................................................    $  16,769     $    25,448    $    42,220
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization.................................       13,765          17,313         17,985
      Depreciation of equipment held for rent.......................          196           3,805          8,352
      (Gain)/loss on sale of fixed assets...........................       (1,297)              5           (600)
      Deferred tax expense..........................................          183             126          1,969
      Changes in operating assets and liabilities:
        Trade receivables (net).....................................      (13,241)        (48,405)       (23,266)
        Notes receivable............................................       --             --             (68,450)
        Inventories.................................................      (33,766)        (27,528)          (162)
        Trade accounts payable......................................       (1,022)         21,559            564
        Other assets and liabilities (net)..........................       25,366          17,503         33,383
                                                                      -------------  -------------  -------------
  Net cash provided by operating activities.........................        6,953           9,826         11,995
                                                                      -------------  -------------  -------------
INVESTING ACTIVITIES
  Capital expenditures..............................................       (7,385)        (19,443)       (32,491)
  Investment in equipment held for rent.............................         (552)        (22,527)       (37,904)
  Proceeds from sales of property, plant, and equipment.............        1,733             432          1,603
  Acquisition of businesses.........................................      (40,370)         (3,703)       --
                                                                      -------------  -------------  -------------
  Net cash used in investing activities.............................      (46,574)        (45,241)       (68,792)
                                                                      -------------  -------------  -------------
FINANCING ACTIVITIES
  Net proceeds from short-term borrowings...........................         (127)          7,443            204
  Net amounts received from parent..................................       61,825          48,366         54,145
  Cash dividends paid to parent.....................................      (11,097)        (30,057)       --
                                                                      -------------  -------------  -------------
  Net cash provided by financing activities.........................       50,601          25,752         54,349
                                                                      -------------  -------------  -------------
  Effect of exchange rate changes on cash...........................          570            (838)          (712)
                                                                      -------------  -------------  -------------
  Net increase (decrease) in cash and cash equivalents..............       11,550         (10,501)        (3,160)
  Cash and cash equivalents at beginning of year....................        7,135          18,685          8,184
                                                                      -------------  -------------  -------------
  Cash and cash equivalents at end of year..........................    $  18,685     $     8,184    $     5,024
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                  See notes to combined financial statements.

                              THE GROVE COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                 (IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

    The Grove Companies (the "Company") and the accompanying combined financial statements consist of the combined operations and substantially all of the assets and liabilities of Kidde Industries, Inc. and the following legal entities: Grove Europe Ltd., Crane Holding Inc., Delta Manlift SAS, Grove France SA, Deutsche Grove GmbH, and Grove Manlift Pty. Ltd. All of the Grove Companies are either directly or indirectly wholly owned by Hanson PLC, a United Kingdom company.

    All significant intercompany transactions have been eliminated in the accompanying combined financial statements.

DESCRIPTION OF BUSINESS

    The Company is primarily engaged in the design, production, sale, and after-sale support of mobile hydraulic cranes, aerial work platforms and truck-mounted cranes. The Company's manufacturing plants and primary related facilities are located in: Shady Grove and Chambersburg, Pennsylvania and Waverly, Nebraska, United States; Sunderland, United Kingdom; Wilhelmshaven and Langenfeld, Germany; and Tonneins and Cergy, France. The majority of the Company's sales are to independent distributors, rental companies, and end users which serve the heavy industrial and construction industries in the United States and Europe.

FOREIGN CURRENCY TRANSLATION

    The financial statements of subsidiaries located outside the United States are measured using the local currency as the functional currency. Assets, including goodwill, and liabilities are translated at the rates of exchange at the balance sheet date. The resulting translation gains and losses are included as a separate component of invested capital. Income and expense items are translated at average monthly rates of exchange. Gains and losses from foreign currency transactions of these subsidiaries are included in net income. Aggregate gains (losses) on foreign currency transactions are not material.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make reasonable estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company defines cash equivalents as highly liquid investments with a maturity of less than three months when purchased.

TRADE RECEIVABLES AND NOTES RECEIVABLE

    Trade receivables are net of allowance for doubtful accounts of $2,553 and $2,717 as of September 28, 1996 and September 27, 1997, respectively.

    Notes receivable relate to sales of new equipment to North American distributors on terms of up to 360 days. Payment of interest and principle are due at the maturity of the note unless the dealer sells the

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) equipment prior to maturity in which case the notes must be repaid immediately along with any interest accrued thereon.

INVENTORIES

    Inventories are valued at the lower of cost or market, as determined primarily under the first-in, first-out method.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant, and equipment are stated at cost. Maintenance and repairs are charged to operations when incurred, while expenditures having the effect of extending the useful life of an asset are capitalized. Depreciation is computed primarily using the straight-line method for financial reporting purposes. The depreciation periods for these assets are as follows:

Land improvements...............................................  3-20 years
Buildings and improvements......................................  10-50 years
Machinery and equipment.........................................  3-12 years
Equipment held for rent.........................................  Lease term
Furniture and fixtures..........................................  3-10 years

GOODWILL

    The excess of the purchase price of the Company and its subsidiaries over the fair value of the net assets acquired was recorded as goodwill. Amortization expense is recorded on the straight-line method over periods of up to 40 years. The Company assesses the recovery of goodwill by determining whether amortization of the goodwill over its remaining life can be recovered through undiscounted cash flows of the acquired operations. Goodwill impairment, if any, is measured by determining the amount by which the carrying value of the goodwill exceeds its fair value based upon discounting of future cash flows.

IMPAIRMENT OF LONG-LIVED ASSETS

    In accordance with FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company records impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired. No such losses have been recorded in the accompanying financial statements.

POSTRETIREMENT BENEFITS

    The Company has several defined benefit pension plans covering substantially all of its employees. Plans covering salaried employees provide pension benefits that are based on the participant's final average salary and credited service. Plans covering hourly employees provide benefits based on the participant's career earnings and service with the Company. The Company's funding policy for all plans is to make the minimum annual contributions required by applicable regulations, plus such additional amounts as the Company may determine to be appropriate from time to time. Prior service costs and

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) unrecognized gains or losses in excess of the corridor for defined benefit plans are generally amortized on the straight-line method over the estimated remaining service periods of participants.

    Certain employees of the Company are covered by defined contribution plans. The Company's contributions to the plans are based on percentage of employee compensation or employee contributions. The plans are funded on a current basis.

    In addition to pension benefits, the Company provides certain postretirement medical, and prescription drug benefits, principally to certain former United States employees. These plans are unfunded. Retirees in other countries are generally covered by government-sponsored programs.

DERIVATIVE FINANCIAL INSTRUMENTS

    Derivative financial instruments are utilized by the Company to reduce foreign currency exchange risks and consist primarily of forward contracts. The Company does not hold or issue derivative financial instruments for trading purposes. Gains and losses on foreign currency transaction hedges are recognized in income and offset the foreign exchange gains and losses of the underlying transactions. Gains and losses on foreign currency firm commitment hedges are deferred and included in the basis of the transactions underlying the commitments. If and when the hedged transactions are no longer likely to occur, the derivative financial instruments are marked-to-market and recognized through the income statement as other income or expense.

REVENUE RECOGNITION

    Revenue is generally recognized as products are shipped to customers. However, for certain transactions, the Company provides guarantees of the residual value of the equipment to third party leasing companies. Such guarantees generally take the form of end-of-term residual value guarantees or reducing residual value guarantees. Reducing residual value guarantees represent guarantees of residual value that decline with the passage of time. End-of-term guarantees and reducing residual value guarantees are generally over periods of five years. The Company records these transactions in accordance with the lease principles established by FASB Statement No. 13. If the transaction qualifies as an operating lease, the Company records deferred revenue for the amount of the net proceeds received upon the equipment's initial transfer to the customer. The liability is then subsequently reduced on a pro rata basis over the period to the first exercise date of the guarantee, to the amount of the guaranteed residual value at that date, with corresponding credits to revenue in the Company's income statement. Any further reduction in the guaranteed residual value resulting from the purchaser's decision to continue to use the equipment is recognized in a similar manner. Depreciation of equipment held for rent is recognized in a similar manner over the term of the lease agreement. As of September 28, 1996 and September 27, 1997, the amount of deferred revenue relating to transactions involving residual value guarantees which is included in other current or noncurrent liabilities was $24,179 and $53,150, respectively.

PRODUCT WARRANTIES

    Product warranty expenses are provided for estimated normal warranty costs at the time of sale. Additional warranty expense is provided for specific performance issues when identified. Specific performance issues relate to situations in which the Company issues a part replacement notice to each owner of a

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) model that is experiencing a particular problem. Estimated obligations beyond one year are classified as other non-current liabilities.

RESEARCH AND DEVELOPMENT

    Research and development expenditures are charged to operations as incurred. Research and development costs were $9,337, $14,976, and $15,427 for the years ended September 30, 1995, September 28, 1996, and September 27, 1997, respectively.

ADVERTISING

    All costs associated with advertising and promoting products are expensed when incurred. Advertising expense amounted to $3,952, $3,887, and $4,802 for the years ended September 30, 1995, September 28, 1996, and September 27, 1997, respectively.

STOCK-BASED COMPENSATION

    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation arrangements.

ADOPTION OF NEW ACCOUNTING STANDARDS

    In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position
(SOP) 96-1, "Environmental Remediation Liabilities." The SOP provides authoritative guidance on the recognition, measurement, display, and disclosure of environmental liabilities.

    The SOP provides benchmarks that should be considered when evaluating the probability that a loss has been incurred and the extent to which the amount of any loss is reasonably estimable at each benchmark. Management does not believe that the adoption of this SOP will have a material effect on the Company's financial position or on its results of operations.

    In June 1997, the Financial Accounting Standards Board issued Statement No. 130 "Reporting of Comprehensive Income." This Statement requires the reporting of comprehensive income in interim and annual financial statements. Net income together with periodic adjustments with respect to foreign currency translation and minimum pension liabilities will result in comprehensive income. The Company intends to adopt the pronouncement in the first quarter of fiscal year 1999.

    In 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement requires that public business enterprises disclose information about their products and services, operating segments, the geographic areas in which they operate, and their major customers. Management will adopt the provisions of this standard in fiscal year 1999.

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

2. ACQUISITIONS

    On August 30, 1995, the Company acquired certain assets and liabilities of Krupp Mobilkrane GmbH and affiliates of the Fried.Krupp AG Hoesch-Krupp's ("Krupp") mobile hydraulic crane business, for approximately $40,370. The acquisition was accounted for under the purchase method. The purchase price was allocated based on the fair values of the assets and liabilities acquired, with the excess allocated to goodwill. In connection with the acquisition, the Company recognized $10,454 in goodwill which is being amortized on the straight-line basis over a period of 15 years. Results of the Company's operations from the date of acquisition, including the amortization of goodwill, have been reflected in the statement of operations.

    Pro forma unaudited combined operating results of the Company for the year ended September 30, 1995, assuming that the acquisition had been made as of October 2, 1994 are summarized below:

Net sales.........................................................  $ 639,203
Operating profit..................................................  $  38,210
Net income........................................................  $  15,799

    These pro forma results have been prepared for comparative purposes only and include certain adjustments, including the recognition of additional amortization expense as a result of goodwill. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on October 2, 1994 or of future results of operations of the combined entities.

    A summary of the fair value of assets acquired and liabilities assumed as of August 30, 1995 are as follows:

Inventories........................................................  $  58,492
Property, plant, and equipment.....................................     14,203
Goodwill...........................................................     10,454
Other non-current assets...........................................      1,571
                                                                     ---------
  Total assets.....................................................     84,720
                                                                     ---------
                                                                     ---------
Trade accounts payable.............................................     10,535
Other payables and accrued liabilities.............................     33,410
Other non-current liabilities......................................        405
                                                                     ---------
  Total liabilities................................................     44,350
                                                                     ---------
  Total cash paid..................................................  $  40,370
                                                                     ---------
                                                                     ---------

    In 1996, the Company acquired the operations of Delta Manlift SAS for a purchase price of $3,703. The acquisition was accounted for under the purchase method and is not significant to the Company's operations.

3. RESTRUCTURING

    In 1996, the Company restructured certain operations obtained in the acquisition of Krupp's mobile hydraulic crane business and recorded a purchase accounting reserve (and increase to goodwill) of $1,642.

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

3. RESTRUCTURING (CONTINUED)
    In 1997, the Company recorded a restructuring charge of approximately $1,960 related to the gradual phase-out of crane production at its Sunderland, United Kingdom location.

4. INVENTORY

    The components of inventory are as follows as of September 28, 1996 and September 27, 1997:

                                                                           1996        1997
                                                                        ----------  ----------
Raw materials and supplies............................................  $   58,749  $   76,573
Work in process.......................................................      88,005      78,993
Finished goods........................................................      75,788      59,766
                                                                        ----------  ----------
                                                                        $  222,542  $  215,332
                                                                        ----------  ----------
                                                                        ----------  ----------

5. PROPERTY, PLANT AND EQUIPMENT

    The components of property, plant and equipment are as follows as of September 28, 1996 and September 27, 1997:

                                                                           1996        1997
                                                                        ----------  ----------
Land and improvements.................................................  $   12,789  $   12,765
Buildings and improvements............................................      60,348      63,052
Machinery and equipment...............................................      62,904      71,864
Equipment held for rent...............................................      24,845      58,455
Furniture and fixtures................................................      15,845      17,016
Construction in progress..............................................       7,090      20,329
                                                                        ----------  ----------
                                                                           183,821     243,481
Less accumulated depreciation and amortization........................     (82,645)    (95,893)
                                                                        ----------  ----------
                                                                        $  101,176  $  147,588
                                                                        ----------  ----------
                                                                        ----------  ----------

    Depreciation expense for the years ended September 30, 1995, September 28, 1996, and September 27, 1997 was $5,898, $11,933 and $17,295, respectively.
Gains and losses on the sale of fixed assets are included in other (expense) income.

    Construction in progress consists primarily of costs related to the Company's installation of new manufacturing and administrative systems, including computer hardware and software components. The project is expected to be completed during the latter part of fiscal year 1998. As of September 28, 1996 and September 27, 1997, total capitalized costs related to this project were approximately $4,286 and $18,328, respectively. Project costs related to reengineering, training of personnel, and the current and future operational state assessments have been expensed as incurred.

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

6. GOODWILL

    Goodwill consists of the following as of September 28, 1996 and September 27, 1997:

                                                                           1996        1997
                                                                        ----------  ----------
Goodwill..............................................................  $  338,505  $  337,443
Accumulated amortization..............................................     (73,661)    (82,715)
                                                                        ----------  ----------
                                                                        $  264,844  $  254,728
                                                                        ----------  ----------
                                                                        ----------  ----------

7. SHORT-TERM BORROWINGS AND LINES OF CREDIT

    The Company's European operations maintain credit facilities. As of September 27, 1997, the Company had $14,998 of credit facilities available for discounting certain accounts receivable. As of September 28, 1996 and September 27, 1997, $7,443 and $7,265 were drawn against these facilities. The interest rate charged on the outstanding borrowings was 3.25% and 3.0% at September 28, 1996 and September 27, 1997, respectively. As of September 27, 1997, the Company also had available revolving lines-of-credit in the amount of $14,072. These arrangements do not have termination dates and are reviewed periodically. No material commitment fees are required to be paid on the undrawn portion of the credit facilities and the revolving lines of credit.

8. OTHER PAYABLES AND ACCRUED LIABILITIES

    The components of other payables and accrued liabilities are as follows as of September 28, 1996 and September 27, 1997:

                                                                            1996       1997
                                                                          ---------  ---------
Salaries and wages......................................................  $  18,639  $  21,036
Employee benefits.......................................................      8,511      8,603
Accrued warranty........................................................     23,940     18,044
Deferred revenue associated with equipment held for rent................      3,025      6,641
Product, workers' compensation and general liability....................     12,923     12,757
All other...............................................................     23,168     19,031
                                                                          ---------  ---------
                                                                          $  90,206  $  86,112
                                                                          ---------  ---------
                                                                          ---------  ---------

    All other consists primarily of accruals for advertising, commissions, and accruals for inventory receipts.

9. CREDIT AND FOREIGN EXCHANGE RISK

    Trade receivables subject the Company to concentration of credit risk, because they are concentrated in distributors and rental companies which serve the heavy industrial and construction industries, which are subject to business cycle variations. For the fiscal years ended September 30, 1995, September 28, 1996 and September 27, 1997, approximately 20%, 20% and 19%, respectively, of revenues were generated from six major customers, with no one customer accounting for more than 5% of total revenue. Approximately 15%

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

9. CREDIT AND FOREIGN EXCHANGE RISK (CONTINUED) and 31% of the outstanding trade and notes receivable balance as of September 28, 1996 and September 27, 1997, respectively, were due from these customers. This risk is managed by the periodic evaluation of customers' financial condition.

    The Company generally offers terms of up to 30 days to its customers and generally obtains a security interest in the underlying machinery sold. In the year ended September 27, 1997, the Company offered a special financing program primarily to its U.S. distributors which provides credit terms of periods up to 360 days in exchange for an interest-bearing note. The Company generally retains a security interest in the machinery sold.

    Through its foreign currency hedging activities, the Company seeks to minimize the risk that cash flows resulting from the sales of products manufactured in a currency different from that of the selling company will be affected by changes in exchange rates. Management responds to foreign exchange movements through various means, such as pricing actions, changes in cost structure, and changes in hedging strategies.

    The Company may hedge its foreign currency transactions and firm sales commitment exposures, based on management's judgment, through forward exchange contracts. These forward exchange contracts are purchased from local banks or from the Company's parent, Hanson PLC. Some of the contracts involve the exchange of two foreign currencies according to the local needs of the companies.

    The following table summarizes the contractual amounts of the Company's forward exchange contracts as of September 28, 1996 and September 27, 1997, including details by major currency as of September 27, 1997. Foreign currency amounts were translated at the current rate as of the reporting date. The "sell" amounts represent the U.S. dollar equivalent of commitments to sell foreign currencies, and the "buy" amounts represent the U.S. dollar equivalent of commitments to purchase foreign currencies.

                                                                            BUY        SELL
                                                                         ---------  ----------
As of September 28, 1996...............................................  $  48,856  $  (49,145)
                                                                         ---------  ----------
                                                                         ---------  ----------
As of September 27, 1997:
  United States Dollars................................................  $   2,098  $   (6,880)
  Japanese Yen.........................................................     --            (208)
  German Marks.........................................................     10,651      (1,687)
  Pounds Sterling......................................................      7,347      (5,175)
  French Francs........................................................         21      (6,443)
                                                                         ---------  ----------
                                                                         $  20,117  $  (20,393)
                                                                         ---------  ----------
                                                                         ---------  ----------

    The Company's credit exposure on its foreign currency derivatives was $352 and $259 as of September 28, 1996 and September 27, 1997, respectively, including $17 and $38, respectively with Hanson PLC. Gross deferred realized gains and losses on firm commitments were not significant as of September 28, 1996 and September 27, 1997. Substantially all of the amounts deferred at September 27, 1997 are expected to be recognized in income during fiscal year 1998, when the gains or losses on the underlying transactions will also be recognized.

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced sale or liquidation. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost amounts.

    The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

        Cash, trade receivables, notes receivable, trade accounts payable and short-term borrowings: The amounts reported in the combined balance sheets approximate fair value.

        Foreign currency contracts: The fair value of forward exchange contracts is estimated using prices established by financial institutions for comparable instruments. As of September 28, 1996 and September 27, 1997, the carrying amounts of forward currency contracts reported in the balance sheets were in a net liability of $225 and $276, respectively. The fair value of the forward contracts approximated the carrying amounts as of September 28, 1996 and September 27, 1997.

11. INCOME TAXES

    For the period presented, federal and state income taxes are provided as if the Company filed its own separate income tax returns. The Company files its foreign income tax returns separately for each subsidiary. In the U.S., certain of the Company's operations were included in a U.S. consolidated return with other Hanson PLC affiliates until the demerger of Millennium Chemicals Inc. ("Millennium"). As a result of transactions consummated pursuant to the demerger, the U.S. operations now file separate U.S. federal and state income tax returns. The Company is charged for its share of taxes by Hanson PLC. These charges are reflected in invested capital. In 1995 and 1996, Hanson PLC did not charge the Company for its share of federal taxes.

    The Company uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    Income (losses) from continuing operations before income taxes were as follows for the fiscal years ended September 30, 1995, September 28, 1996 and September 27, 1997:

                                                                 1995       1996       1997
                                                               ---------  ---------  ---------
United States................................................  $  39,979  $  47,535  $  66,721
Other Countries..............................................     (4,197)       101      1,748
                                                               ---------  ---------  ---------
                                                               $  35,782  $  47,636  $  68,469
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

11. INCOME TAXES (CONTINUED)

    The provision for income taxes is comprised of the following for the fiscal years ended September 30, 1995, September 28, 1996 and September 27, 1997:

                                                                 1995       1996       1997
                                                               ---------  ---------  ---------
Current:
  United States..............................................  $  18,979  $  21,623  $  23,979
  Other Countries............................................       (149)       439        301
                                                               ---------  ---------  ---------
                                                                  18,830     22,062     24,280
Deferred:
  United States..............................................        183        126      1,969
  Other Countries............................................     --         --         --
                                                               ---------  ---------  ---------
                                                                     183        126      1,969
                                                               ---------  ---------  ---------
                                                               $  19,013  $  22,188  $  26,249
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    Significant components of the Company's deferred tax liabilities and assets are as follows as of September 28, 1996 and September 27, 1997:

                                                                           1996        1997
                                                                        ----------  ----------
Deferred tax liabilities:
  Intercompany basis differences......................................  $   (7,557) $   (7,557)
  Fixed assets........................................................      (7,492)     --
  Other...............................................................      (6,423)       (122)
                                                                        ----------  ----------
    Total deferred tax liabilities....................................     (21,472)     (7,679)
                                                                        ----------  ----------
Deferred tax assets:
  Fixed assets........................................................      --           6,977
  Tax-deductible goodwill.............................................      --           5,074
  Inventory differences...............................................      --           1,881
  Accrued expenses....................................................       1,114      12,221
  Foreign net operating losses and AMT credits........................       6,957       6,323
  Other...............................................................      11,483       7,877
                                                                        ----------  ----------
  Total deferred tax assets...........................................      19,554      40,353
                                                                        ----------  ----------
  Valuation allowance.................................................      (6,957)     (6,323)
                                                                        ----------  ----------
  Net deferred tax assets (liabilities)...............................  $   (8,875) $   26,351
                                                                        ----------  ----------
                                                                        ----------  ----------

    As stated above, the Company's ultimate parent, Hanson PLC, demerged several of their businesses. In connection with the Millennium demerger, one of the Company's U.S. subsidiaries as well as the Company's German subsidiaries were owned by Millennium Chemicals Inc. from September 29, 1996 to October 6, 1996. On October 6, 1996, these subsidiaries were reacquired by Hanson PLC, which resulted in a new tax basis in certain assets and liabilities. The impact of this "step-up" in basis, generated additional deferred tax assets, of which $37,195 has been recorded as a component of invested capital. The combined financial statements reflect the results of operations of these entities for the full year.

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

11. INCOME TAXES (CONTINUED)
    Tax carryforwards at September 28, 1996 and September 27, 1997 consist of alternative minimum tax credit carryforwards of $700 which do not expire, and other foreign net operating loss carryforwards of $17,878 and $16,066, which do not expire.

    The reasons for the differences between applicable income taxes and the amount computed by applying the statutory federal income tax rate of 35% to income before taxes were as follows for the fiscal years ended September 30, 1995, September 28, 1996 and September 27, 1997:

                                                                      1995       1996       1997
                                                                    ---------  ---------  ---------
Applicable income taxes based on federal statutory tax rate.......  $  12,524  $  16,673  $  23,964
State taxes, net of federal tax benefit...........................      1,879      1,130      2,520
Goodwill amortization.............................................      2,822      2,955        333
Foreign operating loss benefits not previously recognized.........       (229)    (1,020)    (1,409)
Foreign operating loss valuation allowances.......................      1,915      2,182      1,405
Other.............................................................        102        268       (564)
                                                                    ---------  ---------  ---------
                                                                    $  19,013  $  22,188  $  26,249
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

    The Company does not provide for income taxes on the undistributed earnings of a subsidiary not consolidated for U.S. federal income tax purposes since it intends to retain these earnings in the business. The additional taxes payable if these earnings were distributed would principally represent the difference between applicable U.S. income tax rates and credits allowed for taxes previously paid by such subsidiary.

12. EMPLOYEE BENEFIT PLANS

    The Company has several defined benefit pension plans covering substantially all of its employees. Plans covering salaried employees provide pension benefits that are based on the participant's final average salary and credited service. Plans covering hourly employees provide benefits based on the participant's career earnings and service with the Company. The Company's funding policy for all plans is to make the minimum annual contributions required by applicable regulations, plus such additional amounts as the Company may determine to be appropriate from time to time.

    The components of the net periodic pension costs for all U.S. defined benefit plans for the fiscal years ended September 30, 1995, September 28, 1996, and September 27, 1997 are summarized below:

                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
Service cost.....................................................  $   1,480  $   1,787  $   2,172
Interest cost....................................................      2,149      2,482      3,128
Actual return on assets..........................................     (1,773)    (1,895)    (2,748)
Net amortization and deferral....................................        122        341        539
                                                                   ---------  ---------  ---------
Net periodic pension costs.......................................  $   1,978  $   2,715  $   3,091
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

12. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The following tables set forth the U.S. plans' funded status at September 28, 1996 and September 27, 1997:

                                                                                        PLANS WHOSE   PLANS WHOSE
                                                                                           ASSETS     ACCUMULATED
                                                                                           EXCEED       BENEFITS
                                                                                        ACCUMULATED      EXCEED
                                                                                          BENEFITS       ASSETS
                                                                                        ------------  ------------
As of September 28, 1996
  Projected benefit obligation for service rendered to date...........................   $  (25,587)   $  (14,179)
  Plan assets at fair value, primarily marketable securities..........................       17,436        11,889
                                                                                        ------------  ------------
  Underfunded projected benefit obligation............................................       (8,151)       (2,290)
  Unrecognized net loss...............................................................        3,764         3,445
  Unrecognized prior service cost.....................................................          835         3,491
  Adjustment to recognize the required minimum pension liability......................       --            (6,936)
                                                                                        ------------  ------------
  Pension liability recognized in the balance sheets..................................   $   (3,552)   $   (2,290)
                                                                                        ------------  ------------
Actuarial present value of accumulated benefit obligation, including vested benefits
  of $15,380 and $14,088, respectively................................................   $   15,565    $   14,179
                                                                                        ------------  ------------
                                                                                        ------------  ------------
As of September 27, 1997
  Projected benefit obligation for service rendered to date...........................   $  (29,550)   $  (17,259)
  Plan assets at fair value, primarily marketable securities..........................       22,519        15,523
                                                                                        ------------  ------------
  Underfunded projected benefit obligation............................................       (7,031)       (1,736)
  Unrecognized net loss...............................................................          933         2,520
  Unrecognized prior service cost.....................................................        3,128         4,312
  Adjustment to recognize the required minimum pension liability......................       --            (6,832)
                                                                                        ------------  ------------
  Pension liability recognized in the balance sheets..................................   $   (2,970)   $   (1,736)
                                                                                        ------------  ------------
                                                                                        ------------  ------------
  Actuarial present value of accumulated benefit obligation, including vested benefits
    of $18,574 and $16,776, respectively..............................................   $   18,859    $   17,259
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation shown in the above domestic plan tables were 7.5% and 4.25%, respectively, for all periods presented above. The expected return on plan assets was 9.0% for all periods presented above.

    The plans' assets relating to the domestic plans are included in the HM Holdings Master Trust (the "Trust"). The Trust invests principally in listed stocks and bonds, including common stock of Hanson PLC which, at market values, comprised 2.1% of the Trust's assets at September 28, 1996. These assets were subsequently transferred to the Hanson North America Inc. Master Trust effective November 1, 1996.

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

12. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The components of the net periodic pension costs for all foreign defined benefit plans for the years ended September 30, 1995, September 28, 1996, and September 27, 1997 are summarized below:

                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
Service cost.....................................................  $   1,216  $   1,804  $   1,978
Interest cost....................................................      1,108      1,481      1,782
Actual return on assets..........................................     (1,870)    (2,176)    (3,038)
Net amortization and deferral....................................        220         80        802
                                                                   ---------  ---------  ---------
Net periodic pension costs.......................................  $     674  $   1,189  $   1,524
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    The following table sets forth the foreign plans' unfunded status at September 30, 1996 and September 27, 1997:

                                                                           1996        1997
                                                                        ----------  ----------
Projected benefit obligation for service rendered to date.............  $  (22,093) $  (25,906)
Plan assets at fair value, primarily marketable securities............      15,940      19,911
                                                                        ----------  ----------
Underfunded projected benefit obligation..............................      (6,153)     (5,995)
Unrecognized net loss (gain)..........................................          77        (367)
                                                                        ----------  ----------
Pension liability recognized in the balance sheets....................  $   (6,076) $   (6,362)
                                                                        ----------  ----------
                                                                        ----------  ----------
Actuarial present value of accumulated benefit obligation, including
  vested benefits of $19,056 and $22,792, respectively................  $   19,813  $   23,449
                                                                        ----------  ----------
                                                                        ----------  ----------

    The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation shown in the above foreign plan tables were at rates ranging from 6.5% to 8.0% and 6.0%, respectively for all periods presented above. The expected return on plan assets was 9.0% for all periods presented.

    Assets of the foreign defined benefit plans consist principally of investments in equity securities, debt securities, and cash equivalents.

    The Company also has several defined contribution plans covering substantially all of its U.S. employees. Eligible employees may contribute a portion of their base compensation to the plan and their contributions are matched by the Company at rates specified in the plan documents. Contributions by the Company for the years ended September 30, 1995, September 28, 1996 and September 27, 1997 were approximately $1,532, $1,797, and $1,902, respectively.

    In addition to providing pension benefits, the Company provides certain health care and prescription drug benefits to certain retirees. Substantially all of the Company's eligible employees may qualify for benefits if they reach normal retirement age while working for the Company. The Company funds benefits on a pay-as-you-go basis, while retirees pay monthly premiums. These benefits are subject to deductibles, copayment provisions and other limitations.

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

12. EMPLOYEE BENEFIT PLANS (CONTINUED)
    Net periodic postretirement benefit expense included the following components as of September 30, 1995, September 28, 1996 and September 27, 1997:

                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
Service expense..................................................  $     149  $     797  $     833
Interest expense.................................................        597      1,423      1,464
Net amortization and deferral....................................        305        550        458
                                                                   ---------  ---------  ---------
Net periodic postretirement benefit cost.........................  $   1,051  $   2,770  $   2,755
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    The reconciliation of the accumulated postretirement benefit obligation to the liability recognized in the combined balance sheet at September 30, 1996 and 1997 is as follows:

                                                                            1996       1997
                                                                          ---------  ---------
Accumulated postretirement benefit obligation:
    Retirees............................................................  $   4,822  $   5,542
    Fully eligible active participants..................................      3,796      5,214
    Other active participants...........................................     11,243     14,503
                                                                          ---------  ---------
Total...................................................................     19,861     25,259
Unrecognized prior service (cost) benefit...............................       (251)     3,407
Unrecognized net loss...................................................     (2,720)    (9,807)
                                                                          ---------  ---------
Net postretirement benefit liability recognized in the balance sheets...  $  16,890  $  18,859
                                                                          ---------  ---------
                                                                          ---------  ---------

    The discount rate used in determining the accumulated postretirement benefit obligation was 7.5% for 1996 and 1997. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9.5% and 9.0% for 1996 and 1997, respectively, with subsequent annual decrements of 0.5% to an ultimate trend rate of 5.5%. A one percentage point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation by approximately 11.6% and the net postretirement benefit cost by approximately 13.2% as of September 27, 1997.

13. STOCK COMPENSATION PLANS

    The Hanson PLC Long Term Incentive Plan, which became effective January 1, 1997 allocates Hanson PLC stock to eligible management employees based on continued employment and achievement of certain performance objectives. The Company has recorded a provision of $1,378 as an estimate of the value of the shares earned for the nine months ended September 27, 1997.

    In 1993, the Board of Directors of Hanson PLC approved a Stock Option Plan ("the Plan") which authorizes up to 65,530,000 shares of Hanson PLC stock for participants in the Plan, including certain employees of the Company, as well as including employees of other Hanson PLC divisions and subsidiaries. The Plan provides for the granting of options to officers and other key employees at an exercise price not lower than the fair market value of the stock on the date of grant. Under the terms of the plan, the maximum term for the options granted is ten years with the options vesting ratably over a period of three

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

13. STOCK COMPENSATION PLANS (CONTINUED) years. The Plan only permits the issuance of non-qualified options. The following table summarizes the activity related to the Company's participation in the Plan:

                                                                                          STOCK        WEIGHTED
                                                                                         OPTIONS        AVERAGE
                                                                                       OUTSTANDING  EXERCISE PRICE
                                                                                       -----------  ---------------
October 1, 1994......................................................................    1,064,090     $    6.07
Granted..............................................................................      244,447          6.53
Exercised............................................................................      (70,009)         5.55
                                                                                       -----------         -----
September 30, 1995...................................................................    1,238,528          6.20
Granted..............................................................................      162,651          5.49
Exercised............................................................................      (42,882)         4.13
Forfeited............................................................................      (32,498)         6.31
                                                                                       -----------         -----
September 28, 1996...................................................................    1,325,799          6.11
Exercised............................................................................      (24,945)         4.79
Forfeited............................................................................      (83,843)         6.76
                                                                                       -----------         -----
September 27, 1997...................................................................    1,217,011     $    6.29
                                                                                       -----------         -----
                                                                                       -----------         -----
Options exercisable at September 30, 1995............................................      566,159     $    5.25
Options exercisable at September 28, 1996............................................      682,361          5.61
Options exercisable at September 27, 1997............................................      847,545          6.29

    Exercise prices for options outstanding as of September 27, 1997, ranged from $3.79 to $7.76. The following table sets forth certain information with respect to those stock options outstanding at September 27, 1997:

                                                                                                       WEIGHTED
                                                                                                        AVERAGE
                                                                                     WEIGHTED          REMAINING
                                                                  STOCK OPTIONS  AVERAGE EXERCISE     CONTRACTUAL
RANGE OF EXERCISE PRICES                                           OUTSTANDING         PRICE             LIFE
----------------------------------------------------------------  -------------  -----------------  ---------------
Under $4.82.....................................................       121,402       $    4.22          0.94 years
$4.82 to $6.42..................................................       493,080            5.81          4.77 years
Over $6.42......................................................       602,529            7.10          6.36 years
                                                                  -------------          -----      ---------------
                                                                     1,217,011       $    6.29          5.17 years
                                                                  -------------          -----      ---------------
                                                                  -------------          -----      ---------------

    The following table sets forth certain information with respect to those stock options exercisable at September 27, 1997:

                                                                                                      WEIGHTED
                                                                                   STOCK OPTIONS  AVERAGE EXERCISE
RANGE OF EXERCISE PRICES                                                            EXERCISABLE         PRICE
---------------------------------------------------------------------------------  -------------  -----------------
Under $4.82......................................................................      121,402        $    4.22
$4.82 to $6.42...................................................................      344,781             5.86
Over $6.42.......................................................................      381,362             7.37
                                                                                   -------------          -----
                                                                                       847,545        $    6.29
                                                                                   -------------          -----
                                                                                   -------------          -----

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

14. TRANSACTIONS WITH RELATED PARTIES

    The common stock reflected in the combined statements of changes in invested capital represent the legal capital of Grove Europe Ltd. The total number of authorized shares is 10,000, of which 5,307 are issued and outstanding for all periods presented. The total amount of invested capital relating to the common stock of Grove Europe Ltd. was $8,976 for all periods presented.

    The Company receives certain services provided by Hanson PLC and its affiliates that include cash management, tax reporting, and risk management and is charged a management fee for such services. The allocation of these management fees was based on percentage of total group sales in 1995 and 1996 and on total group operating profits in 1997. In the opinion of management, these methods of allocation are reasonable.

    The amount of invested capital included in the combined balance sheet represents a net balance as the result of various transactions between the Company and its parent, Hanson PLC. There are no terms of settlement associated with the account balance. Generally, there are no interest charges associated with these balances. The balance is primarily the result of various equity transactions, as well as the Company's participation in the parent's central cash management program, wherein all the Company's cash receipts are remitted to the parent and all cash disbursements are funded by the parent. Other transactions included in invested capital are management fees, taxes, insurance, employee benefits, and miscellaneous other administrative expenses incurred by the parent on behalf of the Company.

    Intercompany interest expense for the fiscal years ended September 30, 1995, September 28, 1996 and September 27, 1997 was $2,553, $2,610, and $1,404,
respectively. Substantially all of the interest expense related to borrowings by one of the Company's subsidiaries from Hanson which are classified as invested capital in the combined balance sheet. Such borrowings averaged $25,052, $24,540 and 19,000 for the fiscal year ended September 30, 1995, September 28, 1995 and September 27, 1997, respectively.

    In 1996, the Company had an arrangement with a Hanson PLC affiliated company, whereby the affiliated company acted as a sales agent on behalf of the Company. The Company recorded commission expense in the amount of $3,209 for the fiscal year ended September 28, 1996.

15. BUSINESS SEGMENT AND GEOGRAPHIC AREAS

    The Company markets to heavy industrial and construction industries, primarily in the United States and Europe through the production and support of mobile hydraulic cranes, aerial work platforms and truck-mounted cranes. For financial reporting purposes, the Company considers the heavy industrial and construction industries as one segment. Transfers between geographic areas primarily represent intercompany export sales and are accounted for based on established sales prices between the related companies. In computing income from operations, no allocations of general corporate expenses have been made. Identifiable assets are those assets identified with the operation of legal entities domiciled within the geographic area. General corporate assets were not material at September 30, 1995, September 28, 1996 and September 27, 1997.

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

15. BUSINESS SEGMENT AND GEOGRAPHIC AREAS (CONTINUED)
    Information relating to operations by geographic area is as follows as of and for the fiscal years ended September 30, 1995, September 28, 1996 and September 27, 1997:

                                                                                         CORPORATE
                                                   UNITED                     OTHER         AND
                                                   STATES       EUROPE      COUNTRIES   ELIMINATIONS   COMBINED
                                                 -----------  -----------  -----------  ------------  -----------
1995
Sales to unaffiliated customers................  $   397,095  $   106,720  $   --        $   --       $   503,815
Transfers between geographic areas.............       28,025       10,726      --           (38,751)      --
                                                 -----------  -----------  -----------  ------------  -----------
Net sales......................................  $   425,120  $   117,446  $   --        $  (38,751)  $   503,815
                                                 -----------  -----------  -----------  ------------  -----------
                                                 -----------  -----------  -----------  ------------  -----------
Operating profit...............................  $    47,267  $    (4,457) $   --        $   (4,437)  $    38,373
Identifiable assets............................  $   528,998  $   177,971  $   --        $  (60,706)  $   646,263
1996
Sales to unaffiliated customers................  $   562,331  $   231,878  $   --        $   --       $   794,209
Transfers between geographic areas.............  $    37,685  $    83,330      --        $ (121,015)      --
                                                 -----------  -----------  -----------  ------------  -----------
Net sales......................................  $   600,016  $   315,208  $   --        $ (121,015)  $   794,209
                                                 -----------  -----------  -----------  ------------  -----------
                                                 -----------  -----------  -----------  ------------  -----------
Operating profit...............................  $    58,653  $        72  $   --        $   (8,105)  $    50,620
Identifiable assets............................  $   530,605  $   230,849  $   --        $  (31,296)  $   730,158
1997
Sales to unaffiliated customers................  $   606,003  $   248,532  $     2,277   $   --       $   856,812
Transfers between geographic areas.............       35,225       63,834      --           (99,059)      --
                                                 -----------  -----------  -----------  ------------  -----------
Net sales......................................  $   641,228  $   312,366  $     2,277   $  (99,059)  $   856,812
                                                 -----------  -----------  -----------  ------------  -----------
                                                 -----------  -----------  -----------  ------------  -----------
Operating profit...............................  $    69,284  $       670  $      (100)  $   (1,963)  $    67,891
Identifiable assets............................  $   648,578  $   261,768  $     3,548   $  (32,398)  $   881,496

    Information with respect to Europe includes Africa and the Middle East. Net sales to customers in Africa and the Middle East were less than 5.0% of the combined net sales of the Company during each of the years in the three year period ended September 27, 1997.

    Net sales by the Company's U.S. operations to foreign customers were less than 10.0% of the combined net sales of the Company during each of the years in the three year period ended September 27, 1997.

16. LEASES

    The Company and its subsidiaries lease office space, machinery and other equipment under noncancelable operating leases with varying terms, some of which contain renewal and/or purchase options.

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

16. LEASES (CONTINUED)
    The following is a schedule of future minimum lease payments required under third party operating leases that have initial or remaining noncancelable lease terms in excess of one year:

YEAR
-----------------------------------------------------------------------------------
1998...............................................................................  $   4,570
1999...............................................................................      2,701
2000...............................................................................      1,870
2001...............................................................................        640
2002...............................................................................        327
Thereafter.........................................................................      9,768
                                                                                     ---------
  Total............................................................................  $  19,876
                                                                                     ---------
                                                                                     ---------

    The major component of the future minimum lease payments due after the year 2002 relates to leases of the Company's manufacturing facility and land in Germany that expires in 2043.

    Rental expense associated with third party operating leases was approximately $1,608, $2,809, and $3,489 for the fiscal years ended September 30, 1995, September 28, 1996, and September 27, 1997, respectively. It is expected that, in the normal course of business, leases that expire will be renewed or replaced by leases on other property and equipment.

17. COMMITMENTS AND CONTINGENCIES

    The Company is involved in various lawsuits arising in the ordinary course of business. These lawsuits primarily involve claims for damages arising out of the use of the Company's products. The Company is also involved in litigation and administrative proceedings relating to employment matters and commercial disputes. Some of these lawsuits include claims for punitive as well as compensatory damages. The Company is insured for product liability and workers' compensation claims for amounts in excess of established deductibles and accrues for the estimated liability up to the limits of the deductibles. The Company accrues for all other claims and lawsuits on a case-by-case basis. The Company's policy is to accrue the probable legal costs to be incurred in defending the Company against the claims. The Company has followed this policy during each of the years in the three year period ended September 27, 1997 with respect to all investigations, claims and litigation.

    The Company is also involved in lawsuits and administrative proceedings with respect to claims involving the discharge of hazardous substances into the environment. Certain of these claims assert damages and liability for remedial investigations and cleanup costs with respect to sites at which the Company has been identified as a potentially responsible party under federal and state environmental laws and regulations (off-site). Other matters involve sites that the Company currently owns and operates or has previously sold (on-site). For off-site claims, the Company makes an assessment of the costs involved based on environmental studies, prior experience at similar sites, and the experience of other named parties. The Company also considers the ability of other parties to share costs, the percentage of the Company's exposure relative to all other parties, and the effects of inflation on these estimated costs. For on-site matters associated with properties currently owned, the Company makes an assessment as to whether an investigation and remediation effort is necessary and estimates other potential costs associated with the site. The Company's estimate of the costs associated with legal, product liability, and environmental

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

17. COMMITMENTS AND CONTINGENCIES (CONTINUED) exposures is accrued if, in management's judgment, the likelihood of a loss is probable. These accrued liabilities are not discounted.

    Insurance recoveries for environmental and certain general liability claims are not recognized until realized. In the opinion of management, while the ultimate results of lawsuits or other proceedings against the Company cannot be predicted with certainty, the amounts accrued for awards or assessments in connection with these matters are adequate and, accordingly, management believes that the ultimate resolution of these matters will not have a material effect on the Company.

    As of September 27, 1997, the Company had no known probable but inestimable exposures that could have a material effect on the Company.

    The Company provides conditional loss guarantees to certain financing companies on behalf of their customers. As of September 28, 1996 and September 27, 1997, the Company had outstanding guarantees of $2,438 and $1,297 respectively. These guarantees mature at various dates ranging from October 1997 through August 2000. The Company has not and does not expect to incur losses as a result of these guarantees.

    As noted under the Company's revenue recognition policy, the Company provides guarantees of residual value to third party financing companies in support of certain customers' financing arrangements. These guarantees are only exercisable should the Company's customer default on their financing agreements. The Company has not and does not expect to incur losses under these guarantees. Exercises of these guarantees have not been significant for the years ended September 30, 1995, September 28, 1996 and September 27, 1997.

    As of September 27, 1997, the Company had approximately $595 in outstanding letters of credit relating to the purchase of certain equipment.

    As collateral for performance and for import duties, the Company is contingently liable under bonds in the amount of $3,125 at September 27, 1997.

18. SUBSEQUENT EVENTS

DEALER FINANCING PROGRAM

    In the first quarter of fiscal year 1998, the Company entered into an agreement to finance certain of its notes receivable. The agreement enables the transfer to a financial institution of up to 90% of these receivables (up to a limit of $90,000), without recourse.

PRODUCT LIABILITY AND WORKERS' COMPENSATION INSURANCE

    Hanson, on behalf of the Company, purchased an insurance policy which effectively indemnifies the Company against North American product liability and workers' compensation claims arising prior to October 1, 1997 up to an aggregate loss limit of $85,000. Losses in excess of that amount, if any, are the responsibility of the Company. The Company is responsible for claims arising on or after October 1, 1997. For product liability claims arising on or after such date, the Company is self-insured for losses up to $2,000 per occurrence, with a $15,000 annual aggregate loss limit. For workers' compensation claims arising on or after such date, the Company is self-insured for losses up to $250 per occurrence with a $1,000 annual aggregate loss limit. Losses over the loss limits are covered by umbrella insurance coverage up to $100,000. The Company accrues a reserve for the estimated amount of claims which will be self-insured. The estimates are provided by a third party actuary based upon historical trends. The reserve for claims includes estimates of legal and administrative costs to be incurred.

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

19. SUPPLEMENTAL CONDENSED COMBINED FINANCIAL INFORMATION

    The Company's payment obligations under the Senior Subordinated Notes are guaranteed by all of the Company's wholly-owned domestic subsidiaries other than Grove Capital (the "Subsidiary Guarantors"). Such guarantees are full, unconditional and joint and several. Separate financial statements of the Subsidiary Guarantors are not presented because the Company's management has determined that they would not be material to investors. The ability of the Company's subsidiaries to make cash distributions and loans to the Company and the Subsidiaries Guarantors is not significantly restricted under the terms of the Company's debt obligations. The following supplemental financial information sets forth, on a combined basis, balance sheets, statements of operations and statements of cash flows information for the Subsidiary Guarantors, the Company's non-guarantor subsidiaries and for the Company.

CONDENSED COMBINING BALANCE SHEETS AT SEPTEMBER 28, 1996

                                                                GUARANTOR      OTHER                    COMBINED
                                                               SUBSIDIARIES SUBSIDIARIES ELIMINATIONS    TOTALS
                                                               -----------  -----------  ------------  ----------
ASSETS
Current assets:
    Cash and cash equivalents................................   $     470    $   7,714    $   --       $    8,184
    Trade receivables (net)..................................      65,200       55,844        --          121,044
    Inventories..............................................     112,258      113,181        (2,897)     222,542
    Other current assets.....................................       4,869        1,811        --            6,680
                                                               -----------  -----------  ------------  ----------
    Total current assets.....................................     182,797      178,550        (2,897)     358,450
Property, plant, and equipment (net).........................      56,852       44,324        --          101,176
Goodwill.....................................................     257,060        7,784        --          264,844
Due from Grove Companies.....................................      28,399       --           (28,399)      --
Other non-current assets.....................................       5,497          191        --            5,688
                                                               -----------  -----------  ------------  ----------
    Total assets.............................................   $ 530,605    $ 230,849    $  (31,296)  $  730,158
                                                               -----------  -----------  ------------  ----------
                                                               -----------  -----------  ------------  ----------
LIABILITIES AND INVESTED CAPITAL
Current liabilities:
  Trade accounts payable.....................................   $  41,194    $  29,585    $            $   70,779
  Short-term borrowings......................................       7,443       --            --            7,443
  Deferred tax liability.....................................       4,828       --            --            4,828
Other payables and accrued liabilities.......................      42,331       47,875        --           90,206
                                                               -----------  -----------  ------------  ----------
    Total current liabilities................................      95,796       77,460        --          173,256
  Deferred tax liability.....................................       4,047       --            --            4,047
Non-current liabilities:
    Due to Grove Companies...................................      --           28,399       (28,399)      --
    Deferred revenue.........................................      --           21,154        --           21,154
Other non-current liabilities................................      18,556       10,591        --           29,147
                                                               -----------  -----------  ------------  ----------
    Total liabilities........................................     118,399      137,604       (28,399)     227,604
Total invested capital.......................................     412,206       93,245        (2,897)     502,554
                                                               -----------  -----------  ------------  ----------
    Total liabilities and invested capital...................   $ 530,605    $ 230,849    $  (31,296)  $  730,158
                                                               -----------  -----------  ------------  ----------
                                                               -----------  -----------  ------------  ----------

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

19. SUPPLEMENTAL CONDENSED COMBINED FINANCIAL INFORMATION (CONTINUED) CONDENSED COMBINING BALANCE SHEETS AT SEPTEMBER 27, 1997

                                                                GUARANTOR      OTHER                    COMBINED
                                                               SUBSIDIARIES SUBSIDIARIES ELIMINATIONS    TOTALS
                                                               -----------  -----------  ------------  ----------
ASSETS
Current assets:
  Cash and cash equivalents..................................   $    (492)   $   5,516    $   --       $    5,024
  Trade receivables (net)....................................      65,823       83,341        --          149,164
  Notes receivable...........................................      68,450       --            --           68,450
  Inventories................................................     123,621       94,395        (2,684)     215,332
  Other current assets.......................................       3,923        3,710        --            7,633
  Deferred tax assets........................................      14,936       --            --           14,936
                                                               -----------  -----------  ------------  ----------
    Total current assets.....................................     276,261      186,962        (2,684)     460,539
Property, plant, and equipment (net).........................      75,884       71,704        --          147,588
Goodwill.....................................................     248,620        6,108        --          254,728
Deferred tax assets..........................................      11,415       --            --           11,415
Due from Grove Companies.....................................      29,272          442       (29,714)      --
Other non-current assets.....................................       7,126          100        --            7,226
                                                               -----------  -----------  ------------  ----------
    Total assets.............................................   $ 648,578    $ 265,316    $  (32,398)  $  881,496
                                                               -----------  -----------  ------------  ----------
                                                               -----------  -----------  ------------  ----------
LIABILITIES AND INVESTED CAPITAL
Current liabilities:
  Trade accounts payable.....................................   $  45,072    $  25,255    $   --       $   70,327
  Short-term borrowings......................................      --            7,265        --            7,265
  Income taxes payable.......................................       4,622       --            --            4,622
  Other payables and accrued liabilities.....................      46,423       39,689        --           86,112
                                                               -----------  -----------  ------------  ----------
    Total current liabilities................................      96,117       72,209        --          168,326
Non-current liabilities:
  Due to Grove Companies.....................................         442       29,272       (29,714)      --
  Deferred revenue...........................................      --           46,509        --           46,509
Other non-current liabilities................................      27,781       10,388        --           38,169
                                                               -----------  -----------  ------------  ----------
  Total liabilities..........................................     124,340      158,378       (29,714)     253,004
Total invested capital.......................................     524,238      106,938        (2,684)     628,492
                                                               -----------  -----------  ------------  ----------
  Total liabilities and invested capital.....................   $ 648,578    $ 265,316    $  (32,398)  $  881,496
                                                               -----------  -----------  ------------  ----------
                                                               -----------  -----------  ------------  ----------

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

19. SUPPLEMENTAL CONDENSED COMBINED FINANCIAL INFORMATION (CONTINUED) CONDENSED COMBINING STATEMENTS OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 1995

                                                                GUARANTOR      OTHER                    COMBINED
                                                               SUBSIDIARIES SUBSIDIARIES ELIMINATIONS    TOTALS
                                                               -----------  -----------  ------------  ----------
Net sales....................................................   $ 425,120    $ 117,446    $  (38,751)  $  503,815
Cost of goods sold...........................................     315,864       99,066       (37,704)     377,226
                                                               -----------  -----------  ------------  ----------
    Gross profit.............................................     109,256       18,380        (1,047)     126,589
Selling, engineering, general, and administrative expenses...      61,989       22,837        --           84,826
Management fees..............................................       3,390       --            --            3,390
                                                               -----------  -----------  ------------  ----------
    Operating profit.........................................      43,877       (4,457)       (1,047)      38,373
Net interest (expense)/income................................      (2,572)         260        --           (2,312)
Other expense, net...........................................        (279)      --            --             (279)
                                                               -----------  -----------  ------------  ----------
    Income before income taxes...............................      41,026       (4,197)       (1,047)      35,782
Income taxes.................................................      19,162         (149)       --           19,013
                                                               -----------  -----------  ------------  ----------
    Net income...............................................   $  21,864    $  (4,048)   $   (1,047)  $   16,769
                                                               -----------  -----------  ------------  ----------
                                                               -----------  -----------  ------------  ----------

CONDENSED COMBINING STATEMENTS OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 28,
1996

                                                                GUARANTOR      OTHER                    COMBINED
                                                               SUBSIDIARIES SUBSIDIARIES ELIMINATIONS    TOTALS
                                                               -----------  -----------  ------------  ----------
Net sales....................................................   $ 600,016    $ 315,208    $ (121,015)  $  794,209
Cost of goods sold...........................................     458,629      269,066      (118,565)     609,130
                                                               -----------  -----------  ------------  ----------
    Gross profit.............................................     141,387       46,142        (2,450)     185,079
Selling, engineering, general, and administrative expenses...      82,734       46,070        --          128,804
Management fees..............................................       5,655       --            --            5,655
                                                               -----------  -----------  ------------  ----------
Operating profit.............................................      52,998           72        (2,450)      50,620
Net interest (expense)/income................................      (2,820)          29        --           (2,791)
Other expense, net...........................................        (193)      --            --             (193)
                                                               -----------  -----------  ------------  ----------
    Income before income taxes...............................      49,985          101        (2,450)      47,636
Income taxes.................................................      21,749          439        --           22,188
                                                               -----------  -----------  ------------  ----------
    Net income...............................................   $  28,236    $    (338)   $   (2,450)  $   25,448
                                                               -----------  -----------  ------------  ----------
                                                               -----------  -----------  ------------  ----------

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

19. SUPPLEMENTAL CONDENSED COMBINED FINANCIAL INFORMATION (CONTINUED) CONDENSED COMBINING STATEMENTS OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 27, 1997

                                                                GUARANTOR      OTHER                    COMBINED
                                                               SUBSIDIARIES SUBSIDIARIES ELIMINATIONS    TOTALS
                                                               -----------  -----------  ------------  ----------
Net sales....................................................   $ 641,228    $ 314,643    $  (99,059)  $  856,812
Cost of goods sold...........................................     486,381      266,430       (99,272)     653,539
                                                               -----------  -----------  ------------  ----------
    Gross profit.............................................     154,847       48,213           213      203,273
Selling, engineering, general, and administrative expenses...      85,563       45,683        --          131,246
Management fees..............................................       2,176       --            --            2,176
Restructuring charges........................................      --            1,960        --            1,960
                                                               -----------  -----------  ------------  ----------
    Operating profit.........................................      67,108          570           213       67,891
Net interest (expense)/income................................         275         (232)       --               43
Other income, net............................................         535       --            --              535
                                                               -----------  -----------  ------------  ----------
    Income before income taxes...............................      67,918          338           213       68,469
Income taxes.................................................      25,948          301        --           26,249
                                                               -----------  -----------  ------------  ----------
    Net income...............................................   $  41,970    $      37    $      213   $   42,220
                                                               -----------  -----------  ------------  ----------
                                                               -----------  -----------  ------------  ----------

CONDENSED COMBINING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED SEPTEMBER 30,
1995

                                                                            GUARANTOR      OTHER
                                                                           SUBSIDIARIES SUBSIDIARIES ELIMINATIONS
                                                                           -----------  -----------  ------------
OPERATING ACTIVITIES
Net cash provided by operating activities................................   $   5,025    $   1,928    $    6,953
                                                                           -----------  -----------  ------------
INVESTING ACTIVITIES
Capital expenditures.....................................................      (7,701)         316        (7,385)
Investment in equipment held for rent....................................      --             (552)         (552)
Proceeds from sales of property, plant, and equipment....................       1,733       --             1,733
Acquisition of businesses................................................      --          (40,370)      (40,370)
                                                                           -----------  -----------  ------------
Net cash used in investing activities....................................      (5,968)     (40,606)      (46,574)
                                                                           -----------  -----------  ------------
FINANCING ACTIVITIES
Net proceeds from short-term borrowings..................................        (127)      --              (127)
Net amounts received from parent.........................................      12,017       49,808        61,825
Cash dividends paid to parent............................................     (11,097)      --           (11,097)
                                                                           -----------  -----------  ------------
Net cash provided by financing activities................................         793       49,808        50,601
                                                                           -----------  -----------  ------------
Effect of exchange rate changes on cash..................................      --              570           570
                                                                           -----------  -----------  ------------
Net (decrease) increase in cash and cash equivalents.....................        (150)      11,700        11,550
Cash and cash equivalents at beginning of year...........................         663        6,472         7,135
                                                                           -----------  -----------  ------------
Cash and cash equivalents and end of year................................   $     513    $  18,172    $   18,685
                                                                           -----------  -----------  ------------
                                                                           -----------  -----------  ------------

                              THE GROVE COMPANIES

                                 (IN THOUSANDS)

19. SUPPLEMENTAL CONDENSED COMBINED FINANCIAL INFORMATION (CONTINUED) CONDENSED COMBINING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED SEPTEMBER 28, 1996

                                                                            GUARANTOR      OTHER
                                                                           SUBSIDIARIES SUBSIDIARIES ELIMINATIONS
                                                                           -----------  -----------  ------------
OPERATING ACTIVITIES
Net cash (used in) provided by operating activities......................   $  35,276    $ (25,450)   $    9,826
                                                                           -----------  -----------  ------------
INVESTING ACTIVITIES
Capital expenditures.....................................................     (16,522)      (2,921)      (19,443)
Investment in equipment held for rent....................................      --          (22,527)      (22,527)
Proceeds from sales of property, plant, and equipment....................         432       --               432
Acquisition of businesses................................................      --           (3,703)       (3,703)
                                                                           -----------  -----------  ------------
Net cash used in investing activities....................................     (16,090)     (29,151)      (45,241)
                                                                           -----------  -----------  ------------
FINANCING ACTIVITIES
Net proceeds from short-term borrowings..................................       7,443       --             7,443
Net amounts received from parent.........................................       3,385       44,981        48,366
Cash dividends paid to parent............................................     (30,057)      --           (30,057)
                                                                           -----------  -----------  ------------
Net cash (used in) provided by financing activities......................     (19,229)      44,981        25,752
                                                                           -----------  -----------  ------------
Effect of exchange rate changes on cash..................................      --             (838)         (838)
Net decrease in cash and cash equivalents................................         (43)     (10,458)      (10,501)
Cash and cash equivalents at beginning of year...........................         513       18,172        18,685
                                                                           -----------  -----------  ------------
Cash and cash equivalents and end of year................................   $     470    $   7,714    $    8,184
                                                                           -----------  -----------  ------------
                                                                           -----------  -----------  ------------

CONDENSED COMBINING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED SEPTEMBER 27,
1997

                                                                            GUARANTOR      OTHER
                                                                           SUBSIDIARIES SUBSIDIARIES ELIMINATIONS
                                                                           -----------  -----------  ------------
OPERATING ACTIVITIES
Net cash (used in) provided by operating activities......................   $  (5,448)   $  17,443    $   11,995
                                                                           -----------  -----------  ------------
INVESTING ACTIVITIES
Capital expenditures.....................................................     (25,521)      (6,970)      (32,491)
Investment in equipment held for rent....................................      --          (37,904)      (37,904)
Proceeds from sales of property, plant, and equipment....................       1,587           16         1,603
                                                                           -----------  -----------  ------------
Net cash used in investing activities....................................     (23,934)     (44,858)      (68,792)
                                                                           -----------  -----------  ------------
FINANCING ACTIVITIES
Net proceeds from short-term borrowings..................................      (7,443)       7,647           204
Net amounts received from parent.........................................      35,863       18,282        54,145
                                                                           -----------  -----------  ------------
Net cash provided by financing activities................................      28,420       25,929        54,349
Effect of exchange rate changes on cash..................................      --             (712)         (712)
                                                                           -----------  -----------  ------------
Net decrease in cash and cash equivalents................................        (962)      (2,198)       (3,160)
Cash and cash equivalents at beginning of year...........................         470        7,714         8,184
                                                                           -----------  -----------  ------------
Cash and cash equivalents and end of year................................   $    (492)   $   5,516    $    5,024
                                                                           -----------  -----------  ------------
                                                                           -----------  -----------  ------------

                               GROVE HOLDINGS LLC
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 27, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

ASSETS
Current assets:
  Cash and cash equivalents...................................................   $  11,424
  Trade receivables (net).....................................................     134,540
  Notes receivable............................................................      21,471
  Inventories.................................................................     240,292
  Due from Hanson PLC.........................................................      16,700
  Other current assets........................................................      22,687
                                                                                -----------
      Total current assets....................................................     447,114

Property, plant, and equipment (net)..........................................     195,921
Goodwill......................................................................     285,016
Other non-current assets......................................................      23,365
                                                                                -----------
      Total assets............................................................   $ 951,416
                                                                                -----------
                                                                                -----------
LIABILITIES AND HOLDER'S EQUITY
Current Liabilities:
  Trade accounts payable......................................................   $  86,999
  Current maturities of long-term debt........................................      27,200
  Short-term borrowings.......................................................      13,600
  Other payables and accrued liabilities......................................     124,885
                                                                                -----------
      Total current liabilities...............................................     252,684
Non-current liabilities:
  Long-term debt, less curent maturities......................................     473,953
  Deferred revenue............................................................      61,545
  Other non-current liabilities...............................................      55,705
                                                                                -----------
      Total liabilities.......................................................     843,887
                                                                                -----------
Holder's equity:
  Holder's equity.............................................................     119,992
  Accumulated deficit.........................................................     (10,420)
  Cumualtive translation adjustment...........................................      (2,043)
                                                                                -----------
      Total holder's equity...................................................     107,529
                                                                                -----------
                                                                                 $ 951,416
                                                                                -----------
                                                                                -----------

             See notes to unaudited condensed financial statements.

                               GROVE HOLDINGS LLC

                  CONDENSED COMBINED STATEMENTS OF OPERATIONS

 FOR THE NINE MONTHS ENDED JUNE 28, 1997 AND SEVEN MONTHS ENDED APRIL 28, 1998
             AND CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR

                       THE TWO MONTHS ENDED JUNE 27, 1998

                                  (UNAUDITED)

                                                               PREDECESSOR           COMPANY
                                                         ------------------------  -----------
                                                            NINE         SEVEN         TWO
                                                           MONTHS       MONTHS       MONTHS
                                                            ENDED        ENDED        ENDED
                                                          JUNE 28,     APRIL 28,    JUNE 27,
                                                            1997         1998         1998
                                                         -----------  -----------  -----------
Net sales..............................................   $ 633,845    $ 476,199    $ 154,780
Cost of goods sold.....................................     487,759      375,732      121,144
Write-off of amount assigned to inventory in excess of
  historical costs resulting from purchase accounting
  adjustments..........................................      --           --           10,000
                                                         -----------  -----------  -----------
  Gross profit.........................................     146,086      100,467       23,636
Selling, engineering, general, and administrative
  expenses.............................................      93,774       73,197       23,162
Amortization of goodwill...............................       6,801        5,215        1,164
                                                         -----------  -----------  -----------
  Operating profit (loss)..............................      45,511       22,055         (690)
Net interest (expense)/income..........................        (938)       1,047       (7,985)
Other (expense) income, net............................         495       (6,993)           6
                                                         -----------  -----------  -----------
  Income (loss) before income taxes....................      45,068       16,109       (8,669)
Income taxes...........................................      17,748       11,673        1,751
                                                         -----------  -----------  -----------
  Net income (loss)....................................   $  27,320    $   4,436    $ (10,420)
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

             See notes to unaudited condensed financial statements.

                               GROVE HOLDINGS LLC

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS

  FOR THE NINE MONTHS ENDED JUNE 28, 1997 AND THE SEVEN MONTHS ENDED APRIL 28,
                                      1998

                   AND CONDENSED CONSOLIDATED CASH FLOWS FOR
                       THE TWO MONTHS ENDED JUNE 27, 1998

                                  (UNAUDITED)

                                                                       PREDECESSOR                COMPANY
                                                              ------------------------------   -------------
                                                                  NINE            SEVEN             TWO
                                                              MONTHS ENDED     MONTHS ENDED    MONTHS ENDED
                                                              JUNE 28, 1997   APRIL 28, 1998   JUNE 27, 1998
                                                              -------------   --------------   -------------
OPERATING ACTIVITIES
  Net income................................................    $ 27,320         $  4,436        $ (10,420)
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................      13,560           10,934            2,749
    Depreciation of equipment held for rent.................       4,384            5,501            2,529
    Accretion of subordinated discount debentures...........      --              --                   968
    Amortization of deferred financing costs................      --              --                   332
    Write-off of amount assigned to inventory in excess of
      historical costs resulting from purchase accounting
      adjustments...........................................      --              --                10,000
    Loss (gain) on sale of fixed assets.....................         (42)           4,714          --
    Deferred tax expense....................................       1,268            2,358               11
    Changes in operating assets and liabilities:
      Trade receivables (net)...............................     (11,935)          32,096          (15,992)
      Notes receivable......................................     (46,889)          28,409          (21,471)
      Inventories...........................................     (10,126)         (10,157)           1,183
      Trade accounts payable................................       7,960            7,542            8,500
      Other assets and liabilities, net.....................      (7,503)          10,361            1,096
                                                              -------------   --------------   -------------
Net cash provided by (used in) operating activities.........     (22,003)          96,464          (20,515)
                                                              -------------   --------------   -------------
INVESTING ACTIVITIES
  Capital expenditures......................................     (26,282)         (20,254)          (3,047)
  Investment in equipment held for rent.....................     (12,907)         (16,380)          (8,335)
  Acquisition of business from Hanson PLC, including
    transaction costs of $6,485, net of cash acquired of
    $9,242 and post-closing adjustment of $16,700...........      --              --              (563,543)
  Other investing activities................................         350            3,630          --
                                                              -------------   --------------   -------------
  Net cash used in investing activities.....................     (38,839)         (33,004)        (574,925)
                                                              -------------   --------------   -------------
FINANCING ACTIVITIES
  Net proceeds from short-term borrowings...................        (363)           2,628                4
  Proceeds from issuance of long-term debt..................      --              --               500,185
  Equity investment from Grove Investors LLC................      --              --               119,992
  Deferred financing costs..................................      --              --               (14,442)
  Other financing activities................................      59,214          (62,087)           1,213
                                                              -------------   --------------   -------------
  Net cash provided by (used in) financing activities.......      58,851          (59,459)         606,952
                                                              -------------   --------------   -------------
  Effect of exchange rate changes on cash...................        (464)             217              (88)
                                                              -------------   --------------   -------------
  Net increase (decrease) in cash and cash equivalents......      (2,455)           4,218           11,424
    Cash and cash equivalents at beginning of period........       8,184            5,024          --
                                                              -------------   --------------   -------------
Cash and cash equivalents at end of period..................    $  5,729         $  9,242        $  11,424
                                                              -------------   --------------   -------------
                                                              -------------   --------------   -------------

             See notes to unaudited condensed financial statements.

                               GROVE HOLDINGS LLC

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                                 JUNE 27, 1998

                                  (UNAUDITED)
                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

1. THE ACQUISITION

    On April 29, 1998, Grove Holdings LLC ("Holdings"), through its wholly owned subsidiary Grove Worldwide LLC ("Grove" and, together with Holdings, the "Company") acquired (the "Acquisition") from Hanson PLC ("Hanson") and certain of its subsidiaries, substantially all of the assets of Hanson's U.S. mobile hydraulic crane and aerial work platform operations, the capital stock of Hanson's U.S. truck-mounted crane operation and the capital stock of Hanson's British, French, German, and Australian crane and aerial work platform subsidiaries for an aggregate purchase price of $583 million. The purchase price was subject to a post closing adjustment for which the Company received $16.7 million from Hanson in July 1998. The Company is a wholly owned subsidiary of Grove Investors LLC ("Investors"). Funds required by the Company to consummate the Acquisition, including the payment of related fees and expenses were as follows:

Sources:
  Issuance of the Senior Subordinated Notes.......................................  $ 225,000
  Borrowings under Revolving Credit Facility......................................      9,500
  Borrowings under Term Loan Facility.............................................    200,000
  Issuance of Senior Discount Debentures..........................................     49,985
  Equity investment by Holdings...................................................    120,000
                                                                                    ---------
                                                                                    $ 604,485
                                                                                    ---------
                                                                                    ---------

Uses:
  Acquisition price...............................................................  $ 583,000
  Transaction costs...............................................................      6,485
                                                                                    ---------
    Aggregate purchase price......................................................    589,485
  Debt financing costs............................................................     15,000
                                                                                    ---------
                                                                                    $ 604,485
                                                                                    ---------
                                                                                    ---------

    The Acquisition was accounted for using the purchase method. The estimated total purchase price of $583 million and related acquisition fees and expenses of approximately $6.5 million have been allocated to the assets and liabilities of the Company based upon an estimate of their respective fair values, with the remainder being allocated to goodwill. Such allocation is based on studies which have not yet been completed. Accordingly, the allocation reflected in the unaudited consolidated financial statements is preliminary and subject to revision. The Company intends to amortize goodwill over a 40 year period based on the strong brand name of the Company and the longevity of the business and the industry in which it

                               GROVE HOLDINGS LLC

                                 JUNE 27, 1998

                                  (UNAUDITED)
                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

1. THE ACQUISITION (CONTINUED)
operates. The estimated fair values of the assets acquired and liabilities assumed in the Acquisition are summarized as follows:

Cash and cash equivalents........................................................  $   9,241
Due from Hanson for post-closing adjustment......................................     16,700
Trade receivables................................................................    122,616
Notes receivable.................................................................      2,280
Inventories......................................................................    251,316
Other current assets.............................................................     10,602
Property, plant and equipment....................................................    185,855
Goodwill.........................................................................    286,180
Other non-current assets.........................................................        720
Short-term borrowings............................................................    (14,086)
Trade accounts payable...........................................................    (79,493)
Accrued expenses and other current liabilities...................................    (77,187)
Accrual for closure of Sunderland U.K. manufacturing facility....................    (17,000)
Other non-current liabilities....................................................   (108,259)
                                                                                   ---------
    Aggregate purchase price.....................................................  $ 589,485
                                                                                   ---------
                                                                                   ---------

2. BASIS OF PRESENTATION

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, these financial statements do not include all the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited consolidated financial statements include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position and results of operations.

    Information prior to April 29, 1998 relates to the Company prior to the Acquisition (the "Predecessor"). Information subsequent to April 29, 1998 relates to the Company following the Acquisition. Following the Acquisition, the Company has a new basis of accounting and a different capital structure, and, accordingly, the results for the Predecessor and for the Company are not directly comparable.

    Interim results for the two month period ended June 27, 1998 are not necessarily indicative of the results that may be expected for a full fiscal year. For further information, refer to the combined financial statements and notes for the year ended September 27, 1997.

3. ADOPTION OF NEW ACCOUNTING STANDARDS

    In 1998, the Financial Accounting Standards Board issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. Management has not yet evaluated this Statement's

                               GROVE HOLDINGS LLC

                                 JUNE 27, 1998

                                  (UNAUDITED)
                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

3. ADOPTION OF NEW ACCOUNTING STANDARDS (CONTINUED) impact on the Company's operations. Adoption of this statement will be required for the fiscal year beginning October 1999.

4. SALE OF NOTES RECEIVABLE

    Prior to the Acquisition, the predecessor of the Company entered into an agreement to sell certain notes receivable to a third-party financial institution on a 90% non-recourse basis. In addition, substantially all notes receivable outstanding at the date of the Acquisition that had not been sold to the third party financial institution were retained by Hanson. Following the Acquisition, the Company is responsible for administrative and collection activities with respect to such receivables but Hanson is responsible for all credit risk. The cost of providing administrative support is immaterial.

    Following the Acquisition, the Company entered into an agreement with a third-party financial institution to sell up to $50 million of notes receivable generated from sales of mobile hydraulic cranes and aerial work platforms on credit terms of up to 360 days on a revolving basis. The third-party financial institution purchases the notes receivable at face value on a 90% non-recourse basis. The agreement requires the Company to purchase credit insurance on behalf of the third-party financial institution to insure the 90% risk assumed by the third-party. The Company retains 10% of the credit risk.

    The Company is responsible for administrative and collection activities. The cost of administrative and collection activities is immaterial. Cash collections on the notes are deposited directly into an account for the benefit of the third-party financial institution. The third-party financial institution has the power to sell or pledge the notes receivable purchased at any time and the Company has no rights to repurchase the notes receivable

    Notes receivable sold by the Company under this arrangement meet the criteria for sale under SFAS No. 125 and, accordingly, will be removed from the Company's balance sheet upon sale.

5. INVENTORY

    The components of inventory at June 27, 1998 consisted of the following:

Raw materials and supplies............................................................................  $   61,544
Work in process.......................................................................................      81,291
Finished goods (including a purchase accounting adjustment of $15,000 in 1998)........................      97,457
                                                                                                        ----------
                                                                                                        $  240,292
                                                                                                        ----------
                                                                                                        ----------

    Inventories are valued at the lower of cost or market, as determined primarily under the first-in, first-out method.

    In connection with the Acquisition, the Company has allocated $25,000 of the purchase price to the inventories acquired in excess of their historical costs. Such amount is being charged to operations as inventory turns over the five months following the Acquisition. As of June 27, 1998, $10,000 has been charged to operations and the balance has been included in determination of inventory carrying value.

                               GROVE HOLDINGS LLC

                                 JUNE 27, 1998

                                  (UNAUDITED)
                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

6. INCOME TAXES

    Following the Acquisition, a significant portion of the Company's business is operated as a United States limited liability company, whereby the limited liability company is not itself subject to income tax. The taxable income of the limited liability company in the United States will be allocated to the equity holders of Investors and such equity holders will be responsible for income taxes on such taxable income. The Company expects to make distributions in the form of dividends to equity holders of Investors to enable them to meet their tax obligations with respect to income allocated to them by the Company. Foreign and domestic taxes payable on taxable income generated by the Company's foreign subsidiaries and its truck-mounted crane business will continue to be the responsibility of the Company.

    The difference between the Company's reported tax provision for the two months ended June 27, 1998 and the tax provision computed based on U.S. statutory rates is primarily attributed to the Company's structure as a limited liability company and losses generated in foreign operations for which a tax benefit will not be recognized until realization is deemed to be more likely than not.

7. LONG-TERM DEBT

    BANK CREDIT FACILITY. The Bank Credit Facility, which was entered into on April 29, 1998, consists of a $200,000 term loan facility ("Term Loan Facility") and a $125,000 revolving credit facility ("Revolving Credit Facility"). To consummate the Acquisition, the Company borrowed $200,000 under the Term Loan Facility and approximately $9,500 under the Revolving Credit Facility. The Revolving Credit Facility will enable the Company to obtain revolving credit loans and to issue letters of credit for working capital, acquisitions and general corporate purposes. A portion of the Revolving Credit Facility is available for borrowings by the Company in the Eurocurrency markets of British pounds sterling, German marks, French francs and certain other currencies.

    At the Company's option, loans under the Bank Credit Facility will bear interest (a) in the case of loans in U.S. dollars, at the highest of (x) 1/2 of 1% in excess of the Federal Funds Effective Rate (as defined in the Bank Credit Facility) (y) 1.0% in excess of a certificate of deposit rate and (z) the bank's prime rate, plus the applicable margin (as defined in the Bank Credit Facility), or (b) in the case of all loans, the relevant Eurocurrency Rate (as defined in the Bank Credit Facility) as determined by the Agent, plus the applicable margin.

    The applicable margin will vary based upon the Company's operating results and will range between 1.25% and 2.25% for borrowings under the Revolving Credit Facility and between 2.0% and 2.5% for borrowings under the Term Loan Facility. The Company will also pay certain fees with respect to the unused portion of the Bank Credit Facility. The Term Loan Facility has a term of eight years and must be repaid in semi-annual installments in April and October of each year in an aggregate amount of (i) $2,000 for the first six years, (ii) $88,000 during the seventh year and (iii) $100,000 during the eighth year. The Revolving Credit Facility has a term of seven years. At June 27, 1998, the Company had outstanding borrowings of $25,200 and available borrowing of $99,788 under the Revolving Credit Facility.

    The obligations of the Company under the Bank Credit Facility are guaranteed by Holdings and each of the Company's domestic subsidiaries (the "Guarantors"). The obligations of the Company under the

                               GROVE HOLDINGS LLC

                                 JUNE 27, 1998

                                  (UNAUDITED)
                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

7. LONG-TERM DEBT (CONTINUED)
Bank Credit Facility are secured by a first priority lien (subject to permitted encumbrances) on substantially all of the Company's and each Guarantor's real, personal, and intellectual property and on the capital stock of the Company, all of the capital stock of the Company's domestic subsidiaries, and 65% of the capital stock of the Company's first-tier foreign subsidiaries.

    In addition, the Bank Credit Facility contains various covenants that restrict the Company from taking various actions and that require the Company to achieve and maintain certain financial ratios.

    SENIOR SUBORDINATED NOTES. The Senior Subordinated Notes bear interest at a rate of 9 1/4% per annum payable semi-annually on May 1 and November 1 of each year commencing November 1, 1998. The Senior Subordinated Notes are general unsecured obligations of the Company and its co-issuer, Grove Capital, Inc., and are guaranteed by all of the Company's domestic subsidiaries, other than Grove Capital, Inc. The Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at any time on or after, May 1, 2003, at a declining redemption price.

    In addition, at any time prior to May 1, 2001, the Company may redeem up to 35% of the originally issued aggregate principal amount of the Senior Subordinated Notes at 109.25% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, with net proceeds of one or more public offerings of the Company's equity (or that of Investors or Holdings), provided at least 65% of the principal amount of the originally issued Senior Subordinated Notes remain outstanding. Upon the occurrence of a Change of Control, as defined in the Indenture governing the Senior Subordinated Notes (the "Indenture"), each holder of the Senior Subordinated Notes will have the right to require the Company to repurchase such holder's notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase.

    The Indenture contains certain covenants that limit, among other things, the ability of the Company to (i) pay dividends, redeem capital stock or make certain other restricted payments, (ii) incur additional indebtedness or issue certain preferred equity interests, (iii) merge into or consolidate with certain other entities or sell all or substantially all of its assets, (iv) create liens on assets and (v) enter into certain transactions with affiliates or related persons.

    SENIOR DISCOUNT DEBENTURES. The Senior Discount Debentures were issued pursuant to an Indenture dated April 29, 1998 (the "Holdings Indenture") at a discount from their principal amount. The Senior Discount Debentures are general unsecured obligations of Holdings and its co-issuer, Grove Holdings Capital, Inc. The Senior Discount Debentures accrete interest at a rate of 11 5/8% per annum, compounded semi-annually, to an aggregate principal amount of $88,000 at May 1, 2003. Thereafter, the Senior Discount Debentures will accrue cash interest at a rate of 11 5/8% per annum, payable semi-annually on May 1 and November 1 of each year, commencing on November 1, 2003. The Senior Discount Debentures will be redeemable at the option of Holdings, in whole or in part, at any time after May 1, 2003, at a declining redemption price.

    In addition, at any time prior to May 1, 2001, Holdings may redeem up to 35% of the originally issued aggregate principal amount of the Senior Discount Debentures at 111.625% of the accreted value (as

                               GROVE HOLDINGS LLC

                                 JUNE 27, 1998

                                  (UNAUDITED)
                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

7. LONG-TERM DEBT (CONTINUED)
defined by the Holdings Indenture) thereof plus liquidated damages (as defined by the Holdings Indenture) thereon, if any, with the net proceeds of one or more public offerings of the Company's or Investors' equity, provided that at least 65% of the originally issued aggregate principal amount of the Senior Discount Debentures remain outstanding thereafter.

    Upon the occurrence of a Change of Control (as defined by the Holdings Indenture), each holder of the Senior Discount Debentures will have the right to require Holdings to repurchase such holders' notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase.

    The Holdings Indenture contains certain covenants the limit, among other things, the ability of the Holdings to (i) pay dividends, redeem capital stock or make certain other restricted payments, (ii) incur additional indebtedness or issue certain preferred equity interests, (iii) merge into or consolidate with certain other entities or sell all or substantially all of its assets, (iv) create liens on assets and (v) enter into certain transactions with affiliates or related persons. At June 27, 1998, the Company had $50,953 outstanding in Senior Discount Debentures.

    The Company expects that cash flows from foreign operations will be required to meet its domestic debt service requirements. Such cash flows are expected to be generated from intercompany interest expense on loans the Company has made to certain of its foreign subsidiaries to consummate the acquisitions of Hanson's crane and aerial work platform subsidiaries in the U.K., Germany and France and for working capital requirements. The loans have been established with amounts and interest rates to allow for repatriation without restriction or additional tax burden. However, there is no assurance that the foreign subsidiaries will generate the cash flow required to service the loans or that the laws in the foreign jurisdictions will not change to limit repatriation or increase the tax burden of repatriation.

8. RELATED PARTY TRANSACTIONS

    On February 27, 1998, the Company sold the land and building of its U.K. subsidiary to Hanson for $2,524 and recognized a loss of $4,769. The purchase price was determined by an independent third party appraisal. Immediately after the sale, Hanson leased the property back to the Company.

9. CLOSURE OF SUNDERLAND MANUFACTURING FACILITY

    The Company plans to close its Sunderland, U.K. manufacturing facility as the result of recurring operating losses. Management believes closing the facility will improve operating earnings as well as provide the opportunity for additional cost reductions through product rationalization, reduced selling, general and administrative expenses and reduced manufacturing costs. Management has estimated total closure costs to be approximately $17,000, consisting of approximately $10,000 of employee severance and $7,000 of plant shut-down costs, all of which are expected to be expended in the next twelve months. Such amount has been accrued in purchase accounting.

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    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDINGS OR GROVE HOLDINGS CAPITAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HOLDINGS OR GROVE HOLDINGS CAPITAL SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                           --------------------------

                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
Available Information............................           3
Special Note Regarding Forward-Looking
  Statements.....................................           4
Prospectus Summary...............................           5
Risk Factors.....................................          21
The Transactions.................................          27
Use of Proceeds..................................          29
Capitalization...................................          30
Selected Historical Financial Data...............          31
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          32
The Exchange Offer...............................          42
Business.........................................          53
Management.......................................          66
Security Ownership of Certain Beneficial Owners
  and Management.................................          70
Certain Relationships and Related Transactions...          71
Description of Certain Indebtedness..............          72
Description of Debentures........................          73
Certain Federal Income Tax Considerations........         109
ERISA Considerations.............................         112
Plan of Distribution.............................         113
Legal Matters....................................         114
Experts..........................................         114
Change in Accountants............................         114
Index to Unaudited Pro Forma Combined Financial
  Statements.....................................         P-1
Index to Combined and Consolidated Financial
  Statements.....................................         F-1

                           --------------------------

    UNTIL JANUARY 18, 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENT.

                                  $88,000,000

                               GROVE HOLDINGS LLC
                          GROVE HOLDINGS CAPITAL, INC.

                            OFFER TO EXCHANGE THEIR
                       11 5/8% SENIOR DISCOUNT DEBENTURES
                                    DUE 2009
                           WHICH HAVE BEEN REGISTERED
                       UNDER THE SECURITIES ACT OF 1933,
                                  AS AMENDED,
                               FOR ANY AND ALL OF
                               THEIR OUTSTANDING
                       11 5/8% SENIOR DISCOUNT DEBENTURES
                                    DUE 2009

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                OCTOBER 20, 1998

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